Exhibit 10.1

EXECUTION COPY

PURCHASE AGREEMENT

Dated as of July 26, 2007

By and Between

OWENS CORNING,

SOCIÉTÉ DE PARTICIPATIONS FINANCIERES ET INDUSTRIELLES S.A.S.

and the Other Parties Named Herein

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(continued)

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(continued)

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(continued)

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Section 13.10	Severability	70

Section 13.11	Captions	70

Section 13.12	Bulk Sales	70

Section 13.13	Disclaimer of Agency	70

Section 13.14	Dispute Resolution	70

Section 13.15	Consequential Damages	71

Section 13.16	Performance	71

Section 13.17	Currency	71

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LIST OF EXHIBITS

Exhibit A	Definitions
Exhibit B	Purchasing Companies/Purchase Price Allocation
Exhibit C	Saint-Gobain Reorganization Steps
Exhibit D	Form of Joinder
Exhibit E	SG Financial Statements
Exhibit F	SG Owned Metal Book Quantity Determination Procedures
Exhibit G	Metal Lease Guidelines
Exhibit H-1	Saint-Gobain Trademarks and Designs to be Discontinued
Exhibit H-2	Saint-Gobain Invention Disclosure Records, ‘enveloppes Soleau’ and Unpublished Patent Applications
Exhibit H-3	Saint-Gobain Joint Development Agreements
Exhibit H-4	Saint-Gobain Legal Opinions
Exhibit H-5	Saint-Gobain Restricted Patents
Exhibit H-6	Prohibition on Certain Patent Applications
Exhibit I-1	Form of CONVEC License Agreement
Exhibit I-2	Form of LINCC License Agreement
Exhibit I-3	Form of Glass CAD License Agreement
Exhibit J	Alloy Purity Acceptance Standards
Exhibit K	Form of Asbestos Guaranty
Exhibit L	Form of Asbestos Indemnity Agreement
Exhibit M	Metal Locations and Amounts
Exhibit N	Metal Amount Determination Procedures
Exhibit O	Form of IT Transition Services Agreement
Exhibit P	Material Supply Agreement Term Sheet
Exhibit Q	Form of Metal Reconciliation Certificate
Exhibit R	Form of Product Supply Agreement
Exhibit S	Pure Metal Standards
Exhibit T-1	Form of SG Intellectual Property License Agreements (US IP Holdco)
Exhibit T-2	Form of SG Intellectual Property License Agreements (Non-US IP Holdco)

PURCHASE AGREEMENT

This Purchase Agreement (together with the Exhibits and Schedules attached hereto, this “Agreement”) is made as of the 26th day of July, 2007, by and between Owens Corning, a corporation organized under the laws of Delaware (“Owens Corning”), Société de Participations Financières et Industrielles S.A.S., a company organized under the laws of France (“Saint-Gobain”) and, solely in respect of their obligations as set forth in Sections 2.01 and 2.02, the Purchasing Companies. Owens Corning and Saint-Gobain are sometimes referred to herein individually as a “Party” or collectively as the “Parties”.

WITNESSETH:

WHEREAS, each of the Parties, among other things, is, directly and indirectly through its Affiliates, engaged in the Business;

WHEREAS, Owens Corning, Owens Corning Composite Coöperatief U.A. (“OC Topco”), a company organized under the laws of The Netherlands and a wholly-owned subsidiary of Owens Corning and its Subsidiaries, Saint-Gobain and Ondatra S.A.S. (“SG Topco”), a société par actions simplifiée organized under the laws of France had previously agreed to enter into a joint venture to own and operate their combined Business (the “Joint Venture”);

WHEREAS, in furtherance of the Joint Venture (i) Owens Corning, OC Topco, Saint-Gobain and SG Topco entered into a Master Contribution Agreement made as of February 20, 2007, as amended, supplemented or otherwise modified through the date hereof (as amended, supplemented or modified, the “MCA”), (ii) OC Topco and SG Topco entered into a Joint Venture Agreement made as of February 20, 2007, as amended, supplemented or otherwise modified through the date hereof (as amended, supplemented or modified, the “JVA”), (iii) Owens Corning, OC Topco, Saint-Gobain and SG Topco entered into an Option Agreement dated as of February 20, 2007, as amended, supplemented or otherwise modified through the date hereof (as amended, supplemented or modified, the “Option Agreement”) and (iv) Owens Corning and SG Topco entered into an Initial Master Transition Services Agreement dated as of February 20, 2007 (the “IMTSA”);

WHEREAS, the Parties have now determined that they no longer desire to form the Joint Venture and have separately agreed to terminate the MCA, the JVA, the IMTSA and the Option Agreement;

WHEREAS, Owens Corning desires to purchase from Saint-Gobain and its Affiliates and Saint-Gobain and it Affiliates desire to sell to Owens Corning and its Affiliates Saint-Gobain’s Business on the terms set forth herein;

WHEREAS, at the request of Owens Corning, the Parties desire that the sale of Saint-Gobain’s Business be structured as separate sales of (i) the SG Acquired Subsidiaries, (ii) the Italy Metal, (iii) the Brazil Metal and (iv) the SG Acquired Intellectual Property;

WHEREAS, at the request of Owens Corning, the Parties desire that the purchase of the Purchased Assets be made by Owens Corning by a payment of both cash and notes to Saint-Gobain and its Affiliates; and

WHEREAS, at the request of Owens Corning, the Parties desire that Saint-Gobain recapitalize the SG Acquired Subsidiaries such that, to the greatest extent possible, Owens Corning may acquire the SG Acquired Subsidiaries with a Net Debt of zero.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A or elsewhere in this Agreement.

ARTICLE II

PRE-CLOSING TRANSACTIONS

Section 2.01 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Saint-Gobain shall (or shall cause the applicable Subsidiary Transferor to) sell, convey, assign, transfer and deliver to the applicable Purchasing Company, and Owens Corning shall (or shall cause the applicable Purchasing Company to) purchase and accept all of the right, title and interest of Saint-Gobain or such applicable Combined Transferor in and to (i) the SG Acquired Subsidiaries (ii) the Italy Metal, (iii) the Brazil Metal and (iv) the SG Acquired Intellectual Property (collectively, the “Purchased Assets”) all as set forth on Exhibit B attached hereto, free and clear of all Liens other than Permitted Liens. Such transfers shall occur in the order as specified on Exhibit B attached hereto.

Section 2.02 Purchase Price; Allocation of Purchase Price.

(a) The aggregate purchase price (the “Purchase Price”) for the Purchased Assets and for the covenant respecting non-competition set forth in Section 5.12 is as set forth on Exhibit B, subject to adjustment as provided herein. Each Purchasing Company shall pay to the applicable Combined Transferor at the Closing that portion of the Purchase Price relating to each Purchased Asset as is specified under, and in the manner described on Exhibit B attached hereto. The Purchase Price shall be paid on the Closing Date by wire transfer of immediately available funds to an account or accounts designated in writing by the applicable Subsidiary Transferor no later than three (3) Business Days prior to the Closing Date.

(b) If the Closing occurs after November 1, 2007, the Purchase Price shall be adjusted as follows to reflect fluctuations in the exchange rate (using the USD/EUR European Central Bank rate) between November 1, 2007 and the Closing Date: (i) the Purchase Price will be converted into EUR using the European Central Bank USD/EUR exchange rate as of

November 1, 2007 and (ii) on the Closing Date, such EUR amount shall be converted into USD using the European Central Bank USD/EUR exchange rate as of 5:00 p.m. Central European Time on the Business Day preceding the Closing Date. The amount in USD following the application of subclauses (i) and (ii), if applicable, shall be the Purchase Price (subject to further adjustment as provided herein).

(c) No less than two weeks prior to the Closing Date, Saint-Gobain shall deliver to Owens Corning the Metal Reconciliation Certificate in respect of the Brazil Metal, the Italy Metal and all Metal owned by the SG Acquired Subsidiaries. If the aggregate SG Owned Metal Book Quantity of platinum and/or rhodium set forth on such Metal Reconciliation Certificate is less than the Expected Book Quantity of platinum and/or rhodium (as applicable), the Purchase Price (as adjusted pursuant to paragraph (b) above, if applicable) shall be reduced by an amount equal to the Johnson Matthey Value of platinum and/or rhodium (as applicable) on the second Business Day prior to the Closing Date multiplied by the shortfall of platinum and/or rhodium (as applicable); provided, that in lieu of a cash adjustment, Saint-Gobain and its Affiliates may physically deliver at Closing to Owens Corning or its Subsidiaries additional platinum or rhodium to cover any shortfall of the other Metal using the Johnson Matthey Value of platinum and/or rhodium (as applicable) on the second Business Day prior to the Closing Date.

Section 2.03 Saint-Gobain Pre-Closing Reorganization.

(a) Saint-Gobain shall take or cause to be taken all actions necessary to effectuate a corporate reorganization, substantially in accordance with the steps outlined on Exhibit C attached hereto, such that immediately prior to the Closing, all SG Acquired Subsidiaries will be exclusively engaged in Saint-Gobain’s Business and all SG Employees and all SG Acquired Assets and related SG Assumed Liabilities will be held (or employed, as applicable) by SG Acquired Subsidiaries. In connection with the foregoing, with respect to SG Acquired Assets, prior to the Closing Date, Saint-Gobain shall, and shall cause its Asset Transferors to contribute all SG Acquired Assets located outside the United States (if any) to newly formed or existing, direct or indirect, Subsidiaries of Saint-Gobain which are or shall be SG Acquired Subsidiaries organized in the jurisdiction of the location of such assets and which are or shall be engaged exclusively in Saint-Gobain’s Business (each such Subsidiary to be a partnership or disregarded entity for United States federal income tax purposes, except any such Subsidiary for which an election to be so treated is not then permitted and which is subject to the procedures provided in the last sentence of Section 6.05(c) of this Agreement). In no event shall Saint-Gobain deviate from the steps outlined on Exhibit C – part II to the extent that the aggregate affect of all such deviations shall have an adverse impact which is material on Owens Corning.

(b) In connection with the contribution of SG Acquired Assets described in clause (a), the applicable Subsidiaries receiving such contributions (the “SG Reorganized Subsidiaries”) shall assume and agree to pay, satisfy and discharge the SG Assumed Liabilities exclusively related to the SG Acquired Assets it received pursuant to clause (a).

Section 2.04 Reorganization of SG Excluded Assets. Notwithstanding any other provision in this Agreement to the contrary, the Parties expressly understand and agree that the

SG Excluded Assets shall be retained by Saint-Gobain (and/or its Affiliates other than the SG Acquired Subsidiaries), as applicable, and, as applicable, shall be excluded from the SG Acquired Assets and transferred out of the SG Acquired Subsidiaries prior to the Closing.

Section 2.05 Joinder of Italian Purchasing Company. Following the formation by Owens Corning of an Italian entity prior to Closing that will serve as the Purchasing Company of Reinforcement and Composites Italia Srl, such entity shall execute a joinder to this Agreement solely in respect of the obligations set forth in Sections 2.01 and 2.02 in the form attached hereto as Exhibit D.

ARTICLE III

CLOSING

Section 3.01 [Intentionally Omitted.]

Section 3.02 Closing. (a) The closing (the “Closing”) of the Contemplated Transactions shall, unless otherwise agreed by the Parties, take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178, at 10:00 a.m. on the first day of the month following the month in which all conditions to the Closing set forth in Article X have been satisfied or waived (by the Party entitled to waive the condition), unless all such conditions are fulfilled less than five (5) Business Days before the first day of the relevant month, in which case the Closing Date shall be the first day of the next succeeding month, unless otherwise agreed; provided, in each case, that if such first day is not a Business Day, the Closing shall take place on the Business Day immediately following but shall be effective on such first day. The Closing will become effective at 12:01 a.m., New York Time on the Closing Date.

(b) At the Closing, the Parties shall execute and deliver, and shall cause their respective Affiliates to execute and deliver, as applicable, the Transaction Documents.

Section 3.03 [Intentionally Omitted.]

Section 3.04 Net Working Capital/Net Debt Amounts.

(a) Promptly following the Closing Date, but in no event later than 90 days after the Closing Date, Saint-Gobain shall at its expense, and with the reasonable assistance and cooperation of the SG Acquired Subsidiaries (including reasonable access to the relevant information where such information is located) during normal business hours without unreasonably interfering with the operations of the SG Acquired Subsidiaries, prepare and submit to Owens Corning and the Review Firm (i) the unaudited consolidating balance sheet of its Business being acquired pursuant to this Agreement as of the close of business on the day prior to the Closing Date (prepared in all material respects in accordance with IFRS, presenting fairly, in all material respects, the assets, liabilities, financial condition and the results of operation of such Business and, to the extent not in conflict with IFRS, prepared in accordance with the accounting principles, policies, practices, methods and procedures (including any procedures relating to applicable exchange rates) used in calculating Saint-Gobain’s SG Reference Date Balance Sheet) and applied on a consistent basis and (ii) a statement setting forth, in reasonable detail, Saint-Gobain’s calculation of (x) its Net Working Capital (the

“Proposed Adjusted Net Working Capital Amount”) and (y) its Net Debt (the “Proposed Adjusted Net Debt Amount”), in each case as of the close of business on the day prior to the Closing Date; provided, however, that for the purpose of calculating the Proposed Adjusted Net Debt Amount, the proceeds to be received by Saint-Gobain Vetrotex France and Saint-Gobain Vetrotex International in accordance with Exhibit B for the sale of the SG Acquired Intellectual Property and the SG Acquired Subsidiaries listed in Schedule 3.04(a) shall be taken into account in the calculation of the Adjusted Net Debt Amount without giving effect to the reduction of any indebtedness for borrowed money resulting from the use of such proceeds and only to the extent such proceeds are not distributed to any Saint Gobain Affiliate that is not a SG Acquired Subsidiary other than in connection with the repayment of indebtedness for borrowed money. Owens Corning shall make available to Saint-Gobain all books, records, documents and other papers of Saint-Gobain’s Business where located as reasonably required by Saint-Gobain to prepare its calculation of the Proposed Adjusted Net Working Capital Amount and the Proposed Adjusted Net Debt Amount. The Review Firm shall have 45 days following such submission to review the consolidating balance sheet solely for the purpose of providing an “agreed upon procedures opinion” in respect of the Proposed Adjusted Net Working Capital Amount and the proposed Adjusted Net Debt Amount, which procedures shall be agreed by the Parties in respect of the Proposed Adjusted Net Working Capital Amount and the Proposed Adjusted Net Debt Amount, which shall be submitted to the Parties on the 45th day following submission to the Review Firm. In the event Owens Corning disputes the correctness of the Proposed Adjusted Net Working Capital Amount and/or Proposed Adjusted Net Debt Amount, Owens Corning shall notify Saint-Gobain in writing of its objections within 30 days after receipt of the Review Firm’s opinion and shall set forth, in writing and in reasonable detail, the reasons for its objections. To be assertable, an objection by Owens Corning with respect to any individual item in respect of the Proposed Adjusted Net Working Capital Amount (it being understood that, for purposes of clarification and not by way of limitation, a method of valuation or the application of an accounting principle used in the preparation of the Proposed Adjusted Net Working Capital Amount shall be deemed a separate “item” for purposes of this Section 3.04(a)) (i) must assert that the item was not prepared in accordance with Section 3.04(b); (ii) must set forth Owens Corning’s determination of the value for such item (provided that Saint-Gobain shall have made available sufficient information to make such determination of value), and (iii) the difference in Owens Corning’s determination of all items disputed must exceed USD 100,000 in the aggregate. To the extent Owens Corning does not so object, in writing and in reasonable detail as required and within the time period contemplated by this Section 3.04(a), Owens Corning shall be deemed to have accepted Saint-Gobain’s calculation and presentation in respect of the matters not subject to objection and such matters shall not be considered to be in dispute. The Parties shall endeavor in good faith to resolve any disputed matters within 15 days after the date on which the notice of objections was delivered. If the Parties are unable to resolve the disputed matters, they shall engage Grant Thornton LLP, London office or, in the event Grant Thornton LLP is conflicted, an internationally known independent accounting firm reasonably acceptable to each Party (Grant Thornton LLP or such other accounting firm, as the case may be, the “Unaffiliated Firm”), to resolve the matters in dispute (in accordance with Section 3.04(b) and consistent, to the extent possible, with any matters not in dispute). The Parties shall jointly engage the Unaffiliated Firm. Promptly after such engagement of the Unaffiliated Firm, the Parties will provide the Unaffiliated Firm with a copy of this Agreement, the SG Financial Statements, the statements of Proposed Adjusted Net Working Capital Amount and/or Proposed

Adjusted Net Debt Amount, as applicable, and any written notices of objections related thereto. Each Party shall deliver to the Unaffiliated Firm a written submission of its position with respect to the matters in dispute, which submissions shall be delivered by each Party to the Unaffiliated Firm and to the other Party simultaneously within 15 days of the engagement of such Unaffiliated Firm. Each Party shall thereafter be entitled to submit a rebuttal to the other Party’s submission, which rebuttals shall be delivered to the Unaffiliated Firm and to the other Party simultaneously within 30 days of the delivery of the Parties’ initial submissions. The Unaffiliated Firm may request additional information from either Party, but absent such a request neither Party may make (nor permit any of its Affiliates or Representatives to make) any additional submission to the Unaffiliated Firm or otherwise communicate with the Unaffiliated Firm, and in no event will either Party (i) communicate (or permit any of its Affiliates or Representatives to communicate) with the Unaffiliated Firm without providing the other Party a reasonable opportunity to participate in such communication or (ii) make (or permit any of its Affiliates or Representatives to make) a written submission to the Unaffiliated Firm unless a copy of such submission is simultaneously provided to the other Party. Either Party may make a written request for a hearing with the Unaffiliated Firm by delivering notice to the other Party and the Unaffiliated Firm within 15 days after the submission of rebuttals by the Parties. Within 30 days of such written request, the Unaffiliated Firm shall hold a joint hearing, in person or by teleconference, at which each Party shall be entitled to make an oral presentation and rebuttal. The Unaffiliated Firm shall have 30 days from the date of such hearing (or, if no such hearing is requested, from the date of submission of written rebuttals) to review the documents provided to it pursuant to this Section 3.04(a) and deliver its written determination with respect to each of the adjustments in dispute submitted to it for resolution. The Unaffiliated Firm shall resolve the differences regarding the statement of Proposed Adjusted Net Working Capital Amount and/or Proposed Adjusted Net Debt Amount based solely on the information provided to the Unaffiliated Firm by the Parties pursuant to the terms of this Agreement (and not by independent review). The Unaffiliated Firm’s authority will be limited to resolving disputes with respect to whether the statements of Proposed Adjusted Net Working Capital Amount were prepared in accordance with the terms of Section 3.04(b) with respect to the individual items on the statements of Proposed Adjusted Net Working Capital Amount in dispute (it being understood that the Unaffiliated Firm will have no authority to make any adjustments to any SG Financial Statements or amounts other than the statements of Proposed Adjusted Net Working Capital Amount and/or Proposed Adjusted Net Debt Amount and amounts set forth therein that are in dispute). In resolving any disputed item with a positive value, the Unaffiliated Firm may not assign a value to such item greater than the greatest value for such item asserted by either Party or, in respect of items with a negative value, less than the smallest value for such item asserted by either Party. The determination of the Unaffiliated Firm in respect of the correctness of each matter remaining in dispute in accordance with this Section 3.04(a) shall be conclusive and binding, in the absence of fraud or manifest error, on the Parties and judgment may be entered thereon as an arbitration award in any court of competent jurisdiction. The Net Working Capital as of the close of business on the day prior to the Closing Date, as finally determined pursuant to this Section 3.04(a), is referred to herein as the “Adjusted Net Working Capital Amount”. The Net Debt as of the close of business on the day prior to the Closing Date (but taking into account the proceeds to be received by Saint-Gobain Vetrotex France and Saint-Gobain Vetrotex International in accordance with Exhibit B for the sale of the SG Acquired Intellectual Property and the SG Acquired Subsidiaries listed on Schedule 3.04(a)) without giving effect to the reduction of any indebtedness for borrowed money resulting from the use of such proceeds and only to the extent such proceeds are not distributed to any Saint Gobain Affiliate that is not a SG Acquired Subsidiary other than in connection with the repayment of indebtedness for borrowed money, as finally determined pursuant to this Section 3.04(a), is referred to herein as the “Adjusted Net Debt Amount”.

(b) The Adjusted Net Working Capital Amount and the Adjusted Net Debt Amount shall be expressed in USD, using the USD/EUR European Central Bank rate as of the Closing Date.

(c) The Proposed Adjusted Net Working Capital Amount shall be determined in accordance with the accounting principles, policies, practices, methods and procedures used in calculating the Working Capital Threshold Amount.

(d) Subject to any applicable privileges (including the attorney-client privilege), Saint-Gobain shall make available to Owens Corning and, upon reasonable request, to the Unaffiliated Firm, the books, records, documents and work papers underlying the preparation of the SG Financial Statements and the calculations of the Proposed Adjusted Net Working Capital Amount and Proposed Adjusted Net Debt Amount and the relevant personnel of Saint-Gobain or its Affiliates.

(e) The fees and expenses, if any, of the Unaffiliated Firm shall be shared by the Parties in inverse proportion to their respective success on the merits and such allocation of fees and expenses shall be calculated by the Unaffiliated Firm and shall be conclusive and binding on the Parties.

Section 3.05 Adjustment to Purchase Price.

(a) If the SG Total Adjustment, as finally determined, is negative, then on the Adjustment Closing Date Saint-Gobain shall pay to European Owens Corning Fiberglass S.P.R.L. the amount of the SG Total Adjustment as if such amount was a positive number together with interest from the date of the Closing Date until payment in full at a rate equal to LIBOR plus 30 basis points.

(b) If the SG Total Adjustment, as finally determined, is positive, then on the Adjustment Closing Date Owens Corning shall cause European Owens Corning Fiberglass S.P.R.L. to pay to Saint-Gobain the amount of the SG Total Adjustment together with interest from the date of the Closing Date until payment in full at a rate equal to LIBOR plus 30 basis points.

(c) All amounts to be paid pursuant to this Section 3.05 shall be paid on the Adjustment Closing Date in immediately available funds by wire transfer to a bank account designated in writing by the payee to the payor at least three Business Days prior to the Adjustment Closing Date.

Section 3.06 Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement (including the reorganization contemplated in Article II) shall not constitute an agreement to contribute or otherwise sell, convey, transfer, assign or sublicense any Contract, license or permit constituting an SG Acquired Asset, or any claim, right or benefit arising thereunder or resulting therefrom, or to enter into any other agreement or arrangement with respect thereto, if an attempted assignment, sale, conveyance, sublicense or transfer thereof, or entering into any such agreement or arrangement, without the consent of a third party, would constitute a breach of, or other contravention under, any agreement to which Saint-Gobain, or its Asset Transferors, is a party, be ineffective with respect to any party thereto or in any way adversely affect the rights of either Party, an Asset Transferor, or the transferee thereunder. With respect to any such Contract, license or permit or any claim, right or benefit arising thereunder or resulting therefrom, promptly after the date hereof, the Parties will use reasonable commercial efforts (but without any payment of money or other transfer of value by either Party or any of their respective Affiliates to any third party) to obtain any required consent for the assignment, transfer or sublicense of any such Contract, license or permit to Owens Corning or the applicable Acquired Subsidiary, or written confirmation reasonably satisfactory in form and substance to the Parties confirming that such consent is not required. Except with respect to the leases of Metal used in Saint-Gobain’s Business, if a required consent is not obtained with respect to any such Contract, license or permit (a “Consent Failure”), Saint-Gobain and its Asset Transferors will cooperate in a mutually agreeable arrangement under which Owens Corning would obtain the benefits thereunder in accordance with this Agreement, including subcontracting or subleasing to Owens Corning or to its applicable Affiliate, subject to Applicable Law and the terms of any such Contract, license or permit, with Owens Corning or its applicable Affiliate obtaining the claims, rights and benefits of Saint-Gobain, or its Asset Transferors, and assuming the obligations under such Contract, license or permit in accordance with this Agreement, and Saint-Gobain, or its Asset Transferors, will enforce at the request of and for the benefit of Owens Corning or its applicable Affiliate, with Owens Corning or its applicable Affiliate assuming Saint-Gobain’s, or its Asset Transferors, obligations, any and all claims, rights and benefits of Saint-Gobain, or its Asset Transferors, against any third party thereto arising from any such Contract, license or permit (including the right to elect to terminate such Contract in accordance with the terms thereof upon the request of Owens Corning). If any Consent Failure occurs and Saint-Gobain, or its Asset Transferors, and Owens Corning or its applicable Affiliate have failed to have entered into an arrangement to provide to Owens Corning or its applicable Affiliate the benefits under the relevant Contract, license or permit, Saint-Gobain and Owens Corning shall cooperate following the Closing to obtain such consent or enter into an agreement with respect thereto as soon as reasonably practicable thereafter.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of Owens Corning. Owens Corning hereby represents and warrants to Saint-Gobain that:

(a) Corporate Existence and Power. Owens Corning and each Purchasing Company is an entity duly formed, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its formation or incorporation (as applicable) and has all corporate or similar power and authority required to carry on its business as now conducted.

(b) Corporate Authorization. The execution, delivery and performance by Owens Corning and its Subsidiaries of the Transaction Documents to which any of them are a party or by which any of them is bound and the consummation by Owens Corning and such Subsidiaries of the Contemplated Transactions are within their respective corporate or similar powers and have been (or as of Closing shall have been) duly authorized by all necessary corporate or similar action on their respective parts. This Agreement constitutes and each of the other Transaction Documents to which Owens Corning or any of its Subsidiaries is a party or by which any of them is bound constitutes or shall constitute at Closing a legal, valid and binding agreement of Owens Corning or such Subsidiary, enforceable against it in accordance with its terms (i) except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and (ii) subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

(c) [Intentionally Omitted.]

(d) Governmental Authorization. The execution and delivery by Owens Corning and each of its Subsidiaries of the Transaction Documents (and the performance of the transactions contemplated thereby) to which Owens Corning or such Subsidiary is a party or by which any of them is bound require no action by or in respect of, or consent or approval of, or filing with, any Governmental Authority other than:

(i) compliance with any applicable requirements of Antitrust or Competition Laws; and

(ii) the actions, consents, approvals, permits or filings set forth in Schedule 4.01(d) or otherwise expressly referred to in this Agreement.

(e) Non-Contravention. Except as set forth in Schedule 4.01(e), the execution and delivery by Owens Corning and each of its Subsidiaries of the Transaction Documents (and the performance of the transactions contemplated thereby) to which Owens Corning or such Subsidiary is a party or by which any of them is bound do not and shall not (i)(A) contravene or conflict with the charter, bylaws or other organizational documents of Owens Corning or such Subsidiary, (B) assuming compliance with the matters referred to in Section 4.01(d), contravene or conflict with, or constitute a violation of, any provisions of any Applicable Law binding upon Owens Corning or such Subsidiary.

(f) Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Owens Corning or any of its Subsidiaries who might be entitled to any fee or commission from Saint-Gobain or any of their respective Affiliates upon consummation of the Contemplated Transactions.

Section 4.02 Representations and Warranties of Saint-Gobain. Saint-Gobain hereby represents and warrants to Owens Corning, that:

(a) Corporate Existence and Power. Saint-Gobain, each of the Combined Transferors and each SG Acquired Subsidiary is an entity duly formed, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its formation or incorporation (as applicable) and has all corporate or similar power and authority required to carry on Saint-Gobain’s Business as now conducted. Saint-Gobain and each of the Combined Transferors and each SG Acquired Subsidiary is duly qualified to do business as a foreign corporation or other entity and, where applicable, is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary to carry on Saint-Gobain’s Business as now conducted, except where the failure to be so qualified or in good standing has not had, and could not reasonably be expected to have, a Material Adverse Effect on Saint-Gobain’s Business.

(b) Corporate Authorization. The execution, delivery and performance by Saint-Gobain and its Affiliates of the Transaction Documents to which any of them are a party or by which any of them is bound and the consummation by Saint-Gobain and such Affiliates of the Contemplated Transactions are within their respective corporate or similar powers and have been (or in respect to Saint-Gobain’s Affiliates as of Closing shall have been) duly authorized by all necessary corporate or similar action on their respective parts. This Agreement constitutes and each of the other Transaction Documents to which Saint-Gobain or any of its Affiliates is a party or by which any of them is bound constitutes or shall constitute at Closing a legal, valid and binding agreement of Saint-Gobain or such Affiliates, enforceable against it in accordance with its terms (i) except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and (ii) subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

(c) SG Acquired Subsidiaries and SG Existing JVs. Set forth in Schedule 4.02(c) is a true and complete list of each SG Acquired Subsidiary and each SG Existing JV (it being understood that Schedule 4.02 (c) shall be updated promptly following the SG Reorganization in order to add the SG Reorganized Subsidiaries and such updated Schedule shall be deemed to be Schedule 4.02(c) as of the Closing Date), together with their (i) jurisdiction of formation or incorporation, (ii) number and type of authorized ownership interests, (iii) number and type of issued and outstanding ownership interests, the name of each holder thereof and the number and type of ownership interests held by each such holder and (iv) as of the date hereof, directors, managing directors, chief executive officers, general managers and all other Persons holding general management powers. All of the issued and outstanding ownership interests of each SG Acquired Subsidiary and SG Existing JV have been duly authorized, are validly issued, fully paid and non-assessable and were not issued in violation of any Applicable Laws or any preemptive rights of any holder of ownership interests of such SG Acquired Subsidiary and SG Existing JV. Except for the ownership interests set forth in Schedule 4.02(c), neither Saint-Gobain nor any of its Subsidiaries owns, directly or indirectly, any ownership interests in any other Person that is engaged in Saint-Gobain’s Business. Except as set forth in Schedule 4.02(c), all of the outstanding ownership interests of each SG Acquired Subsidiary are held of record and owned beneficially by Saint-Gobain or one of its Subsidiary Transferors free and clear of any restrictions on transfer (other than restrictions under the

Securities Act and state and foreign securities laws), purchase rights and Liens (other than Permitted Liens). Except as set forth in Schedule 4.02(c), all of the outstanding ownership interests of SG Existing JVs reflected as being held by Saint-Gobain or any of its Affiliates on such Schedule are held of record and owned beneficially by Saint-Gobain or such Subsidiaries free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state and foreign securities laws), purchase rights and Liens (other than Permitted Liens). A true and correct copy of the charter, bylaws or similar organizational documents of each SG Acquired Subsidiary and each SG Existing JV has been made available to Owens Corning.

(d) Governmental Authorization. The execution and delivery by Saint-Gobain and each of its Affiliates of the Transaction Documents (and the performance of the transactions contemplated thereby) to which Saint-Gobain or such Affiliates is a party or by which any of them is bound require no action by or in respect of, or consent or approval of, or filing with, any Governmental Authority other than:

(i) compliance with any applicable requirements of Antitrust or Competition Laws;

(ii) the actions, consents, approvals, permits or filings set forth in Schedule 4.02(d) or otherwise expressly referred to in this Agreement; and

(iii) such other consents, approvals, authorizations, permits and filings the failure to obtain or make of which would not have, individually or in the aggregate, a Material Adverse Effect on Saint-Gobain’s Business.

(e) Non-Contravention. Except as set forth in Schedule 4.02(e), the execution and delivery by Saint-Gobain and each of its Affiliates of the Transaction Documents (and the performance of the transactions contemplated thereby) to which Saint-Gobain or such Affiliates is a party or by which any of them is bound do not and shall not (i)(A) contravene or conflict with the charter, bylaws or other organizational documents of Saint-Gobain, such Affiliate, any of its Saint-Gobain’s Combined Transferors or any SG Acquired Subsidiary, (B) assuming compliance with the matters referred to in Section 4.02 (d), contravene or conflict with, or constitute a violation of, any provisions of any Applicable Law binding upon Saint-Gobain, such Affiliates, any of the Combined Transferors or any SG Acquired Subsidiary that is applicable to Saint-Gobain’s Business, or (C) assuming compliance with the matters referred to in Section 4.02 (d), constitute a default under, or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit relating to Saint-Gobain’s Business to which Saint-Gobain or any of its Affiliates is entitled under, any Contract binding upon Saint-Gobain or any of its Affiliates and relating to Saint-Gobain’s Business or by which any of the SG Acquired Assets is or may be bound (including any Contract included in the SG Acquired Assets) or any license, franchise, permit or similar authorization held by Saint-Gobain or any of its Affiliates relating to Saint-Gobain’s Business except, in the case of clauses (B) and (C), for any such contravention, conflict, violation, default, termination, cancellation, acceleration or loss that could not reasonably be expected to have a Material Adverse Effect on Saint-Gobain’s Business or (ii) result in the creation or imposition of any Lien on any SG Acquired Asset, other than Permitted Liens.

(f) SG Financial Statements. Attached hereto as Exhibit E is (i) the unaudited consolidating balance sheet of Saint-Gobain’s Business at September 30, 2006 (the “SG Reference Date Balance Sheet”) and (ii) the unaudited consolidating income statement of Saint-Gobain’s Business for nine-month period ended September 30, 2006 (the SG Reference Date Balance Sheet and the income statement referred to in clause (ii) being herein collectively referred to as the “SG Financial Statements”). Except as set forth on Schedule 4.02 (f), (A) the SG Financial Statements have been prepared in all material respects in accordance with IFRS and (B) the SG Financial Statements present fairly, in all material respects, the assets, liabilities, financial condition and the results of operations of Saint-Gobain’s Business at, and for the nine-month period ended September 30, 2006. The SG Financial Statements have been derived from the chart of accounts included in Exhibit E.

(g) Absence of Certain Changes. Except as set forth in Schedule 4.02(g), from September 30, 2006 to the date of this Agreement, Saint-Gobain and its Combined Transferors, the SG Acquired Subsidiaries and the SG Existing JVs that are Subsidiaries of Saint-Gobain have conducted Saint-Gobain’s Business in all material respects in accordance with the historical and customary operating practices relating to the conduct of such Business and there has not been:

(i) any event or occurrence that has had a Material Adverse Effect on Saint-Gobain’s Business;

(ii) any damage, destruction or other casualty loss affecting any assets owned, held or used by Saint-Gobain or any of its Affiliates in the conduct of Saint-Gobain’s Business, in each case in an amount exceeding USD3,000,000;

(iii) to the extent not covered by any other clause of this Section 4.02(g), (A) any transaction or commitment made, or any Contract entered into, by Saint-Gobain or any of its Affiliates relating to Saint-Gobain’s Business or (B) any termination or amendment by Saint-Gobain of any Contract or other right relating to Saint-Gobain’s Business, in each case that is material, other than transactions and commitments in the ordinary course of business and those contemplated by this Agreement;

(iv) any transaction or commitment made, or any Contract entered into, by Saint-Gobain or any of its Affiliates requiring Saint-Gobain’s Business to “take or pay” for a minimum number or volume of goods, or to purchase a minimum number or volume of goods in excess of requirements under applicable customer Contracts or otherwise guaranteeing any of the foregoing, in each case in an amount exceeding USD100,000;

(v) any sale or other disposition of more than an aggregate of USD3,000,000 of assets (other than sales of inventory, sales otherwise made in the ordinary course of business or sales or dispositions to Saint-Gobain’s Affiliates as part of the reorganizations described in Exhibit C) owned, held or used by Saint-Gobain or any of its Affiliates in the conduct of Saint-Gobain’s Business;

(vi) any increase in the compensation of any current employee of Saint-Gobain’s Business whose annual salary equaled or exceeded USD200,000 immediately prior to such increase, other than (A) compensation increases or bonus awards in the ordinary course of business, (B) as required by Applicable Law or collective bargaining agreement or (C) nondiscretionary increases pursuant to an SG Benefit Plan disclosed in Schedule 4.02(r);

(vii) any cancellation, compromise, waiver or release by Saint-Gobain or any of its Affiliates of any claim or right (or a series of related claims or rights) relating to Saint-Gobain’s Business, in each case other than cancellations, compromises, waivers or releases (i) in the ordinary course of business consistent with Past Practice or (ii) in respect of a claim or right of an amount lower than USD250,000;

(viii) any Lien (other than a Permitted Lien) imposed on any of the assets, properties or rights that are owned by Saint-Gobain or any of its Affiliates in the conduct of Saint-Gobain’s Business and which will be owned, directly or indirectly, by Owens Corning following the Closing;

(ix) any change in the accounting practices of Saint-Gobain’s Business;

(x) any loan, advance or capital contribution to, or investment in, any Person (other than a SG Acquired Subsidiary or in relation to the SG Reorganization by any SG Acquired Subsidiary other than in the ordinary course of business consistent with Past Practice (such ordinary course of business items to include, among others, advances for normal business travel expenses);

(xi) any capital expenditures or commitments in a single transaction in an amount exceeding USD5,000,000;

(xii) in each case solely to the extent relating to Saint-Gobain’s Business, an SG Acquired Subsidiary or an SG Acquired Asset, any material change in the Tax elections, any settlement or compromise of any material Tax liability, any change in any material tax accounting method or any material assessments, notices of deficiencies, audits, actions, suits or proceedings filed against Saint-Gobain (or an SG Acquired Subsidiary) with respect to any Tax;

(xiii) any hedging or other derivative Contract where such contract will be binding on Owens Corning or any of its Subsidiaries or Owens Corning or any of its Subsidiaries will otherwise have liability therefor after the Closing; or

(xiv) any agreement, whether in writing or otherwise, to do any of the foregoing.

(h) Sufficiency of and Title to the Acquired Assets and SG Acquired Subsidiaries.

(i) Except as set forth in Schedule 4.02(h)(i), the SG Acquired Assets, together with the assets of the SG Acquired Subsidiaries and the SG Existing JVs and any rights or services to be provided by Saint-Gobain or any of its Affiliates to Owens Corning or any of its Subsidiaries pursuant to the Transaction Documents (except for Intellectual Property, which is the subject of Section 4.02 (p)), shall constitute on the Closing Date, all of the assets and services that are necessary to permit the operation of Saint-Gobain’s Business in substantially the same manner as such operations have heretofore been conducted; provided, however, that this Section 4.02(h)(i) shall not be deemed to be breached as a result of any action for which Owens Corning has provided its consent pursuant to Section 5.01.

(ii) Except as set forth in Schedule 4.02(h)(ii), Saint-Gobain and its Asset Transferors have good and marketable title in and to, a valid leasehold interest in or a valid license to use, each of the SG Acquired Assets having a fair market value in excess of USD250,000, free and clear of all Liens, except for Permitted Liens. Except as set forth on Schedule 4.02(h)(ii), each SG Acquired Subsidiary has and will have on the Closing Date good and marketable title in and to, a valid leasehold interest in or a valid license to use, all tangible assets having a fair market value in excess of USD250,000 used by such SG Acquired Subsidiary in the conduct of Saint-Gobain’s Business free and clear of all Liens, except for Permitted Liens. Except as set forth in Schedule 4.02(h)(ii), all tangible property and assets having a fair market value in excess of USD250,000 included in each of the SG Acquired Assets and all tangible property and assets owned, held or used by the SG Acquired Subsidiaries have been maintained in all material respects consistent with the normal historical practices of Saint-Gobain’s Business during the five year period preceding the date of this Agreement.

(iii) Schedule 4.02(h)(iii) includes a true and complete list of all real property owned by Saint-Gobain and its Affiliates that is used in Saint-Gobain’s Business (collectively, the “SG Owned Real Property”). Schedule 4.02(h)(iii) sets forth the address of each parcel of SG Owned Real Property and the owner of such SG Owned Real Property (it being understood that Schedule 4.02(h)(iii) shall be updated promptly following the SG Reorganization in order to give effect to the change in ownership of certain of the SG Owned Real Property pursuant to the SG Reorganization and such updated Schedule shall be deemed to be Schedule 4.02(h)(iii) as of the Closing Date).

(iv) Schedule 4.02(h)(iv) includes a true and complete list of all agreements (together with any amendments thereof), other than warehouse service agreements, pursuant to which Saint-Gobain and its Affiliates lease, sublease or otherwise occupy (whether as landlord, tenant, subtenant or other occupancy arrangement) any real property that is used in Saint-Gobain’s Business (collectively, the “SG Leased Real Property”). Schedule 4.02(h)(iv) sets forth the address of each parcel of SG Leased Real Property and the owner of the leasehold, subleasehold or occupancy interest for each parcel of SG Leased Real Property (it being understood that Schedule 4.02(h)(iv) shall be updated promptly following the SG Reorganization in order to give effect to the change in ownership of the leasehold, subleasehold or occupancy interest in certain of the SG Leased Real Property pursuant to the SG Reorganization and such updated Schedule shall be deemed to be Schedule 4.02(h)(iv) as of the Closing Date).

(i) No Undisclosed Liabilities. Except as set forth in Schedule 4.02(i), there are no liabilities relating to Saint-Gobain’s Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(i) liabilities disclosed (or provided for) in the SG Financial Statements and liabilities for matters to be taken into account in the determination of the Saint-Gobain Adjusted Net Working Capital Amount;

(ii) liabilities (A) related to any Contract disclosed in Saint-Gobain’s Disclosure Schedules or (B) related to any SG Benefit Plan disclosed in Schedule 4.02(r);

(iii) liabilities incurred in the ordinary course of business since September 30, 2006;

(iv) contingent liabilities not required to be accrued for or reserved against in accordance with IFRS or the accounting principles, policies, practices, methods and procedures utilized in the preparation of the SG Financial Statements, as disclosed in the notes to the SG Financial Statements;

(v) with respect to the bring down of this representation and warranty as of the Closing Date, liabilities not required to be accrued for or reserved against in accordance with IFRS or the accounting principles, policies, practices, methods and procedures utilized in the preparation of the SG Financial Statements, as disclosed in the notes to the SG Financial Statements;

(vi) liabilities disclosed in Schedule 4.02(i)(vi), which relate to an update of the reserves shown in the SG Financial Statements up to the date of this Agreement; and

(vii) liabilities in addition to those referenced in the foregoing clauses (i) through (vi), that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Saint-Gobain’s Business.

(j) Litigation. Except as set forth in Schedule 4.02(j) or reserved against or referred to in the SG Financial Statements and except for matters arising under or related to Environmental Laws (which is the subject of Section 4.02(n)), there is no action, suit, investigation or proceeding pending, or to the knowledge of Saint-Gobain, threatened against or affecting, Saint-Gobain’s Business before any Governmental Authority or arbitral panel that have claimed, or could reasonably be expected to result in, Damages in excess of USD3,000,000.

(k) Material Contracts.

(i) Except as set forth in Schedule 4.02(k)(i), Saint-Gobain and its Affiliates, with respect to Saint-Gobain’s Business, are not parties to or otherwise bound by or subject to:

(A) any written employment, severance, consulting or sales representative Contract that contains an obligation (excluding commissions) to pay more than USD200,000 per year, any collective bargaining agreement (other than those applicable nationally or to an industry as a whole), or any other agreement that contains an obligation either to employ a specified number of employees or to make a payment to any other Person in lieu thereof;

(B) any Contract containing a specific covenant applicable to Saint-Gobain or any of its Affiliates not to compete in any geographic area in any material respect if such Contract will be binding on Owens Corning or any of its Subsidiaries after the Closing;

(C) any Contract requiring Saint-Gobain’s Business to “take or pay” for a minimum number or volume of goods, or to purchase a minimum number or volume of goods in excess of requirements under applicable customer Contracts or otherwise guaranteeing any of the foregoing, in each case in an amount in excess of USD100,000;

(D) any Contract in effect on the date of this Agreement relating to the disposition or acquisition of the assets of, or any interest in, any business enterprise that relates to Saint-Gobain’s Business (other than with respect to inventory or otherwise in the ordinary course of business or to a Saint-Gobain Affiliate as part of the SG Reorganization), in each case with a value in excess of USD3,000,000;

(E) any Financial Support Arrangements in respect of obligations or liabilities (other than from one SG Acquired Subsidiary to another SG Acquired Subsidiary) where such arrangements will be binding on Owens Corning or any of its Subsidiaries or Owens Corning or any of its Subsidiaries will otherwise have liability therefor after the Closing;

(F) any note, debenture, bond, letter of credit, loan or other Contract relating to any indebtedness for borrowed money with a principal amount in excess of USD3,000,000 where such Contract will be binding on Owens Corning or any of its Subsidiaries or Owens Corning or any of its Subsidiaries will otherwise have liability therefor after the Closing;

(G) any Contract (it being understood that for purposes of this representation, a purchase order issued under an existing master agreement will not constitute a separate Contract) with a supplier, vendor, or subcontractor with an aggregate contract value in excess of USD3,000,000;

(H) any partnership, joint venture or similar agreement; or

(I) any Contract with a Governmental Authority (other than where Saint-Gobain or its Affiliates is solely acting in a subcontractor or similar capacity);

(J) any Contract containing a “most favored nations” clause for the benefit of the non Saint-Gobain affiliated party or granting to any Person (other than a SG Acquired Subsidiary) a right of first refusal or right of first offer with respect to any asset;

(K) any Contract with an Affiliate and, regardless of whether or not such Contract is related to Saint-Gobain’s Business, any Contract between any SG Acquired Subsidiary and any of its Affiliates (other than those Contracts between one SG Acquired Subsidiary and another SG Acquired Subsidiary;

(L) any Contract for any capital expenditure or leasehold improvement in any one case in excess of USD5,000,000;

(M) any hedging or other derivative Contract where such Contract will be binding on Owens Corning or any of its Subsidiaries or Owens Corning or any of its Subsidiaries will otherwise have liability therefor after the Closing; or

(N) any Contract with a customer with an aggregate contract value in excess of USD3,000,000.

(ii) Saint-Gobain has made a true and correct copy of each Contract disclosed in Schedule 4.02(k)(i) and 4.02(h)(iv) available to Owens Corning. Except as disclosed in Schedule 4.02(k)(ii), each Contract disclosed in Schedule 4.02(k)(i) and 4.02(h)(iv) is in full force and effect and constitutes a legal, valid and binding obligation of Saint-Gobain (or its applicable Affiliate) enforceable against Saint-Gobain (or its applicable Affiliate) in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity), and Saint-Gobain (or its applicable Affiliate) is not in material default and has not failed to perform any material obligation thereunder, and as a result thereof, neither Saint-Gobain nor any of its Affiliates has received an early termination notice from any party thereto and, to the knowledge of Saint-Gobain, there does not exist any event, condition or omission that would constitute a material breach or default of a material contract (whether by lapse of time or notice or both) by any other Person.

(l) Licenses and Permits. To the knowledge of Saint-Gobain, except as set forth in Schedule 4.02(l), Saint-Gobain, the Asset Transferors and the SG Acquired Subsidiaries have all licenses, franchises, permits and other similar authorizations affecting, or relating in any way to, Saint-Gobain’s Business required by Applicable Law (other than Environmental Laws, which is the subject of Section 4.02(n)) to be obtained by Saint-Gobain, the Asset Transferors and the SG Acquired Subsidiaries to permit Saint-Gobain, the Asset Transferors and the SG Acquired Subsidiaries to conduct Saint-Gobain’s Business in substantially the same manner as Saint-Gobain’s Business has heretofore been conducted, except where the failure to have such licenses, franchises, permits and similar authorizations has not had, and could not reasonably be expected to have, a Material Adverse Effect on Saint-Gobain’s Business.

(m) Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Saint-Gobain or any of its Affiliates who might be entitled to any fee or commission from Owens Corning or any of their respective Affiliates upon consummation of the Contemplated Transactions.

(n) Environmental Matters.

(i) Except as disclosed in Schedule 4.02(n)(i): (A) The operation of Saint-Gobain’s Business and the SG Owned Real Property and SG Leased Real Property, is and has been in compliance with all applicable Environmental Laws, except where the failure to be in compliance with such Environmental Laws could not reasonably be expected to have a Material Adverse Effect on Saint-Gobain’s Business; (B) Saint-Gobain, the Asset Transferors and the SG

Acquired Subsidiaries have obtained, have been and are, in compliance with all Environmental Permits required in connection with the ownership and operation of Saint-Gobain’s Business, except where the failure to have obtained or comply with such Environmental Permits could not reasonably be expected to have a Material Adverse Effect on Saint-Gobain’s Business; (C) none of Saint-Gobain, the Asset Transferors or the SG Acquired Subsidiaries have received written notice of any Environmental Claim or threatened Environmental Claim relating to Saint-Gobain’s Business, other than any such Environmental Claim or threatened Environmental Claim that has been fully resolved or that could not reasonably be expected to have a Material Adverse Effect on Saint-Gobain’s Business; (D) none of Saint-Gobain, the Asset Transferors or the SG Acquired Subsidiaries in connection with Saint-Gobain’s Business, has entered into, agreed in writing to, or is subject to, any judgment, decree, order or other similar requirement of or written agreement with any Governmental Authority under any Environmental Laws, other than any such judgment, decree, order or other requirement or agreement that could not reasonably be expected to have a Material Adverse Effect on Saint-Gobain’s Business; (E) no Releases of Hazardous Materials have occurred at, in, to, on, under or are emanating from any SG Owned Real Property or SG Leased Real Property or any real property formerly owned, operated, leased or occupied by Saint-Gobain or its Affiliates in connection with Saint-Gobain’s Business (or any of their respective predecessors) that are, in each case, (1) in violation of applicable Environmental Laws; (2) in amounts, levels or concentrations that are required to be investigated or remediated under applicable Environmental Laws or by a Governmental Authority; or (3) are in excess of applicable remediation standards under applicable Environmental Laws, other than any such Release of Hazardous Materials that could not reasonably be expected to have a Material Adverse Effect on Saint-Gobain’s Business; (F) no Person has been exposed to any Hazardous Materials on or prior to the Closing Date, at, in, to, on under or emanating from any SG Owned Real Property or SG Leased Real Property or any real property formerly owned, operated, leased or occupied by Saint-Gobain or its Subsidiaries in connection with Saint-Gobain’s Business (or any of their respective predecessors) that could result in an Environmental Claim other than any such Environmental Claims that could not reasonably be expected to have a Material Adverse Effect on Saint-Gobain’s Business; (G) neither Saint-Gobain nor its Affiliates in connection with Saint-Gobain’s Business has any liability under applicable Environmental Laws and there are no Environmental Claims with respect to the off-site transportation, treatment, storage or disposal of Hazardous Materials or the arrangement for the same by or on behalf of Saint-Gobain or its Affiliates in connection with Saint-Gobain’s Business other than any such liability or Environmental Claims that could not reasonably be expected to have a Material Adverse Effect on Saint-Gobain’s Business; (H) to the knowledge of Saint-Gobain, no SG Owned Real Property or SG Leased Real Property is identified on any lists or databases maintained by any Governmental Authorities of contaminated sites or sites requiring investigation or remediation under Environmental Laws; (I) all asbestos-containing material at the SG Owned Real Property and SG Leased Real Property is in compliance with applicable Environmental Laws, other than any non-compliance that could not reasonably be expected to have a Material Adverse Effect on Saint-Gobain’s Business; (J) none of Saint-Gobain, the Asset Transferors or the SG Acquired Subsidiaries in connection with Saint-Gobain’s Business has, either expressly or by operation of law, assumed responsibility for or agreed to indemnify or hold harmless any Person for any liability or obligation, arising under or relating to Environmental Laws, other than that which could not reasonably be expected to have a Material Adverse Effect on Saint-Gobain’s Business; (K) there are no written environmental assessments, investigations, audits, tests, or analyses which are in the possession of Saint-Gobain, its Asset Transferors or the SG Acquired Subsidiaries in connection with Saint-Gobain’s Business that have not been made available to Owens Corning or its advisors prior to execution of this Agreement, other than any such documents that identify issues that could not reasonably be expected to have a Material Adverse Effect on Saint-Gobain’s Business; (L) none of Saint-Gobain, the Asset Transferors or the SG Acquired Subsidiaries (or any of their respective predecessors) in connection with Saint-Gobain’s Business currently or in the past, have ever manufactured, processed, distributed, marketed or sold any asbestos or asbestos-containing materials or products that could be reasonably expected to have a Material Adverse Effect; and (M) there are no financial assurance requirements arising under Environmental Laws with respect to Saint-Gobain’s Business; (N) neither the execution of this Agreement nor consummation of the transaction contemplated by this Agreement will require any notification to or consent of any Governmental Authorities or the undertaking of any investigations or remedial actions pursuant to Environmental Laws that could reasonably be expected to have a Material Adverse Effect on Saint-Gobain’s Business; (O) none of the SG Acquired Assets or assets of the SG Acquired Subsidiaries or SG Existing JVs located in the United States have ever engaged in the manufacturing, processing, distribution, marketing or sale of any asbestos or any asbestos-containing materials or products, and none of such assets have ever been directly owned by any entity that was engaged in the manufacturing, processing, distribution, marketing or sale of asbestos or any asbestos-containing materials or products, (P) neither Saint-Gobain BTI, Inc. nor Saint-Gobain Technical Fabrics America, Inc., nor any of their corporate predecessors, is or ever has been named as a defendant in any asbestos-related personal injury or wrongful death litigation and (Q) no asbestos or other creditor of Certainteed Corporation, Saint-Gobain Technical Fabrics America, Inc. or Saint-Gobain BTI, Inc. has filed, or threatened to file, any lawsuit challenging (on fraudulent conveyance or other grounds) the transaction in 2004 pursuant to which Certainteed Corporation sold the common stock of Saint-Gobain Technical Fabrics America, Inc. to Saint-Gobain Delaware Corporation.

(ii) Notwithstanding any other provision of this Section 4.02, this Section 4.02(n) sets forth the sole and exclusive representations and warranties governing matters arising under or relating to Environmental Laws in Section 4.02 of this Agreement, and no other representations or warranties in Section 4.02 of this Agreement shall be deemed to address or cover any matter arising under or relating to any Environmental Laws.

(o) Compliance with Laws. Except as set forth in Schedule 4.02(o), for matters arising under or related to Environmental Laws (which is the subject of Section 4.02(n)), and for violations or infringements that have not had, and could not reasonably be expected to have, a Material Adverse Effect on Saint-Gobain’s Business, to the knowledge of Saint-Gobain, the operation of Saint-Gobain’s Business and condition of the assets owned, held or used in the conduct of Saint-Gobain’s Business have not violated or infringed, and do not violate or infringe, in any respect any Applicable Law or any order, writ, injunction or decree of any Governmental Authority.

(p) Intellectual Property.

(i) Except as set forth in Schedule 4.02(p)(i), the SG R&C Intellectual Property, together with the SG Third Party Intellectual Property and the SG Licensed Intellectual Property, constitute all of the material Intellectual Property:

(a) of Saint-Gobain and its Affiliates which is used or was used by the SG Acquired Subsidiaries, or

(b) of Saint-Gobain and its Affiliates which is necessary, or

(c) which is held by the SG Acquired Subsidiaries or the SG TS Subsidiaries for use, or

(d) of the SG Acquired Subsidiaries and the SG TS Subsidiaries which could have been used by the SG Acquired Subsidiaries,

to develop, manufacture, use, market, distribute and sell Business Products in Saint-Gobain’s Business as conducted on or before the Closing Date.

(ii) Except as set forth in Schedule 4.02(p)(ii), to the knowledge of Saint-Gobain, the conduct of Saint-Gobain’s Business during the five (5) years preceding the Closing Date does not infringe or constitute misappropriation, dilution, or unlawful use of Intellectual Property of any third party, and Saint-Gobain has not received any written notice or other written communication asserting any of the foregoing that remains unresolved.

(iii) Except as set forth in Schedule 4.02(p)(iii),

(A) one or more of the SG Acquired Subsidiaries and/or the IP Holdcos collectively will on the Closing Date (x) own and possess all right, title and interest in and to all of the SG R&C Intellectual Property, including all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom, and (y) will have valid licenses to (1) the SG Licensed Intellectual Property pursuant to the SG Intellectual Property License Agreements and (2) the SG Third Party Intellectual Property;

(B) no judicial or regulatory action, including, but not limited to, interference, opposition, reissue, reexamination or other proceedings, is pending or, to the knowledge of Saint-Gobain, threatened, contesting the scope, validity, enforceability, claim construction, use, right, title, interest, or ownership of any of the SG R&C Intellectual Property or the SG Licensed Intellectual Property;

(C) no judicial action is pending or, to the knowledge of Saint-Gobain, threatened against or affecting Saint-Gobain’s Business involving any alleged infringement, misappropriation, dilution or unlawful use of any third party Intellectual Property arising by the use of the SG R&C Intellectual Property or the SG Licensed Intellectual Property in Saint-Gobain’s Business on or before the Closing Date to manufacture, use, or sell Business Products; and

(D) to the knowledge of Saint-Gobain, no third party is infringing or misappropriating, diluting or unlawfully using any SG R&C Intellectual Property or SG Licensed Intellectual Property.

(iv) Except as set forth in Schedule 4.02(p)(iv), all SG Licensed Intellectual Property Rights may be licensed by Saint-Gobain or one or more of its Affiliates to one or more of the SG Acquired Subsidiaries, and/or the IP Holdcos for sublicensing to Owens Corning pursuant to the SG Intellectual Property License Agreements.

(v) Except as set forth in Schedule 4.02 (p)(v), to the knowledge of Saint-Gobain, Saint-Gobain and/or one or more of its Affiliates have complied with the necessary filings and payments of annuities and maintenance fees required to maintain the SG R&C Intellectual Property or SG Licensed Intellectual Property in full force and effect.

(vi) Except as set forth in Schedule 4.02 (p)(vi) and in Section 2.01, Saint-Gobain has not granted, licensed or conveyed to any third party, pursuant to any written contract, agreement, license or other arrangement, any license or other right, title or interest in, to or under any SG R&C Intellectual Property or SG Licensed Intellectual Property in connection with the manufacture, use, and sale of Business Products.

(q) Taxes. Except as set forth in Schedule 4.02(q) or as could not reasonably be expected to have a Material Adverse Effect on Saint-Gobain’s Business, (i) all Tax Returns required to be filed on or before the Closing Date by Saint-Gobain and its Affiliates with any Tax Authority in respect of the SG Acquired Assets or the operations of Saint-Gobain’s Business have been filed or shall be filed in accordance with all Applicable Laws and are in all material respects complete and accurate, (ii) all Taxes due and owing by Saint-Gobain or any of its Affiliates that relate to the SG Acquired Assets or the operations of Saint-Gobain’s Business, whether or not reflected on a Tax Return, have been paid, and the SG Financial Statements adequately reflects all Taxes due (as opposed to any reserve for deferred Taxes established to reflect temporary differences between book and Tax income) attributable to the SG Acquired Assets as of that date, (iii) Saint-Gobain and its Affiliates have timely withheld, paid and/or made adequate provision for all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, former employee, creditor, independent contractor, shareholder, affiliate, customer, supplier or other third party, (iv) no material Tax Return of Saint-Gobain or its Affiliates is under audit, examination, action, suit or proceeding by any Tax Authority, and no written or unwritten notice of such an audit, examination, action, suit or proceeding has been received by Saint-Gobain or any subsidiary, (v) no issues relating to Taxes were asserted in writing by any Tax Authority in any completed or current audit or examination of Saint-Gobain or its Affiliates that would reasonably be expected to recur in a later taxable period, (vi) neither Saint-Gobain nor any of its Subsidiaries has received or is subject to any written ruling of a Tax Authority related to Taxes or has entered into any written and legally binding agreement with a Tax Authority relating to Taxes, (vii) neither Saint-Gobain nor any of its Affiliates are subject to any accounting method changes, under applicable Tax law, that could give rise to an adjustment to Taxes for periods after the Closing Date, (viii) all Taxes, the non-payment of which would result in a Lien on any SG Acquired Asset or an indemnifiable claim of SG have been paid on a timely basis or are not yet due and payable, (ix) there is no material audit, action, suit or proceeding now pending against

Saint-Gobain (or an SG Acquired Subsidiary) with respect to any Tax and neither Saint-Gobain nor has any SG Acquired Subsidiary received a notice of any material deficiencies, pending audits, assessments or proceedings, (x) there is no outstanding extension or waiver of the limitation period applicable to any Tax or Tax Return of Saint-Gobain (or an SG Acquired Subsidiary), (xi) neither Saint-Gobain nor any SG Acquired Subsidiaries are parties to any transactions required to be disclosed as a listed transaction under Treasury Regulation Section 1.6011-4, (xii) neither Saint-Gobain nor any SG Acquired Subsidiary is a party to any tax sharing agreements or that would be in effect after the Closing Date, (xiii) neither Saint-Gobain nor any SG Acquired Subsidiary is a party to any closing agreements, letter rulings or other agreements with Tax authorities impacting treatment of any item in a post-closing tax period, (xiv) neither Saint-Gobain nor any of its Affiliates will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (1) installment sale or open transaction disposition made on or prior to the Closing Date or (2) prepaid amount received on or prior to the Closing Date, and (xv) neither Saint-Gobain nor any of its Affiliates has any liability for Taxes of any person or entity other than Saint-Gobain or such Affiliate as a result of being a member of an affiliated, consolidated, combined, unitary or similar tax group other than a group that included Saint-Gobain (including any Tax liabilities for the unpaid Taxes under Treasury Regulation section 1.1502-6 (or any similar provision of State, local or foreign law)); provided, however, that the foregoing representations and warranties are made only to the extent of Taxes that are or may become Liens (other than Permitted Liens) on the SG Acquired Assets or the assets of Owens Corning or its Subsidiaries or a liability for Taxes of Owens Corning or its Subsidiaries (including the SG Acquired Subsidiaries after the Closing.)

(r) Employee Benefit Matters.

(i) Schedule 4.02(r)(i) includes a list of all material SG Benefit Plans.

(ii) Saint-Gobain has provided to Owens Corning true and complete copies of each material SG Benefit Plan other than national, regional or industry-wide collective agreements, including, without limitation and for the avoidance of doubt, to the extent permitted by Applicable Law, all contracts or agreements for executives and managing directors whose annual gross remuneration package exceeds USD200,000, and all individual retention, termination, severance or other similar contracts or agreements, it being understood that Saint-Gobain used its best efforts to disclose these documents in compliance with Applicable Law.

(iii) Except as set forth in Schedule 4.02(r)(iii):

(A) Each SG Benefit Plan has at all times been maintained and administered in all material respects in accordance with its terms and with the requirements of all Applicable Laws;

(B) All required employer contributions or premiums (including any amounts deferred from or that reduce employees’ wages) to each SG Benefit Plan have been made when due (or, in the case of contributions not yet due, as of the date hereof have been accrued on the financial statements and records to the extent required by the generally accepted accounting principles applicable in the country under which the financial statements and records are prepared);

(C) [Intentionally Omitted.]

(D) No direct, contingent or secondary liability has been incurred or is expected to be incurred by SG Acquired Subsidiaries or any of their Subsidiaries which could result in liability imposed by any Governmental Authority as a result of the underfunded status of any defined benefit pension plan sponsored, maintained, or contributed to by SG Acquired Subsidiaries, or any of their SG Employment Affiliates, other than for premiums payable to any Governmental Authority under Applicable Law or other routine insurance payments under any Applicable Law;

(E) There are no pending or, to the knowledge of Saint-Gobain, threatened investigations, inquiries, audits (except standard audits relating to the Benefit Plans maintained in the United States) or claims by any Governmental Authority (including without limitation any such tax, social security or labor authority), relating to any of the SG Benefit Plans;

(F) There are no pending or, to the knowledge of Saint-Gobain, threatened termination proceedings, pending claims (except claims for benefits payable in the normal operation of the SG Benefit Plans), suits or proceedings against or involving any SG Benefit Plan or asserting any rights to or claims for benefits under any SG Benefit Plan and, to the knowledge of Saint-Gobain, there are not any facts that could reasonably be expected to give rise to any such investigation, claim, suit or proceeding, with respect to any Business Employee or for which SG Acquired Subsidiaries or their Subsidiaries could have liability;

(G) With respect to each SG Multiemployer Plan (i) no withdrawal liability or other similar liability has been incurred by Saint-Gobain, SG Acquired Subsidiaries or any SG Employment Affiliate, and Saint-Gobain has no reason to believe that any such liability will be incurred, prior to the Closing Date, (ii) no notice has been received that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax or similar tax, or that the plan is or may become “insolvent” (within the meaning of section 4241 of ERISA), (iii) no proceedings have been instituted by the Pension Benefit Guaranty Corporation or any Governmental Authority against the plan, and (iv) if Saint-Gobain, SG Acquired Subsidiaries or any SG Employment Affiliate were to have a complete or partial withdrawal as of the Closing, no obligation to pay withdrawal liability would exist on the part of Saint-Gobain, SG Acquired Subsidiaries or any SG Employment Affiliate;

(H) Except as set forth in the Benefits Schedules as set forth in Schedule 8.01(b), no SG Benefit Plan provides post retirement, or health, life, death or other welfare benefit coverage (whether or not insured) beyond the termination of an employee’s employment, except as required by Applicable Law;

(I) The tax deductibility of any amount paid or payable as compensation or under any SG Benefit Plan as a result of the transactions contemplated by this

Agreement, whether alone or in combination with any other event (e.g., termination of employment), will not be limited by operation of Applicable Law;

(J) Except as set forth in the Benefit Schedules as set forth in Schedule 8.01(b), no promises or commitments have been made by Saint-Gobain, SG Acquired Subsidiaries or any Subsidiary or Affiliate to amend any SG Benefit Plan, to provide increased benefits thereunder or to establish any new benefit plan, except as required by Applicable Law;

(K) Saint-Gobain, SG Acquired Subsidiaries and each SG Employment Affiliate may, in any manner, subject to the limitations imposed by Applicable Law, any applicable employment contracts, or any applicable collective agreements, and without the consent of any employee, beneficiary or other person, prospectively terminate, modify or amend any SG Benefit Plan or any other plan, program or practice (or its participation in such SG Benefit Plan or any other plan, program or practice) effective as of a date on or after the date hereof; and

(L) To the knowledge of Saint-Gobain, in connection with an SG Benefit Plan no event has occurred and there has been no failure to act on the part of either Saint-Gobain, SG Acquired Subsidiaries or any SG Employment Affiliate that could reasonably be expected to subject Saint-Gobain, SG Acquired Subsidiaries or any SG Employment Affiliate, any SG Benefit Plan or any successor plan to the imposition of any tax-related surcharge, penalty, lien, or fine, whether by way of indemnity or otherwise.

(iv) No benefit under any SG Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established, increased, or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement either alone or in conjunction with another event (e.g., termination of employment), and neither the execution and delivery of this Agreement nor the consummation of any transaction contemplated by this Agreement will (a) trigger any funding (through a grantor trust or otherwise) of any compensation, severance or other benefits under any SG Benefit Plan, or (b) result in any compensation becoming payable that will be subject to tax higher than any tax ordinarily payable with respect to such compensation.

(v) No SG Benefit Plan operated or maintained in the U.S. that is a non-qualified deferred compensation plan or arrangement subject to Section 409A of the Code has been materially modified (as defined under Section 409A of the Code) since October 3, 2004 and all such non-qualified deferred compensation plans or arrangements have been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date hereon.

(vi) Except as disclosed in Schedule 4.02(r)(vi), none of Saint-Gobain, SG Acquired Subsidiaries or any of their Subsidiaries or Affiliates is party to any retention agreement or any agreement with any employee, former employee, director, agent or independent contractor of Saint-Gobain’s Business (i) the benefits of which (including, without limitation, severance benefits) are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Saint-Gobain, SG Acquired Subsidiaries or their Subsidiaries or Affiliates of the nature of any of the transactions contemplated by this Agreement or the Joint Venture Agreement or (ii) providing severance benefits in excess of those generally available under such company’s severance policies as in effect on the date hereof or, in the absence of such policies, under Applicable Law, after the termination of employment or service of such current or former employee, director, agent or independent contractor regardless of the reason for such termination of employment or service. Except as listed on Schedule 4.02(r)(vi), none of Saint-Gobain, SG Acquired Subsidiaries or any of their Subsidiaries or Affiliates is a party to any employment or independent contracting agreement or compensation guarantee with any current or former employee, director, agent or independent contractor of Saint-Gobain’s Business extending for a guaranteed period longer than one year from the date hereof;

(vii) Schedule 4.02(r)(vii) lists those jurisdictions with SG Benefit Plans which are Transferred DB Plans and the funded status of such plans as of December 31, 2006, with such funded status determined in accordance with the assumptions set forth in the applicable Benefit Schedules.

(s) Labor and Employment Matters.

(i) Neither Saint-Gobain nor its Subsidiaries are in default with respect to any material obligation to any hourly or salaried Business Employee (including officers) of Saint-Gobain’s Business (each, a “SG Employee”).

(ii) Except as set forth in Schedule 4.02(s)(ii) with respect to Saint-Gobain and its Affiliates:

(A) since December 31, 2002, there have been no work stoppages for more than seven consecutive hours, strikes, lockouts or union organizing campaigns (other than those applicable nationally or an industry as a whole) with respect to Saint-Gobain’s Business, and to the knowledge of Saint-Gobain, none are threatened;

(B) there are no pending or unremedied grievances, arbitrations, labor and employment lawsuits, or unfair labor practices, with respect to Saint-Gobain’s Business, which could reasonably be expected to impose a liability in excess of USD1,000,000 in respect of any individual claim or USD3,000,000 in the aggregate;

(C) Saint-Gobain and its Affiliates are, with respect to Saint-Gobain’s Business, in compliance, in all material respects, with all Applicable Laws of the applicable jurisdictions relating to labor, employment and employment practices, terms and conditions of employment, wages, hours of work, employee benefits, immigration, non-discrimination, collective bargaining, and occupational safety and health, except for non-compliance that does not have, and could not reasonably be expected to have, a Material Adverse Effect on Saint-Gobain’s Business or, to the knowledge of Saint-Gobain, the operation of Saint-Gobain’s Business and the condition of the SG Acquired Assets; and all amounts required by Applicable Laws, collective bargaining agreements, or SG Benefit Plans to be withheld from the wages, salaries or other payments to SG Employees have been withheld, and Saint-Gobain and its Affiliates are not liable for any wages, arrears, taxes, or penalty for failure to comply with the foregoing with respect to SG Employees, except in such case that could impose liability in excess of USD1,000,000 in respect of any individual failure or USD3,000,000 in the aggregate; and

(D) there is no pending or, to the knowledge of Saint-Gobain, threatened, governmental investigation, proceeding, claim, suit or other legal action relating to compliance with labor and employment Laws by Saint-Gobain and its Affiliates with respect to Saint-Gobain’s Business which could reasonably be expected to impose a liability in excess of USD1,000,000 in respect of any individual claim or USD3,000,000 in the aggregate.

(t) Product Warranties. Except as set forth on Schedule 4.02(t) or as expressly set forth and identifiable as reserves on the SG Financial Statements, neither Saint-Gobain nor any of its Affiliates has in connection with the Saint-Gobain Business any material liability in connection with the replacement of related products or other damages in connection therewith.

(u) Insurance. Saint-Gobain, whether directly or through its Affiliates, maintains, and shall maintain until the Closing Date, with reputable insurers policies of insurance in respect of Saint-Gobain’s Business, the SG Acquired Assets and all tangible property and assets owned, held or used by the SG Acquired Subsidiaries against all customary risks and for such amounts in accordance with good industry practices and as required by Applicable Law. Such policies are in full force and effect and are valid, outstanding and enforceable, all premiums due thereon have been paid in full, and Saint-Gobain or its applicable Affiliate has complied in all material respects with the provisions of all such policies. Except as set forth on Schedule 4.02(u), no insurer under any such policy has cancelled or specifically disclaimed liability under any such policies or indicated any intent to do so or not renew any such policy. Since December 31, 2004, neither Saint-Gobain nor any of its Affiliates has taken or failed to take any action such that the applicability of any such policies or the ability to make claims thereunder would be adversely impacted in any material respect.

(v) Foreign Corrupt Practices Act. Except as set forth in Schedule 4.02(v), neither Saint-Gobain nor any of the SG Acquired Subsidiaries nor, to the knowledge of Saint-Gobain, any director, officer, agent, employee or other person associated with or acting on behalf of Saint-Gobain or any of the SG Acquired Subsidiaries, has (i) (A) made, authorized, offered or promised to make any unlawful payment or transfer of anything of value, directly, indirectly or through a third party, to any Foreign Government Representative, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any Applicable Law of similar effect in any jurisdiction to which such person or entity is subject; (B) otherwise taken any action which would cause the Saint-Gobain and the SG Acquired Subsidiaries to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any Applicable Law of similar effect in any jurisdiction to which such person or entity is subject, and (ii) made any payments to third parties by check mailed to such third parties’ principal place of business or by wire transfer to a bank located in the same jurisdiction as such parties’ principal place of business. For the purposes of this Section 4.02(v), the acts specified include, but are not limited to: (x) the making or payment of any illegal contributions, commissions, fees, gifts, entertainment, travel or other unlawful expenses relating to political activity, (y) the direct or indirect payment, gift, offer, promise or authorization to make a payment, gift, offer or promise of, anything of material value to any officer, employee or representative of a foreign government or any department, agency or instrumentality thereof (including any state-owned enterprise), political party, party official or candidate for public office, political campaign or public international organization and (z) the making of any bribe, illegal payoff, influence payment, kickback or other unlawful payment, using funds of Saint-Gobain or the SG Acquired Subsidiaries or otherwise on behalf of any of Saint-Gobain or the SG Acquired Subsidiaries.

(w) U.S. International Trade Sanctions. Except as set forth in Schedule 4.02(w), no SG Acquired Subsidiary is, or as of the Closing Date will be, in connection with the Business, engaged in a direct or, to the knowledge of Saint-Gobain, indirect business transaction with the governments of (i) Cuba, Iran, Libya, North Korea, Sudan and Syria (the “Embargoed Countries”) or (ii) Burma, Kuwait, Lebanon, Liberia, Libya, Qatar, Rwanda, Sierra Leone, Saudi Arabia, Sudan, Syria, United Arab Emirates, Yemen and Zimbabwe (the “Boycott Countries”) or any individuals or entities located in the Embargoed Countries or Boycott Countries or any representatives of the Embargoed Countries or Boycott Countries.

(x) Undisclosed Contracts. Except as set forth on Schedule 4.02(x), no undisclosed portions of the Undisclosed Contracts of Saint-Gobain (i) involve the performance of work by Saint-Gobain’s Business of a materially different nature than work currently performed by Saint-Gobain’s Business pursuant to Contracts to which Owens Corning has been provided access prior to the date of this Agreement, (ii) have terms which would result in total contract costs determined in accordance with IFRS indicating a loss (except that costs shall be based on the average costs of Saint-Gobain’s Business for the applicable accounting year), (iii) contain any material terms that are not consistent with industry practice or (iv) require Saint-Gobain’s Business to “take or pay” for a minimum number or volume of goods, or to purchase a minimum number or volume of goods used in excess of the current requirements of Saint-Gobain’s Business under existing Contracts (in each case in an amount exceeding USD100,000).

(y) Accounts Receivable. The accounts receivable of Saint-Gobain’s Business as set forth on the SG Financial Statements or arising since the date thereof are, to the extent not paid in full by the account debtor prior to the date hereof, (a) valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of Saint-Gobain’s Business consistent with Past Practice and (b) to its knowledge, not subject to valid defenses, set-offs or counterclaims. The allowance for collection losses on the SG Financial Statements and, with respect to accounts receivable arising since September 30, 2006, the allowance for collection losses shown on the accounting records of Saint-Gobain’s Business, have been determined in accordance with IFRS.

(z) Relationships with Customers and Suppliers. Schedule 4.02(z) sets forth the largest 25 customers of Saint-Gobain’s Business based on revenue generated for the nine-month period ended September 30, 2006 (each, an “SG Material Customer”) and the largest 25 suppliers of Saint-Gobain’s Business based on expense incurred for the nine-month period ended September 30, 2006 (each, an “SG Material Supplier”). Except as set forth in Schedule 4.02(z), since September 30, 2006 no SG Material Customer or SG Material Supplier has either terminated its relationship with Saint-Gobain’s Business or materially reduced the aggregate value of its annual transactions with Saint-Gobain’s Business, nor has any SG Material

Customer or SG Material Supplier given formal written notice to Saint-Gobain or any of its Subsidiaries of its intention to do so.

(aa) Product Liability. Except as set forth in Schedule 4.02(aa), neither Saint-Gobain nor any of its Affiliates has received any written notice within the past two years relating to, nor does Saint-Gobain have any knowledge of any facts or circumstances that are reasonably expected to give rise to, any actual or potential claim involving any service provided or any product designed, manufactured, serviced, produced, modified, distributed or sold by or on behalf of Saint-Gobain’s Business relating to an alleged defect in design, manufacture, materials or workmanship, performance, or any alleged failure to warn, or any alleged breach of implied warranties or representations, other than notices or claims that have been settled or resolved prior to the date of this Agreement, that are within normal warranty experience, or those that could not, individually or in the aggregate, have and could not reasonably be expected to have a Material Adverse Effect.

(bb) Furnaces. Schedule 4.02(bb) contains a list of furnaces owned by Saint-Gobain or any of its Affiliates Primarily used in Saint-Gobain’s Business indicating for each such furnace the date it was last rebuilt and the good faith estimate of the cost thereof.

(cc) Hedging Arrangements. With respect to Saint-Gobain’s Business, (v) all currency hedge gains and losses are accurately reflected on the SG Financial Statements on lines R27, R762, R763, R764, (w) all Mark to Market Variation of Financing Currency Derivatives are accurately reflected on the SG Financial Statements on lines R7632, (x) all Mark to Market Variation of an Internal Operating Derivative are accurately reflected on the SG Financial Statements on lines R2712, (y) all Mark to Market Variation of an External Operating Derivative are accurately reflected on the SG Financial Statements on lines R2713, and (z) all other hedge gains and losses are accurately reflected on the SG Financial Statement on lines R7624, R7631, R7633, R7634, R7641, R7642, R7643, R7644.

(dd) Metal.

(i) The information provided in the Metal Reconciliation Certificate shall be true and accurate as of the Closing Date.

(ii) The quantity of Metal in Metal containing refractory materials used in the calculation SG Owned Metal Book Quantity in SG’s Business as of March 1, 2007 was 61.1 kg of platinum and 9.0 kg of rhodium as set forth on Exhibit F.

(iii) No Metal containing refractory materials used in SG’s Business or Metal recovered from refractory materials used in SG’s Business has been sold by or removed from SG’s Business since March 1, 2007.

ARTICLE V

COVENANTS AND AGREEMENTS OF THE PARTIES

Section 5.01 Conduct of Businesses. Except as set forth in Schedule 5.01, as otherwise contemplated by this Agreement (including the SG Reorganization of this Agreement) or as required by Applicable Law, from the date of this Agreement until the Closing Date, Saint-Gobain shall conduct, and shall cause its Affiliates to conduct, its Business in all material respects in accordance with the historical and customary operating practices relating to the conduct of such Business and shall use reasonable commercial efforts to preserve intact its Business and its relationships with employees and other third parties in connection with the operation of its Business. In addition to and without limiting the generality of the foregoing, except (i) with the written consent of Owens Corning (which consent shall not be unreasonably withheld or delayed), (ii) as set forth in Schedule 5.01, or (iii) as required by Applicable Law or in accordance with the terms and conditions of Contracts (including any collective bargaining agreements) in existence on the date of this Agreement, Saint-Gobain shall not, and shall cause its Affiliates not to, (a) transfer any Transferred Employee such that he or she no longer would be a Transferred Employee, (b) enter into, or amend the terms of, any lease of Metal, unless in compliance with the guidelines set forth in Exhibit E or (c) engage in any action that, if engaged in since September 30, 2006, but on or before the date of this Agreement, and not listed in Schedule 4.02(g) would constitute a breach of the representations and warranties of Saint-Gobain contained in clauses (iii) through (xiv) of Section 4.02(g).

Saint-Gobain shall not, and shall cause its Affiliates, not to enter into any Contract with the government or any representative of or any individual or entity located in an Embargoed Country which will be binding upon Owens Corning or its Subsidiaries (including any SG Acquired Subsidiaries) after the Closing without the prior written consent of Owens Corning. Additionally, at the request of Owens Corning, Saint-Gobain shall, and shall cause its Affiliates to terminate as of the Closing any existing Contracts with the government or any representative of or any individual or entity located in an Embargoed Country. To the extent there shall be any expenses to third parties in connection with compliance with the immediately preceding sentence, including without limitation, early termination fees, 60% of the same shall be reimbursed by Owens Corning promptly after Closing.

Section 5.02 [Intentionally Omitted.]

Section 5.03 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Closing Date, except as may be necessary to comply with any Applicable Laws (including Antitrust or Competition Laws and similar laws), subject to any applicable privileges (including the attorney-client privilege), subject to the terms and conditions of the Non-Disclosure Agreement and this Section 5.03, subject to the provisions of Section 5.09 and subject to the terms and conditions of any confidentiality or similar agreements between Saint-Gobain and a third party, including customers, vendors and subcontractors, from the date of this Agreement until the Closing Date, Saint-Gobain shall (i) during normal business hours and upon reasonable prior notice, give Owens Corning and its Representatives reasonable access to the records of Saint-Gobain and its Affiliates relating to its Business, (ii) during normal business hours and upon reasonable prior notice, give Owens Corning and its Representatives reasonable access to any facilities the possession of which shall be transferred to Owens Corning at Closing, including but not limited to, access to such facilities to conduct non-invasive environmental assessments and audits, (iii) furnish to Owens Corning and its Representatives such financial and operating data and other information relating to its Business as Owens Corning may reasonably request, (iv) instruct its employees and Representatives to provide reasonable cooperation to Owens Corning in Owens Corning’s investigation of its Business and (v) use reasonable commercial efforts to obtain the consent or waiver of any third parties with whom Saint-Gobain has entered into a confidentiality or similar arrangement in connection with Saint-Gobain’s Business to the disclosure of contracts or other information with respect to Saint-Gobain’s relationship with such third parties; provided, however, that such access or furnishing of information will be subject to the prior approval (such approval not to be unreasonably withheld or delayed) of Saint-Gobain if Saint-Gobain reasonably believes that doing so will unreasonably interfere with its Business or operations. Without limiting the generality of the foregoing, and subject to the limitations set forth in the first sentence of this Section 5.03(a), from the date of this Agreement until the Closing Date, Saint-Gobain shall use reasonable commercial efforts to enable Owens Corning and its Representatives to conduct, at Owens Corning’s expense, business and financial reviews, investigations and studies as to the operation of Saint-Gobain’s Business, including with respect to any tax, operating or other efficiencies that may be achieved. Notwithstanding anything to the contrary in this Section 5.03, prior to the Closing Date, Owens Corning shall not be entitled to conduct invasive environmental investigations (including but not limited to, soil, groundwater, or surface water sampling and analysis) at Saint-Gobain’s facilities without the written consent of Saint-Gobain, which consent may be withheld at Saint-Gobain’s sole discretion.

(b) Owens Corning agrees that all information provided or otherwise made available to it or any of its Representatives in connection with the Contemplated Transactions shall be governed by the provisions of, and treated as if provided or otherwise made available under, the Non-Disclosure Agreement (regardless of whether or not the Non-Disclosure Agreement is in effect or has been terminated or superseded); provided, that nothing in this Section 5.03 shall limit or otherwise restrict the applicability of any other confidentiality or similar provisions included in any of the Transaction Documents or any other agreement between the Parties. Notwithstanding the provisions of this Section 5.03 or any other provision of this Agreement, Owens Corning acknowledges and agrees that all information disclosed to or otherwise discovered by Owens Corning pursuant to this Section 5.03 shall be used solely for the purpose of evaluating the Contemplated Transactions and the satisfaction of the conditions to Closing set forth in this Agreement and that no such information shall be used for any other purpose.

Section 5.04 Provision and Preservation of and Access to Certain Information; Cooperation After Closing.

(a) On and after the Closing Date, Owens Corning shall preserve all books and records of Saint-Gobain’s Business provided to Owens Corning for a period of six years commencing on the Closing Date (or (i) in the case of books and records relating to Tax, employment, environmental and employee benefits matters, until such time as all statutes of limitations to which such records relate have expired, (ii) in the case of books and records as to which Applicable Law requires a longer period, for such longer period), and thereafter Owens Corning shall not destroy or dispose of such records without giving notice to Saint-Gobain of such pending disposal and offering Saint-Gobain such records. In the event Saint-Gobain has not requested such materials or directed Owens Corning to retain such materials for a longer period of time within 90 days following the receipt of such notice from Owens Corning, Owens Corning may proceed to destroy or dispose of such materials.

(b) Subject to any applicable privileges (including the attorney-client privilege), and this Section 5.04 and subject to the terms and conditions of any confidentiality or similar agreements between Owens Corning and a third party, including customers, vendors and subcontractors, from and after the Closing Date, Owens Corning shall (i) afford Saint-Gobain and its Representatives reasonable access upon reasonable prior notice during normal business hours, to all employees, offices, properties, agreements, records, books and affairs of the Business and, at Saint-Gobain’s expense, provide copies of such information concerning the Business, as Saint-Gobain may reasonably request for any proper purpose, (ii) use reasonable commercial efforts to cooperate with Saint-Gobain for any of the purposes contemplated by the preceding clause (i), and (iii) use reasonable commercial efforts to cooperate with Saint-Gobain in the defense of or pursuit of any Indemnified Claim between the Parties, or any claim or action that relates to an Indemnified Claim between the Parties; provided that Saint-Gobain shall reimburse Owens Corning for any reasonable out-of-pocket expenses incurred by Owens Corning in connection with any such defense, claim or action. Saint-Gobain agrees to treat and hold as confidential all information provided or otherwise made available to it or any of its Representatives under this Section 5.04(b) in accordance with the provisions of Section 5.04(d).

(c) Subject to any applicable privileges (including the attorney-client privilege) and this Section 5.04 , and subject to the terms and conditions of any confidentiality or similar agreements between Saint-Gobain (or an Affiliate thereof) and a third party, including customers, vendors and subcontractors, from and after the Closing Date, Saint-Gobain shall, and shall cause each of its Subsidiaries to, at Owens Corning’s expense (i) afford Owens Corning and its Representatives reasonable access, upon reasonable prior notice during normal business hours, to all employees, offices, properties, agreements, records, books and affairs of Saint-Gobain and its Subsidiaries to the extent relating to the conduct of Saint-Gobain’s Business prior to the Closing, as Owens Corning may reasonably request for any proper purpose and (ii) use reasonable commercial efforts to cooperate with Owens Corning with respect to matters relating to the conduct of Saint-Gobain’s Business prior to the Closing, including in the defense or pursuit of any claim or action that relates to occurrences involving Saint-Gobain’s respective Businesses prior to the Closing Date; provided that Owens Corning shall reimburse Saint-Gobain for any reasonable out-of-pocket expenses incurred by Saint-Gobain or its Affiliates in connection with any such defense, claim or action. Owens Corning agrees to treat and hold as confidential all information provided or otherwise made available to it or any of its Representatives under this Section 5.04(c) in accordance with the provisions of Section 5.04(d).

(d) In the event either Party is requested or required (by oral or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or by Applicable Law) to disclose any confidential or proprietary information provided to such Party under this Section 5.04, then such Party, as the case may be, shall notify the disclosing Party promptly of the request or requirement so that the disclosing Party, at its expense, may seek an appropriate protective order or waive compliance with Section 5.04(b) or Section 5.04(c), as the case may be. If, in the absence of a protective order or receipt of a waiver hereunder, such Party is, on the advice of counsel, compelled to disclose such confidential or proprietary information, such Party may so disclose the confidential or proprietary information; provided that such Party shall use reasonable commercial efforts to obtain reliable assurance that confidential treatment shall be accorded to such confidential or proprietary information. The provisions of this Section 5.04(d) shall not be deemed to prohibit the disclosure by any Party of confidential or proprietary information to the extent reasonably required (i) to prepare or complete any required Tax Returns or financial statements, (ii) in connection with audits or other proceedings by or on behalf of a Governmental Authority, (iii) in connection with any insurance or benefits claims, (iv) to the extent necessary to comply with any Applicable Laws, (v) to provide services to the disclosing Party in accordance with the terms and conditions of any of the Transaction Documents, (vi) in connection with asserting any rights or remedies or performing any obligations under any of the Transaction Documents, or (vii) in connection with any other similar administrative functions in the ordinary course of business; provided that in each such case such Party shall use reasonable commercial efforts to obtain reliable assurance that confidential treatment shall be accorded to such confidential or proprietary information. Notwithstanding the foregoing, the confidentiality restrictions of this Section 5.04 shall not apply to information that (x) is or becomes publicly available other than as a result of a disclosure by the receiving Party, (y) is or becomes available to a Party on a non-confidential basis from a source that, to such Party’s knowledge, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, or (z) is or has been independently developed by the receiving Party as evidenced by written documentation.

Section 5.05 Insurance.

(a) Except for the replacement of existing insurance policies with substantially similar policies upon expiration of existing policies, on and after the date of this Agreement and until the Closing Date, Saint-Gobain shall not take or fail to take any action if such action or inaction, as the case may be, would adversely affect the applicability of any insurance (including reinsurance) maintained by Saint-Gobain or its Affiliates and in effect on the date of this Agreement that covers all or any part of the assets owned, held or used by Saint-Gobain or its respective Affiliates in the conduct of Saint-Gobain’s Business or the Transferred Employees. On and after the Closing Date, Saint-Gobain shall not intentionally take or intentionally fail to take any action if such action or inaction, as the case may be, would adversely affect any insurance proceeds that would otherwise be payable Saint-Gobain on or after the Closing Date to the extent such action relates to an event or occurrence prior to the Closing Date. Saint-Gobain shall not have any obligation to maintain the effectiveness of any such insurance policy, or to make any monetary payment in connection with any such policy, after the Closing Date.

(b) Notwithstanding the provisions of Section 5.05(a), the Parties hereby acknowledge and agree that as of the Closing Date, neither Owens Corning, the Business, any property owned or leased by any of the foregoing, any directors, officers, employees (including the Transferred Employees) or agents of any of the foregoing, shall be insured under any insurance policies maintained by Saint-Gobain or any of its Affiliates, except (i) in the case of certain claims made policies, to the extent that a claim has been reported as of the Closing Date, (ii) in the case of a policy that is an occurrence policy, to the extent the accident, event or occurrence that results in an insurable loss occurs prior to the Closing Date and has been, is or shall be reported or noticed to the respective carrier by either party in accordance with the requirements of such policies (which claims Saint-Gobain shall, at Owens Corning’s cost and expense, use reasonable commercial efforts to pursue on Owens Corning’s behalf, and the net proceeds of which claims (except to the extent they relate to SG Excluded Liabilities) shall be remitted promptly to Owens Corning upon receipt thereof), and (iii) otherwise agreed to in writing by the Parties. Except as otherwise agreed to in writing by the Parties, from and after the Closing Date, Saint-Gobain shall not have any obligation of any kind to maintain any form of insurance covering all or any part of the Business, its assets or the Transferred Employees.

Section 5.06 Non-Hire and Nonsolicitation of Certain Employees in the Business.

(a) From and after the date of this Agreement until the Closing Date, neither Party nor any of their Affiliates shall, without the prior written approval of the other Party, directly or indirectly solicit any employee of the other Party or its Affiliates that has been engaged in the negotiations of the Transaction Documents (including the schedules, exhibits or annexes attached thereto) to enter into an employment relationship with the other Party or its respective Affiliates; provided, however, that the foregoing shall not apply to (i) individuals hired as a result of the use of an independent employment agency (as long as the agency was not directed to solicit a particular individual or a class of individuals that could only be satisfied by employees of either Owens Corning or Saint-Gobain or any of their Affiliates) or as a result of the use of advertisements and other general solicitation (such as an advertisement in newspapers, on Owens Corning or Saint-Gobain websites or internet job sites, or on radio or television) not specifically directed to employees of either Owens Corning or Saint-Gobain or any Affiliate of Owens Corning or Saint-Gobain, or (ii) individuals whose employment is terminated by Owens Corning or Saint-Gobain or any of their respective Affiliates after the date of this Agreement.

(b) From and after the Closing Date until the second anniversary of the Closing Date, neither Saint-Gobain nor any of its Affiliates shall, without the prior written approval of Owens Corning, directly or indirectly solicit any employee of Owens Corning or its Affiliates that is or has been employed in the Business to enter into an employment relationship with Saint-Gobain or any of its Affiliates or to otherwise terminate his or her employment with Owens Corning or any of its Affiliates; provided, however, that the foregoing shall not apply to (i) individuals hired as a result of the use of an independent employment agency (as long as the agency was not directed to solicit a particular individual or a class of individuals that could only be satisfied by employees of Owens Corning or any of its Affiliates) or as a result of the use of advertisements and other general solicitation (such as an advertisement in newspapers, on Saint-Gobain’s websites or internet job sites, or on radio or television) not specifically directed to employees of Owens Corning or any Affiliate of Owens Corning, or (ii) individuals whose employment is terminated by Owens Corning or any of its Affiliates after the date of this Agreement.

(c) From and after the Closing Date until the second anniversary of the Closing Date, neither Owens Corning nor any of its Affiliates shall, without the prior written approval of Saint-Gobain, directly or indirectly solicit any employee of Saint-Gobain or its Affiliates that is or has been employed by Saint-Gobain Vetrotex America, Inc. or by the Textile Solutions Business to enter into an employment relationship with Owens-Corning or any of its Affiliates or to otherwise terminate his or her employment with Saint-Gobain or any of its Affiliates; provided, however, that the foregoing shall not apply to (i) individuals hired as a result of the use of an independent employment agency (as long as the agency was not directed to solicit a particular individual or a class of individuals that could only be satisfied by employees of Saint-Gobain or any of its Affiliates) or as a result of the use of advertisements and other general solicitation (such as an advertisement in newspapers, on Owens Corning websites or internet job sites, or on radio or television) not specifically directed to employees of Saint-Gobain or any Affiliate of Saint-Gobain, or (ii) individuals whose employment is terminated by Saint-Gobain or any of its Affiliates after the date of this Agreement.

Section 5.07 Financial Support Arrangements.

(a) Except as set forth on Schedule 4.02(k)(i)(E) Saint-Gobain and its Affiliates shall not be required to maintain after the Closing Date any other Financial Support Arrangements in connection with Saint-Gobain’s Businesses and may terminate the same as of the Closing Date but only to the extent disclosed on Schedule 5.07(a) or those Financial Support Arrangements entered into with the written consent of Owens Corning, such consent not to be unreasonably withheld or delayed. With respect to Financial Support Arrangements that can only be terminated with the consent of a third party beneficiary, Owens Corning agrees (i) to use reasonable commercial efforts to arrange for the substitution of any such disclosed Financial Support Arrangements which are to be terminated as of the Closing Date on terms and conditions reasonably satisfactory to the beneficiaries thereof on the Closing Date, (ii) to provide financial information reasonably requested by those Persons for whose benefit the Financial Support Arrangements were made, (iii) to keep Saint-Gobain regularly apprised of the status of its efforts to substitute such Financial Support Arrangements and (iv) provide Saint-Gobain with evidence of such beneficiaries’ acceptance of such substitution prior to Closing.

(b) If, at any time after the Closing Date, (i) any amount is drawn on or paid under any Financial Support Arrangement maintained by Saint-Gobain or any of its respective Affiliates in connection with Saint-Gobain’s Businesses pursuant to which Saint-Gobain or any of its respective Affiliates is obligated to reimburse the Person making such payment, or (ii) Saint-Gobain or any of its respective Affiliates pays any amounts under, or any fees, costs or expenses relating to, any such Financial Support Arrangement, Owens Corning shall reimburse Saint-Gobain such amounts promptly after receipt from Saint-Gobain of written notice thereof accompanied by written evidence of the underlying payment obligation.

Section 5.08 [Intentionally Omitted.]

Section 5.09 Competitive Businesses. Unless and until the Closing of the Contemplated Transactions is consummated, the Parties will continue to operate as competitive businesses and will not collaborate in any manner in violation of Applicable Law.

Section 5.10 Certain Intellectual Property Matters.

(a) Saint-Gobain agrees that Owens Corning shall be granted a term of nine (9) months from the Closing Date in order to discontinue and remove any use by any SG Acquired Subsidiaries of the ‘Saint-Gobain’ and ‘Vetrotex’ trademarks and designs (as displayed in Exhibit H-1) or anything that is substantially or confusingly similar to any of these trademarks and designs, appearing (a) in any domain name; (b) on any external documents such as purchase orders, acknowledgements of receipt and commercial brochures; (c) on the packaging of the Business Products; (d) on buildings and sign posts; and (e) on any other support or medium (such as, but not limited to, company uniforms and merchandising goods).

(b) Owens Corning undertakes that, as soon as reasonably practicable after the Closing Date and in any event within six (6) months afterwards, the name of any SG Acquired Subsidiaries which consists of or incorporates any of the ‘Saint-Gobain’ or ‘Vetrotex’ names, or anything that is substantially or confusingly similar to any of these names, is changed to a name which does not include any of these names.

(c) For a maximum of twelve (12) months following the Closing Date, Saint-Gobain and its Affiliates shall redirect internet traffic relating to the Business from their websites to websites of Owens Corning by (i) maintaining a reasonable number of existing links on mutually agreed pages of the website(s) of Saint-Gobain and its Affiliates to website(s) of SG Acquired Subsidiaries and (ii) redirecting mutually agreed links to such mutually agreed URL(s) within the website(s) of Owens Corning.

(d) Within three (3) months after the Closing Date, Saint-Gobain shall deliver to the SG Acquired Subsidiaries all the Know How included in the SG R&C Intellectual Property (for purposes of this Section 5.10, “Know How Material”) which is not in place on the Closing Date at the facilities to be acquired by Owens Corning pursuant to this Agreement (for purposes of this Section 5.10, “Acquired Manufacturing Facilities”). Should Owens Corning, or Saint-Gobain subsequently determine that the SG Acquired Subsidiaries have not received any Know How Material, Saint-Gobain shall promptly deliver to Owens Corning such Know How Material.

(e) Unless otherwise agreed by the Parties, Saint-Gobain shall transfer, or cause to be transferred, promptly after Closing, to Owens Corning or its designee, the documents (including but not limited to patent and trademark files and agreements) that are not held by an SG Acquired Subsidiary, associated with the SG Third Party Intellectual Property or the SG Acquired Intellectual Property.

(f) Saint-Gobain and/or any of its Affiliates shall take all necessary steps to remove, and Owens Corning and/or its Affiliates shall take the steps set forth in (g) and (h) to permit to be removed, from the Acquired Manufacturing Facilities any materials or part of materials relating to the Intellectual Property of Saint-Gobain or its Affiliates other than the SG R&C Intellectual Property, the SG Third Party Intellectual Property and the SG Licensed Intellectual Property (“Excluded Technology”) in tangible form, including any materials prepared by hand, with all copies of the above, and all physical assets or part of physical assets in the possession or control of Owens Corning and/or its Affiliates that describe, discuss, incorporate, embody or reveal any, but only, Excluded Technology (“Excluded Materials”). Excluded Materials shall include, but shall not be limited to, research reports, engineering reports, manufacturing reports, research or development documents of any kind, market studies, batch books, files, notes, letters, studies, computer data or backups and other documents and equipment.

(g) In relation to Saint-Gobain Vetrotex International (Chambéry, France), Vado Ligure (Italy), Changzhou (People’s Republic of China) and Gunsan (Korea) (collectively “Carve-out Facilities”), Saint-Gobain or its Affiliates shall use best efforts to remove all Excluded Material from such Carve-out Facilities prior to Closing; provided, however, that for a period of six (6) months from the Closing Date, Saint-Gobain or its Affiliates may, in

collaboration with Owens Corning and/or its Affiliates, conduct one inspection of each such Carve-out Facility, of reasonable scope and duration, for Excluded Materials to identify any such Excluded Materials and thereafter to remove from the Carve-out Facilities any such Excluded Materials remaining in such Carve-out Facilities. Owens Corning and its Affiliates shall permit Saint-Gobain reasonable access to such facilities, during normal business hours, to conduct such inspections and removal.

(h) In relation to the Acquired Manufacturing Facilities pursuant to this Agreement other than the Carve-out Facilities, as and when Owens Corning, and/or its Affiliates discover any Excluded Materials at any such facility, such entity shall promptly notify Saint-Gobain of such Excluded Materials and shall make reasonable arrangements for Saint-Gobain to remove such Excluded Materials.

(i) For the avoidance of doubt, the Parties agree that indemnification provisions in this Agreement shall not be limited by any disclaimers or limitations of liability in the SG Intellectual Property License Agreements.

(j) Owens Corning acknowledges (i) that some of the SG R&C Intellectual Property and SG Licensed Intellectual Property has been licensed to Saint-Gobain Vetrotex America, Inc. for use in its Wichita Falls facility; (ii) that if Saint-Gobain Vetrotex America, Inc. were to sell its Wichita Falls facility, such licenses may be assigned to the purchaser of the Wichita Falls facility without the consent of Owens Corning; (iii) to have been provided with copies of the execution versions of any such license agreements; and (iv) any such license agreement that licenses rights in the SG R&C Intellectual Property shall be assigned to US IP Holdco and/or Non-US IP Holdco, as appropriate.

(k) Saint-Gobain hereby covenants, for a period of four years following the Closing Date, to use its best efforts to convince its then current Affiliates to enter into a good faith negotiation with Owens Corning, and reasonably facilitate such negotiation, for the grant of a license on royalty-bearing and commercially reasonable terms in respect of any Intellectual Property of the Affiliates that may be necessary to develop, manufacture, use, market, distribute and sell Business Products.

(l) Attached in Exhibit H-2A are lists of Saint-Gobain’s invention disclosure records, ‘enveloppes Soleau’ and unpublished patent applications. Saint-Gobain shall provide electronic copies of the items listed on this Exhibit to Owens Corning as soon as feasible but no later than five (5) Business Days after the date of this Agreement, for reference by such Owens Corning legal and technical personnel as agreed by the Parties. Prior to Closing, the Parties shall discuss in good faith the appropriate allocation of the items on these Exhibits between SG R&C Intellectual Property and SG Licensed Intellectual Property. The Parties shall also discuss in good faith the appropriate allocation of the patents listed in Exhibit H-2B between SG R&C Intellectual Property and SG Licensed Intellectual Property. Owens Corning shall reimburse Saint-Gobain for the annuity and late payment fees specified in Exhibit H-2B for patents listed in Exhibit F-2B that are agreed to be SG R&C Intellectual Property. Owens Corning shall also reimburse Saint-Gobain for the annuity and late payment fees identified in Exhibit H-2C.

(m) Attached in Exhibit H-3 is a list of Saint-Gobain’s joint development agreements. Attached in Exhibit H-4 are lists of Saint-Gobain’s legal opinions. Saint-Gobain shall provide electronic copies of the items listed on these Exhibits to Owens Corning as soon as feasible but no later than five (5) Business Days after the date of this Agreement for reference by such Owens Corning legal personnel, and in the case of the items listed in Exhibit H-3, by such Owens Corning technical personnel, as agreed by the Parties. Prior to Closing, the Parties shall discuss in good faith how to address (i) any limitations on the rights of Owens Corning to the SG R&C Intellectual Property, the SG Third Party Intellectual Property, and/or the SG Licensed Intellectual Property that are imposed by Saint-Gobain’s joint development agreements and/or (ii) any risks posed by any third party Intellectual Property that is the subject of any legal opinion listed in Exhibit H-4 that may arise from the manufacture, use, or sale of Business Products as manufactured, used, or sold in Saint-Gobain’s Business as conducted on or before the Closing Date.

(n) For each patent and patent application listed on Schedule A-4 and listed on the lists attached to Exhibits T-1 and T-2 for which the deadline for claiming filing priority under the Paris Convention occurs between the date of this Agreement and Closing, (i) Saint-Gobain shall file an application under the Patent Cooperation Treaty (“PCT”) without limit on designated countries, and (ii) at least five (5) Business Days before any such final deadline, Owens Corning shall notify Saint-Gobain of the non-PCT country(ies) and/or region(s), if any, where it reasonably wishes counterpart application(s) claiming filing priority from each such application to be filed.

(o) For each patent and patent application listed on Schedule A-4 and listed on the lists attached to Exhibits T-1 and T-2 for which the deadline for filing national stage applications based on any application under the PCT occurs between the date of this Agreement and Closing, Owens Corning shall, at least five (5) Business Days before any such final deadline, notify Saint-Gobain of the PCT country(ies) where it reasonably wishes national stage applications based on such PCT application to be filed.

(p) Saint-Gobain undertakes to, or cause its Affiliates to, file the patent applications in the country(ies) or region(s) indicated by Owens Corning pursuant to (n) and (o) above, with Saint-Gobain bearing its own costs.

(q) Owens Corning, at its option, may undertake to apply for trademark registrations for (1) an “OCV” word mark, (2) an OCV logo, and (3) a suitable slogan Owens Corning desires.

(r) Saint-Gobain hereby covenants, for itself and its Affiliates, that neither Saint-Gobain nor any of its Affiliates will, or will grant to any third party any right to, make, have made, use, have used, develop, have developed, improve, have improved, import, have imported, export, have exported, lease, distribute, have distributed, sell, or have sold any pipes for water adduction under the patents identified in Exhibit H-5. To avoid any doubt, Owens Corning and its Affiliates hereby acknowledge that Saint-Gobain and its Affiliates shall have the right to pursue and prosecute any action to defend such patents in the field of pipes for water adduction.

(s) Neither Owens Corning nor any of its Affiliates shall be entitled, except pursuant to the provisions of the SG Intellectual Property License Agreements, to file a patent application on any item of Know How of Saint-Gobain that is included in a category of Know How identified on Exhibit H-6 as “R&C/TS” (i.e. as being applicable both to the “reinforcements and composites” business and to the SG Textiles Solutions Business of Saint-Gobain). Notwithstanding the foregoing, Owens Corning or any of its Affiliates may file a patent application on any such item of Know How that: (i) Owens Corning and Saint-Gobain agree is included in SG R&C Intellectual Property; (ii) is an improvement to, or an invention independently of, any SG R&C Intellectual Property, SG Third Party Intellectual Property, or SG Licensed Intellectual Property, developed by Owens Corning or its Affiliates, or (iii) is Intellectual Property owned or licensed by Owens Corning or its Affiliates, from any third party. For the avoidance of doubt, it is specified that the designation of a category of Know How as “R&C/TS” in Exhibit H-6 shall not be construed as a presumption that every item of Know How in that category constitutes SG Licensed Intellectual Property rather than SG R&C Intellectual Property.

(t) Prior to Closing, Saint-Gobain shall arrange for a joint training program between personnel of Saint-Gobain Vetrotex International (“SGVI”) who are technically expert in the LINCC furnace modeling software of SGVI and personnel of Saint-Gobain Conception Verrière (“SGCV”) who are technically expert in the CONVEC furnace modeling software of SGCV. Such training program shall be for the purpose of training the technical experts of each company on software of the other company sufficient to enable the technical experts to independently use, maintain, and support the software, including its source code, and shall take place over a period of at least three (3) months. The technical experts shall identify any known difficulties in operating the current software, and any new difficulties encountered during the training, and shall document all such difficulties. Thereafter, the technical experts from the cognizant company shall provide training and assistance to the other company’s technical experts on ways to resolve any such documented difficulties. If any such documented difficulties remain unresolved at the conclusion of the training program, or recur thereafter, then such assistance shall continue for up to six (6) months after Closing. The Parties acknowledge that, other than as provided in this Section 5.10(t), neither Party shall provide any technical support, maintenance, upgrades, or assistance in addressing difficulties arising from changes made after Closing, for the LINCC or CONVEC software.

(u) Saint-Gobain shall ensure that, prior to Closing, SGVI and SGCV shall enter into license agreements for the CONVEC and LINCC software, such agreements to include provision for the supply of source code for the software and to terminate and supersede existing license agreements for the software and to be in the forms set forth respectively in Exhibit H-1 and Exhibit I-2. Saint-Gobain shall also ensure that, prior to the Closing, SGCV shall license to SGVI the Glass CAD software, such license to be on the same basis on which SGVI, on or prior to the date of this Agreement, has access to the Glass CAD software (i.e. to executable code but not source code) and in the form set forth on Exhibit I-3 . Prior to Closing, Saint-Gobain and Owens Corning shall agree on the terms of a maintenance support agreement of the CAD software, which shall include upgrades to the CAD software to work with newer version(s) of the Microstation software, on a fee-bearing basis for up to two years, at Owens Corning’s option. Such assistance may be renewed, provided that the parties to the maintenance agreement agree on the fee and the conditions of the maintenance for the following year; it being understood that such assistance shall be granted to the licensee of the CAD software only.

(v) Deloitte & Touche and Owens Corning shall mutually define and agree on a scope of work, in consultation with Saint-Gobain, for Deloitte & Touche to prepare and provide for an independent valuation of the SG Acquired Intellectual Property for the purpose of Section 2.01. Saint-Gobain shall, and shall cause its Affiliates and Representatives to, provide Deloite & Touche, Owens Corning and its Representatives with such reasonable assistance and cooperation as Owens Corning shall require (including access to the relevant facilities and offices, information, books, records, documents and other papers of Saint-Gobain and Saint-Gobain’s Business where located) during normal business hours without unreasonably interfering with the operations of Saint-Gobain to assist in the preparation of such valuation. To the extent possible, such valuation shall utilize the analysis concluded by Deloitte & Touche on November 29, 2006 and if the preliminary valuation is materially different from the November 29, 2006 valuation, Owens Corning shall provide Saint-Gobain an opportunity to furnish further information and consult with Deloitte & Touche prior to the final determination of the valuation. Owens Corning shall coordinate and supervise Deloitte & Touche during the valuation process in consultation with Saint-Gobain and Owens Corning shall be responsible for the cost of such valuation.

Section 5.11 Financial Statements. From the date of this Agreement until the Closing Date, Saint-Gobain shall provide to Owens Corning, within 45 days of the end of its fiscal quarters, the unaudited consolidating balance sheet of Saint-Gobain’s Business as of the close of such fiscal quarter and the unaudited consolidating income statement of Saint-Gobain’s Business for such fiscal quarter. Except as set forth on Schedule 5.11, Saint-Gobain agrees that the deliverables provided by Saint-Gobain under this Section 5.11 will be prepared in all material respects in accordance with IFRS (as applicable) and will present fairly, in all material respects, the assets, liabilities, financial condition, the results of operations of Saint-Gobain’s Business at, and for the applicable fiscal quarter then ended (as the case may be).

Section 5.12 Non-compete.

(a) Until the third (3rd) anniversary of the Closing Date, (the “Non-Compete Period”, Saint-Gobain shall not, and shall cause its Affiliates not to, directly or indirectly, for their own account or otherwise, in any country of the world: (i) own, operate, manage or control; (ii) serve as an officer, director, shareholder, partner, member, employee, agent, consultant, advisor or developer or in any similar capacity; or (iii) have any financial interest in, in each of (i), (ii) or (iii), any person, business or enterprise that competes directly or indirectly with the Business; provided, however, that Saint-Gobain or its Affiliates may (A) own and operate the business conducted by Saint-Gobain Vetrotex America, Inc. as conducted from its Wichita Falls facility, (B) own an interest of not more than five percent (5%) of any class of security of a Person engaged in a competing business, which securities of such Person are traded on a securities exchange and (C) operate the single texturised product machine at Litomysl for supplies to Valeo.

(b) Section 5.12(a) shall not apply to any business owned as of the date hereof by either Saint-Gobain or any of its Affiliates, that the Parties have agreed shall not be an

Acquired Asset (including, for the avoidance of doubt, the business conducted by Saint-Gobain Vetrotrex America, Inc. at its Wichita Falls facility (including the sales offices, warehouses and the glass mat operations), the SG Textile Solutions Business and the single texturised product machine at Litomysl for supplies to Valeo), provided, however, that except for the business conducted at Saint-Gobain Vetrotex America, Inc.’s Wichita Falls facility (including the sales offices, warehouses and the glass mat operations), any such business shall not manufacture or sell any Business Products except pursuant to a written supply, license, and/or tolling agreement with Owens Corning or its Affiliates.

(c) Section 5.12(a) shall not prohibit the acquisition, directly or indirectly, by Saint-Gobain or any of its Affiliates, of any business assets or shares which cause it to be in breach of Section 5.12(a) (the “Prohibited Asset”) as the result of the consummation of any merger, acquisition or similar transaction for so long as and provided that (i) the annual sales revenue generated by the Prohibited Asset represents less than ten (10) percent of the total annual sales revenue generated by such acquired business assets or shares, or (ii) the annual sales revenue generated by the Prohibited Asset is less than USD20 million, in each case calculated based on the relevant annual financial statements for the most recent complete financial year.

(d) If Saint-Gobain or any of its Affiliates becomes the owner of any Prohibited Asset at any time during a Non-Compete Period, Saint-Gobain shall transfer or cause its Affiliate to transfer such Prohibited Asset to a third party for cash consideration only and shall use its reasonable efforts to effect such transfer within twelve (12) months after its acquisition (and if such Transfer does not occur within such twelve (12) month period, Saint-Gobain shall continue to use its reasonable efforts to effect such transfer as soon as practically possible), which transfer will be subject, however, to a right of first offer in favor of Owens Corning or an Affiliate thereof designated by Owens Corning, which right of first offer shall be exercised in accordance with Section 5.12(e).

(e) Promptly but no later than twenty (20) Business Days following the acquisition of the Prohibited Asset by Saint-Gobain or any of its Affiliates, Saint-Gobain shall give written notice (a “ROFO Transferor’s Notice”) to Owens Corning of its intention, or that of its applicable Affiliate, to sell the Prohibited Asset, which notice shall (i) identify the Prohibited Asset, (ii) indicate the expected purchase price of the Prohibited Asset and any other material items and conditions of the proposed transfer and (iii) attach a copy of any due diligence report prepared by the ROFO Transferor or its applicable Affiliate and its legal and financial advisors (but only to the extent permitted by such legal and financial advisors) for the purpose of the transaction comprising the Prohibited Asset. The date on which such ROFO Transferor’s Notice is actually received by Owens Corning is referred to hereinafter as the “ROFO Notice Date.” Owens Corning shall have sixty (60) days following the ROFO Notice Date to notify Saint-Gobain in writing whether Owens Corning wishes to buy such Prohibited Asset on the same terms as set forth in the ROFO Transferor’s Notice (the “ROFO Notice”). If Owens Corning either fails to give the ROFO Notice within such sixty (60) day period or notifies Saint-Gobain that it does not wish to purchase the Prohibited Asset, Owens Corning shall be deemed to have declined to purchase such Prohibited Asset and Saint-Gobain or its applicable Affiliate may thereafter transfer the Prohibited Asset to any third party at a price and on terms and conditions which are not more favorable to the proposed transferee than those set forth in the ROFO Transferor’s Notice; provided that if the Prohibited Asset is not transferred for any reason before the end of a one hundred and eighty (180) day period following the expiry of the above-mentioned sixty (60) day period (or, if applicable, within thirty (30) days after receipt of all necessary approvals from any Governmental Authority, provided a binding agreement (subject only to customary conditions, including regulatory approvals) shall have been entered into between Saint-Gobain or its applicable Affiliate and the relevant third party purchaser before the end of the above-mentioned one hundred and eighty (180) day period), then such Prohibited Asset may be transferred only by again complying with all of the terms and procedures set forth in this Section 5.12(e). If Owens Corning does provide a ROFO Notice to Saint-Gobain within such sixty (60) day period, such ROFO Notice shall be deemed to create a binding agreement between Saint-Gobain or its applicable Affiliate and Owens Corning (or the Affiliate designated by Owens Corning in the ROFO Notice) to transfer, subject to the receipt of the purchase price, all and not less than all of the Prohibited Asset at the price and on the other terms and conditions set forth in the ROFO Transferor’s Notice. Saint-Gobain or its applicable Affiliate shall be liable for the transfer of full and unencumbered legal title to the Prohibited Asset. The closing for the transfer to Owens Corning or its designated Affiliate shall take place at a time and place reasonably acceptable to Saint-Gobain or its applicable Affiliate and Owens Corning or its designated Affiliate; provided that such closing shall occur on the later of (i) thirty (30) days after the receipt of all necessary approvals from any Governmental Authority and (ii) one hundred and eighty (180) days after receipt by Saint-Gobain of the ROFO Notice. Each of Saint-Gobain or its applicable Affiliate, on the one hand, and Owens-Corning or its designated Affiliate, on the other hand, shall pay its own costs and expenses in connection with the transaction.

Section 5.13 Confidentiality. For a period commencing on the Closing Date and ending on the ten year anniversary thereof, Saint-Gobain shall, and shall cause its Affiliates to, treat and hold as confidential, any and all technical, economic, financial, or marketing information or other proprietary or confidential information concerning the Business. In the event Saint-Gobain or any of its Affiliates is requested or required (by oral or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or by applicable Law) to disclose any such confidential or proprietary information, then Saint-Gobain shall notify Owens Corning promptly of the request or requirement so that Owens Corning, at its own expense, may seek an appropriate protective order or waive compliance with this Section 5.13. If, in the absence of a protective order or receipt of a waiver hereunder, Saint-Gobain is, on the advice of counsel, compelled to disclose such confidential information, Saint-Gobain may so disclose the confidential or proprietary information; provided that Saint-Gobain shall use reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded to such confidential or proprietary information. The provisions of this Section 5.13 shall not be deemed to prohibit the disclosure by Saint-Gobain of confidential or proprietary information relating to the operations or affairs of the Business to the extent reasonably required (i) to prepare or complete any required Tax returns or financial statements, (ii) in connection with audits or other proceedings by or on behalf of a Governmental Authority, (iii) in connection with any insurance or benefits claims, (iv) to the extent necessary to comply with any applicable Laws, (v) to provide services to Owens Corning in accordance with the terms and conditions of any of the Transaction Documents, (vi) in connection with asserting any rights or remedies or performing any obligations under the Transaction Documents, or (vii) in connection with any other similar administrative functions in the ordinary course of business; provided that in each such case Saint-Gobain shall use reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded to such confidential or proprietary information. Notwithstanding the foregoing, the provisions of this Section 5.13 shall not apply to information that (x) is or becomes publicly available other than as a result of a disclosure by Saint-Gobain, (y) is or becomes available to Saint-Gobain on a non-confidential basis from a source that, to the knowledge of Saint-Gobain, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, or (z) is or has been independently developed by Saint-Gobain other than through the use of information available to Saint-Gobain prior to the Closing.

ARTICLE VI

FURTHER COVENANTS AND AGREEMENTS OF THE PARTIES

Section 6.01 Further Assurances. Subject to the terms and conditions of this Agreement, each Party shall use reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or reasonably desirable under Applicable Law, to consummate or implement the Contemplated Transactions, including providing information reasonably requested by other Persons necessary for such Persons to evaluate whether to consent to the assignment of any Contracts, licenses or permits or related rights or obligations. The Parties shall execute and deliver, and shall cause their respective Affiliates, as appropriate or required as the case may be, to execute and deliver, such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable to consummate or implement the Contemplated Transactions. Except as otherwise expressly set forth in the Transaction Documents, nothing in this Section 6.01 or elsewhere in the Transaction Documents shall require any Party or any of their respective Affiliates to make any payments or issue any guarantee or other Financial Support Arrangements in order to obtain any consents or approvals necessary or desirable in connection with the consummation of the Contemplated Transactions.

Section 6.02 Certain Filings; Consents. The Parties shall cooperate with each other (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained in respect of any Contracts, licenses or permits in connection with the consummation of the Contemplated Transactions and (b) subject to the terms and conditions of this Agreement, in taking any such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 6.03 Public Announcements. On the date of execution and delivery of this Agreement, the Parties shall issue a joint press release in the form mutually agreed by them, such agreement not to be unreasonable withheld. Prior to the Closing, the Parties shall not (and shall not permit any Affiliate to) issue any press release or make any public statement with respect to this Agreement or any of the Contemplated Transactions, except as may be required by Applicable Law or any listing agreement with any securities exchange on which its securities are traded, in which case no Party shall issue any such press release or make any such public statement without the prior written consent of the other Party (to the extent reasonably practicable) and without complying with Applicable Law. Notwithstanding the foregoing, no provision of this Agreement shall (a) relieve either Party from any of its obligations under the Non-Disclosure Agreement or (b) terminate any of the restrictions imposed upon the Parties by Section 5.03.

Section 6.04 Antitrust or Competition Law Matters.

(a) The Parties shall, as promptly as practicable and in any event no later than September 12, 2007 file with any Governmental Authority, any filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any Antitrust or Competition Law as set forth in Schedule 6.04(a) as far as such filings are required despite the authorizations already received from such Governmental Authorities for the Joint Venture. The Parties shall, as promptly as practicable respond, to any request for information and documents or compulsory process from any Governmental Authority. The Parties shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under any Antitrust or Competition Law or requested by any Governmental Authority. The Parties shall share equally in all filing and other similar fees payable in connection with such filings, including local counsel fees, it being understood that such local counsel fees shall include the fees allocated by Saint-Gobain for in-house legal support as previously agreed in writing between the Parties.

(b) The Parties shall take all commercially reasonable steps to (i) obtain promptly, and in any event no later than October 31, 2007, any clearance or approval required under any Antitrust or Competition Law for the consummation of this Agreement and the transactions contemplated hereby, and (ii) close or have closed any investigation by any Governmental Authority relating to the transactions contemplated in this Agreement. The Parties shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority and shall comply promptly with any such inquiry or request. For the avoidance of doubt, and notwithstanding any provision in this Agreement, it is understood that in order to prevent a negative decision of and/or the institution of proceedings by a competent Governmental Authority, Owens Corning shall be required to offer as a remedy, or to agree with any competent Governmental Authority, to sell or otherwise transfer or dispose of the Businesses and assets set forth on Schedule 6.04(b)(1). For the avoidance of doubt, and notwithstanding any provision in this Agreement, it is understood that Owens Corning shall be required to take all commercially reasonable steps to reach an agreement with any competent Governmental Authority in Brazil permitting the Parties to consummate this Agreement with effect in Brazil. For the avoidance of doubt, and notwithstanding any provision in this Agreement, it is understood that in order to prevent a negative decision of and/or the institution of proceedings by a competent Governmental Authority, Saint-Gobain shall be required to offer as a remedy, or to agree with any competent Governmental Authority, to retain, sell or otherwise transfer or dispose of the Businesses and assets set forth on Schedule 6.04(b)(2). Except as provided in the immediately preceding sentence, in no event shall Saint-Gobain be required to offer as a remedy, or to agree with any competent Governmental Authority, to sell or otherwise transfer or dispose of any assets or businesses of Saint-Gobain or its Affiliates. The Parties shall consult with each other on whether to contest together, administratively or in court, any ruling, order or other action of any Governmental Authority in respect of the transactions contemplated by this Agreement. In the event that one Party decides to contest such ruling, order or action on its own, the other Party shall be obligated to provide the Party initiating the contest with all reasonable assistance in the conduct of such contest.

(c) The Parties commit to instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues and, consequently, the expiration of the applicable waiting period and the waiting periods, approvals or clearances under any Antitrust or Competition Law or the conclusion of any investigation by any Governmental Authority at the earliest practicable dates. Said commercially reasonable efforts include, but are not limited to, exchanging information and proving such other assistance reasonably necessary to obtain approvals and clearances under any Antitrust or Competition Law. Furthermore, each Party to this Agreement shall promptly notify the other Party of any oral or written communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement, permit the other Party to review in advance any communications proposed to be made by such other Party to any Governmental Authority and shall provide the other party with copies of all correspondence, filings or other communications to and from any Governmental Authority. Each Party to this Agreement shall not agree to participate in any meeting with any Governmental Authority in respect to any such filings, investigations or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate in such meetings. It is nevertheless understood that Owens Corning and its counsel will take the lead on all communications with any Governmental Authority.

Section 6.05 Agreements Regarding Tax Matters.

(a) Each Party shall (i) provide the other with such assistance as may be reasonably requested in connection with the preparation of any Tax Return relating to an SG Acquired Subsidiary or the SG Acquired Assets or any audit or other examination by any Tax Authority or proceeding involving any Governmental Authority relating to liability for Taxes, (ii) retain for a period of six years following the end of the calendar year in which the Closing occurs, or if longer, the period required by applicable Tax law, and upon reasonable request provide to the other all records and other information that may be relevant to any such Tax Return, audit or examination, proceeding or determination, and (iii) provide the other with a copy of any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of an SG Acquired Subsidiary or with respect to the SG Acquired Assets for any period. Without limiting the generality of the foregoing, each Party shall retain, until the expiration of the applicable statutes of limitation (including any extensions thereof), or if longer, the period required by applicable Tax law, copies of all Tax Returns, supporting work schedules and other records (including any other documents or information required to be retained in accordance with applicable Tax law) relating to Tax periods or portions thereof ending on or prior to the Closing Date that concern the SG Acquired Assets, the SG Acquired Subsidiaries or the SG Assumed Liabilities.

(b) The Parties agree that the transactions contemplated by this Agreement constitute a disposition of a trade or business within the meaning of Section 41(f)(3) of the Code. The Parties will provide to each other upon request all information necessary to permit Owens Corning to apply the provisions of Section 41(f)(3)(A) of the Code.

(c) Owens Corning shall timely prepare all Tax Returns with respect to the SG Acquired Subsidiaries for any Tax period beginning before and ending after the Closing Date (a “Straddle Period”) and all Tax Returns for any Tax period ending on or before the Closing Date (a “Pre-Closing Period”) that is to be filed after the Closing Date and, with the prior written consent of Saint-Gobain (which consent shall not be unreasonably withheld or delayed), shall file or cause to be filed such Tax Returns. Saint-Gobain acknowledges and agrees that Tax Returns prepared by Owens Corning pursuant to this Section 6.05(c) may include, at the discretion of Owens Corning, United States federal (and applicable state and local) Tax Returns of non-U.S. SG Acquired Subsidiaries for Pre-Closing Periods reflecting the election of a tax year for United States federal (and applicable state and local) Tax purposes that ends on the day prior to the Closing Date; provided (i) such elections do not require any such SG Acquired Subsidiaries to change their reporting period for any purposes other than United States tax purposes (including financial accounting and non-US tax purposes), (ii) Owens Corning has reasonably determined that such elections are permitted under applicable law and (iii) such elections are not reasonably expected to materially increase the United States tax liability of any of the SG Acquired Subsidiaries or of Saint-Gobain or of any of their Affiliates.

(d) Owens Corning shall pay or cause to be paid all Taxes with respect to the SG Acquired Assets and the SG Acquired Subsidiaries shown as due on the Tax Returns filed for a Straddle Period or a Pre-Closing Period pursuant to Section 6.05(c); provided, that Saint-Gobain shall be liable for and shall reimburse Owens Corning for any such Taxes attributable to the portion of such Straddle Period beginning before and ending as of the Closing Date or to a Pre-Closing Period (including Taxes resulting from the transactions contemplated by this Agreement and attributable to the SG Acquired Subsidiaries (except to the extent that such Taxes were taking into account as a liability in calculating the Adjusted Net Working Capital, the Adjusted Net Debt, or as provided in Section 6.05(k))). Any Taxes arising from or with respect to the SG Acquired Subsidiaries or the Business for a Straddle Period shall be apportioned between the Parties by allocating real and personal property taxes and any other ad valorem taxes between Parties based on the ratio of the number of days in the Straddle Period occurring before the Closing Date to the number of days in the Straddle Period occurring on or after the Closing Date and by assuming, with respect to all other Taxes, that SG Acquired Subsidiary or Business had a tax period that ended at the close of business on the day immediately prior to the Closing Date and closed its books as of that time. Owens Corning shall reimburse Saint-Gobain for any such Taxes paid by Saint-Gobain for which Owens Corning is liable pursuant to this Section 6.05(d).

(e) Saint-Gobain shall be liable for, and shall hold harmless and indemnify Owens Corning and its Subsidiaries (including the SG Acquired Subsidiaries) against, Taxes (and related Damages) imposed on Owens Corning any of its Subsidiaries or the SG Acquired Assets that are attributable to the portion of a Straddle Period beginning before or on and ending as of the Closing Date or to a Pre-Closing Period (excluding Taxes taken into account as a liability in calculating Adjusted Net Working Capital and Adjusted Net Debt and taking into account any resulting actual refund or reduction in liability for Taxes imposed on Owens Corning or any of its Subsidiaries attributable to the portion of the Straddle Period beginning before and ending as of the Closing Date or to a Pre-Closing Period, and except as provided in Section 6.05(k) and excluding Taxes (or increased amount of Taxes) which would not have arisen but for any change of methods of tax accounting, elections or other calculation principles effected after the Closing Date and effective for Tax period or portions thereof ending on or before the Closing Date (other than any such changes that are required by law)). For the avoidance of doubt, Saint-Gobain’s indemnification obligation under this Section 6.05(e) shall include any Taxes imposed as a result of a later audit or examination or required by law and shall not be subject to the Indemnity Caps or the Indemnity Threshold.

(f) The following procedures shall apply with respect to any written claim with respect to Taxes made by any Governmental Authority or other Person that, if pursued successfully, could serve as the basis for a claim for indemnification of Owens Corning or the SG Acquired Subsidiaries under this Agreement (a “Tax Claim”):

(i) If any Governmental Authority or other Person asserts a Tax Claim, if the party hereto first receiving notice of such Tax Claim is Owens Corning or the SG Acquired Subsidiaries, then Owens Corning shall within 10 days of receipt provide written notice of such Tax Claim to the party hereunder that would be required to indemnify Owens Corning hereunder in respect of such Tax (the “Tax Indemnifying Party”), and if the party hereto first receiving notice of such Tax Claim is the Tax Indemnifying Party, then such Tax Indemnifying Party shall promptly provide written notice of such Tax Claim to Owens Corning. Such notice in each case shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of any relevant correspondence received from the Governmental Authority or other Person.

(ii) Owens Corning shall control the defense and prosecution of all Tax Claims. The Tax Indemnifying Party shall cooperate in good faith with Owens Corning and its authorized representatives in order to contest effectively such Tax Claim. Owens Corning shall inform the Tax Indemnifying Party of all developments and events relating to such Tax Claim (including providing to Tax Indemnifying Party copies of all written materials relating to such Tax Claim), and Tax Indemnifying Party or its authorized representatives shall be entitled, at the expense of Tax Indemnifying Party, to attend and participate in, but not control, all conferences, meetings and proceedings relating to such Tax Claim. Owens Corning shall provide the Tax Indemnifying Party drafts of all written submissions relating to such Tax Claims in advance for comment and review.

(iii) Owens Corning shall not enter into any compromise or settlement of such Tax Claim that would result in any Tax detriment to the Tax Indemnifying Party without the consent of such party, such consent not to be unreasonably withheld or delayed; provided however that if in any case such consent is not granted, Owens Corning may elect to enter into such compromise or settlement of such Tax Claim notwithstanding, if it obtains advice from an expert on taxation for the jurisdiction in question of national standing in the relevant jurisdiction to the effect that the compromise or settlement is in the best interests of both Owens Corning and the Tax Indemnifying Party.

(g) Owens Corning may at its own discretion make one or more elections under Section 338(g) of the Code with respect to the direct or indirect acquisition of any non-U.S. SG Acquired Subsidiaries.

(h) Any refund of Income Taxes of any SG Acquired Subsidiary or the SG Acquired Assets for any period or portion thereof ending on or before the Closing Date, to the extent not included in the calculation of the Saint-Gobain Adjusted Net Working Capital Amount and not reflecting a Tax for which Owens Corning is indemnifying Saint-Gobain pursuant to Section 6.05(k), shall be for the account of Saint-Gobain. Owens Corning shall, or shall cause its Affiliates to, forward to Saint-Gobain any such refund within 10 days after such refund is received or applied against other Income Tax liability. Except as otherwise required by applicable law, the parties shall treat any payments under the preceding sentence as an adjustment to the price paid for the relevant SG Acquired Subsidiary or SG Acquired Asset. Owens Corning shall promptly notify Saint-Gobain of any entitlement to any such refund or credit referred to above, and shall, if Saint-Gobain so requests and at Saint-Gobain’s expense, cause the relevant SG Acquired Subsidiary to file for and obtain any refund determined by Saint-Gobain to be due to Saint-Gobain. Owens Corning shall permit Saint-Gobain to control at Saint-Gobain’s expense the prosecution of any such refund claimed, following procedures consistent with those provided for Tax Claims in Section 6.05(f).

(i) Owens Corning and Saint-Gobain agree to report all transactions regarding the SG Acquired Subsidiaries not in the ordinary course of business occurring on the Closing Date after Owens Corning’s acquisition of the SG Acquired Subsidiaries on Owens Corning’s or a Subsidiary’s federal income Tax return to the extent permitted by United States Treasury regulation Section 1.1502-76(b)(1)(ii)(B).

(j) The Parties agree, to the extent permitted by law, to treat all indemnification payments made pursuant to this Agreement as adjustments to the Purchase Price for United States federal income and other applicable Tax purposes.

(k) Notwithstanding the proviso to Section 6.05 (d) or Section 6.05 (e), Saint-Gobain and its Affiliates shall not be liable for, and Owens Corning shall hold harmless and indemnify Saint-Gobain and its Affiliates on an after-Tax basis against, any Taxes and related Damages imposed on Vetrotex France SA or Vetrotex International SA that are attributable to the sale pursuant to Section 2.01 of this Agreement of (i) SG R&C Intellectual Property by Vetrotex France SA to a Purchasing Company and (ii) SG Acquired Subsidiaries by Vetrotex France SA and Vetrotex International SA as Subsidiary Transferors. In addition, Owens Corning shall hold harmless and indemnify Saint-Gobain and its Affiliates, on an after-Tax basis, against any Incremental Taxes and related Damages; provided, in order to avoid double recovery, that Owens Corning’s indemnification obligation under this sentence shall exclude any Taxes and related Damages indemnified by Owens Corning pursuant to the first sentence of this Section 6.05 (k). For the avoidance of doubt, Owens Corning’s indemnification obligations under this Section 6.05 (k) shall include any Taxes or Incremental Taxes (and related Damages) arising as a result of a later audit or examination or required by law and shall not be subject to (nor taken into account for the calculation of) the Indemnity Caps or the Indemnity Threshold.

(l) Notwithstanding any other provision of this Agreement, if there shall be any dispute, controversy or claim (a “Tax Dispute”) between the Parties arising out of, relating to, or connected with this Section 6.05, the Parties shall use their best efforts to resolve the matter on an amicable basis and in a manner fair and equitable to the Parties. If one Party notifies another Party that a Tax Dispute has arisen and the Parties are unable to resolve the Tax

Dispute within thirty (30) days from such notice, then the matter shall be referred to Deloitte & Touche for resolution. Thereafter, such Tax Dispute shall be resolved by Deloitte & Touche following procedures consistent with those set forth in Section 3.04(a).

Section 6.06 Administration of Accounts. All payments and reimbursements received by Saint-Gobain or its respective Affiliates after the Closing Date that would have been payable to an SG Acquired Subsidiary prior to the Closing Date shall be promptly paid over to Owens Corning without right of set-off. All payments and reimbursements that constitute SG Excluded Assets or relate to an SG Excluded Liability received by Owens Corning or its respective Affiliates after the Closing Date shall be promptly paid over to Saint-Gobain without right of set-off.

Section 6.07 Undisclosed Contracts. Promptly after the date hereof, subject to Applicable Law, Saint-Gobain shall, with respect to each of the Contracts of its Business that contain confidentiality or non-disclosure provisions requiring the specific approval of customers or other Persons for disclosure of the terms thereof (the “Undisclosed Contracts”), use reasonable commercial efforts to obtain the approval of customers or other Persons as necessary to enable (i) Owens Corning and its Representatives to conduct a review of the Undisclosed Contracts of Saint-Gobain’s Business to which Owens Corning shall have been denied access prior to the date hereof, and (ii) Owens Corning to conduct the Business from and after the Closing Date. Upon receiving the approvals of customers or other Persons, as the case may be, as contemplated by the preceding clause (i), Saint-Gobain shall permit Owens Corning’s Representatives to conduct a review of such Undisclosed Contracts, subject to the terms and conditions of the approvals, the provisions of the Confidentiality Agreement and the provisions of Applicable Law.

Section 6.08 No Transfer or Assumption of Asbestos Liabilities. Owens Corning, nor any SG Acquired Subsidiary or Existing JV, is (as result of this Agreement or any of the transactions contemplated hereby) assuming or responsible for any liabilities or obligations (under any legal theory or cause of action, including without limitation, based on theories of fraudulent conveyance, successor liability or piercing the corporate veil) arising out of, resulting from or related to, any Asbestos Materials or Asbestos Laws, arising out of or relating in any manner to, Saint-Gobain and/or any of its current or former divisions or Affiliates (or any of their respective predecessors) or any of their respective current or former operations, transactions, activities, conditions, occurrences, acts or omissions.

Section 6.09 Affiliate Agreements. Except as expressly contemplated by the Transaction Documents or in Schedule 6.09, Saint-Gobain shall cause all agreements between an SG Acquired Subsidiary and any Affiliate thereof (other than another SG Acquired Subsidiary) to be terminated prior to the Closing.

Section 6.10 [Intentionally Omitted.]

Section 6.11 Termination of Positions. Until the first anniversary of the Closing Date, Owens Corning shall not (a) terminate the employment of the persons set forth in Schedule 6.11 (other than for cause) or (b) adversely change in any material respect the position, title, reporting responsibilities, compensation, benefits and other terms and conditions of employment of the persons set forth on Schedule 6.11 offered to such persons on the Closing Date without the prior written agreement of Saint-Gobain.

Section 6.12 Financial Statements Cooperation. Saint-Gobain shall, and shall cause its Affiliates and Representatives to and shall direct its auditors to, provide Owens Corning and its Representatives with such reasonable assistance and cooperation as Owens Corning shall require (including access to the relevant information, books, records, documents and other papers of Saint-Gobain and Saint-Gobain’s Business where located ) during normal business hours without unreasonably interfering with the operations of Saint-Gobain to assist in the preparation of such financial statements concerning Saint-Gobain’s Business as may be required to be included in any filing by Owens Corning under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Section 6.13 Indebtedness and Cash Maintenance.

(a) Subject to Section 3.04, prior to, or simultaneously with, Closing, Saint-Gobain shall cause all outstanding indebtedness for borrowed money (including any prepayment, change of control or other similar penalties and related costs and expenses) of all SG Acquired Subsidiaries (other than indebtedness for borrowed money of one SG Acquired Subsidiary to another SG Acquired Subsidiary) to be paid off such that all obligations related to such indebtedness shall be fully discharged. Notwithstanding the foregoing, Saint-Gobain shall not be obligated to discharge indebtedness for borrowed money:

(i)	in respect of the SG Acquired Subsidiaries listed on Schedule 6.13(a) (the “Specified Subsidiaries”), up to an aggregate of EUR15,000,000 of outstanding indebtedness for borrowed money (“Developing Country Debt”) using applicable exchange rates as of 5:00 p.m. Central European time on the Business day prior to the Closing in accordance with the procedures used in calculating the SG Reference Date Balance Sheet; and

(ii)	in respect of SG Acquired Subsidiaries which are not Specified Subsidiaries, up to an aggregate amount equal to the net cash position (cash or cash equivalents minus outstanding indebtedness for borrowed money as of the Closing) of the Specified Subsidiaries (“Developed Country Debt”), subject to the limitations on cash and cash equivalents set forth in Section 6.13(b).

(b) Subject to Section 3.04, prior to Closing, Saint-Gobain shall take, and shall cause its Affiliates to take, all necessary action to ensure that immediately prior to Closing, the Specified Subsidiaries shall not have cash in excess EUR40,000,000 in the aggregate using applicable exchange rates as of 5:00 p.m. Central European time on the Business day prior to the Closing in accordance with the procedures used in calculating the SG Reference Date Balance Sheet. For purposes of this Agreement, any amount of cash held by the Specified Subsidiaries in excess of EUR 40,000,000 in the aggregate, shall be referred to herein as “Excess Cash”.

(c) Except as set forth in Schedule 6.13(c) and subject to Section 3.04, Owens Corning shall cause all Developed Country Debt to be paid off on the Closing Date.

Except (i) as set forth in Schedule 6.13(c) and (ii) as the borrower may be prohibited by Applicable Law and subject to Section 3.04, Owens Corning shall cause to be paid off at Closing all Developing Country Debt (other than Developing Country Debt that is owed to third parties not Affiliates of Saint-Gobain except as provided herein); provided that Saint-Gobain shall have first delivered to Owens Corning no later than September 15, 2007, a list of all such Developing Country Debt setting forth the maximum amounts thereof for each Specified Subsidiary to be paid off at Closing (the “Developing Country Debt List”), failing which Owens Corning shall not be obligated to pay off such Developing Country Debt at Closing. Owens Corning and Saint-Gobain shall promptly following the date hereof together advise all third-party lenders of Developing Country Debt who are not Affiliates of Saint-Gobain of the transactions contemplated hereby, including the change of control of any of such lender’s borrower. Should any such lender request that its Developing Country Debt be repaid at or prior to the Closing, Saint-Gobain may at its option repay such Developing Country Debt at or prior to the Closing. To the extent that the existing terms of any such Developing Country Debt shall entitle the lender to require the borrower to repay such loan upon a change of control event and such lender so requires, Owens Corning shall cause such Developing Country Debt to be paid off at Closing subject to Section 3.04. Any tax liability associated with the payment of any indebtedness (including the payment of any accrued interest thereon) pursuant to this Section 6.13(c) will be paid by the lender of such indebtedness. Saint-Gobain shall provide Owens Corning no later than seven days prior to the Closing Date a written statement of the amount of Developed Country Debt and no later than fifteen days prior to the Closing Date a written statement of Developing County Debt to be repaid at Closing by the relevant SG Acquired Subsidiaries.

Section 6.14 Refractory Metal. From the date hereof until the Closing Date, Saint-Gobain shall not, and shall cause its Affiliates not to, sell or remove any Metal containing refractory materials used in SG’s Business or Metal recovered from refractory materials used in SG’s Business.

ARTICLE VII

INTENTIONALLY OMITTED

ARTICLE VIII

EMPLOYEE AND EMPLOYEE BENEFIT MATTERS

Section 8.01 Employee and Employee Benefit Matters. The Parties agree as to employee and employee benefit matters as set forth below:

(a) Employment of Business Employees. As of the Closing Date, Owens Corning shall, or cause its Subsidiaries to, (i) continue to employ (where employment continues automatically by operation of law) on the Closing Date, or (ii) offer employment (where employment does not continue automatically by operation of law) as of the Closing Date to, each Business Employee who is actively employed immediately prior to the Closing Date (the employees described in clauses (i) and (ii) who continue employment with Owens Corning or its Subsidiaries or accept such offers of employment with Owens Corning or its Subsidiaries will be referred to as the “Transferred Employees”). Owens Corning also shall, or shall cause its

Subsidiaries to, continue to employ (where employment continues automatically by operation of law) or offer re-instatement or employment (where employment does not continue automatically by operation of law), as the case may be, to each Business Employee who is not actively employed immediately prior to the Closing Date and who has a right of re-instatement (collectively, “Inactive Employees”), in each case on return from any leave or other absence to the extent Saint-Gobain or its Affiliates would have been required immediately prior to the Closing Date to reinstate such Inactive Employee pursuant to Applicable Law or any applicable Saint-Gobain policy (pursuant to the terms of such policy as in effect as of the date hereof). A list of Inactive Employees as of July 10, 2007 is set forth on Schedule 8.01(a). Such list shall be updated by Saint-Gobain as of the Closing Date. Any Inactive Employee who returns to active employment or becomes actively employed by Owens Corning or its Subsidiaries upon conclusion of his or her leave or absence as set forth in this Section 8.01(a) shall be treated as a Transferred Employee upon his or her return to active employment with Owens Corning or its Subsidiaries. Business Employees who do not become actively employed by Owens Corning or its Subsidiaries shall not be considered Transferred Employees under this Agreement, and Owens Corning and its Subsidiaries shall have no obligations or liability with respect to such employees except for any benefits payable under any Transferred DB Plans as described in this Article VIII. For such employees, any and all employment-related obligations and liabilities (except for any benefits payable under any Transferred DB Plans as described in this Article VIII) shall remain with Saint-Gobain or its Affiliates.

(b) Terms and Conditions of Employment. For all hourly and salaried Transferred Employees who are not covered by a collective bargaining agreement that covers the terms and conditions of employment and that will be assumed by Owens Corning or its Subsidiaries as of the Closing Date, except where Applicable Law provides otherwise, Owens Corning shall, or shall cause its Subsidiaries to, initially offer wages (including participation in variable compensation plans), hours, benefits and other terms and conditions of employment that are comparable in the aggregate (except for equity compensation) to the wages, hours, benefits and other terms and conditions of employment that were provided to such employees by Saint-Gobain and/or its Affiliates immediately prior to the Closing Date; provided, however, the base salary, work location, and any other applicable benefits to be offered to Transferred Employees shall be such that the transfer of employment to Owens Corning or any of its Subsidiaries should not result in the entitlement to severance benefits under any plan of Saint-Gobain or its Affiliates or Applicable Law. Subject to the requirement in the preceding sentence regarding the avoidance of triggering severance payments, Owens Corning shall have the sole discretion to determine the wages, employee benefits and terms of employment to be provided to Transferred Employees; provided, however, the intended employee benefits to be initially provided to the Transferred Employees shall include those provided through: the Transferred DB Plans, Transferred DC Plans, existing Owens Corning benefit plans, Risk Plans and new stand-alone plans as set out in Schedule 8.01(b) (collectively, the “Benefit Schedules”). Notwithstanding the foregoing, where the Benefit Schedules specifically state that a “Special Treatment/Exception” shall apply, the terms of such schedule shall control. In the event that Owens Corning offers to enter into an individual arrangement with a Transferred Employee, then the Transferred Employee may choose to enter into such arrangement in lieu of receiving the compensation and benefits specified above.

(c) Employees Representative Agreements. As of the Closing Date, Owens Corning shall, or shall cause its Subsidiaries, consistent with Applicable Law, to (i) continue to give effect to any collective bargaining agreement or similar agreement (where the agreement continues automatically by operation of law) that covers Transferred Employees to the extent required by Applicable Law and to the same extent Saint-Gobain and its Affiliates were required to do so, or (ii) except as otherwise determined by Owens Corning, initially assume all rights, obligations and liabilities under any collective bargaining agreement or similar agreement (where the agreement does not continue automatically by operation of law) that covers Transferred Employees, and to recognize and bargain in good faith with any union that has been certified or recognized as the collective bargaining representative of Transferred Employees who are employed by Owens Corning and/or its Subsidiaries. Saint-Gobain and its Affiliates and Owens Corning and its Subsidiaries shall cooperate and take all necessary steps and fulfill all of their respective obligations under Applicable Law and the terms of any applicable agreement, including obtaining any prior approvals or consents, or engaging in any prior discussions or consultations, on a timely basis, as may be legally required in order to effectuate the foregoing.

(d) Credit for Service. Owens Corning shall, or shall cause its Subsidiaries to, credit Transferred Employees for service earned prior to the Closing Date with Saint-Gobain and its Affiliates, or any of its predecessor members of the Saint-Gobain group of companies, (i) to the extent that service is relevant for purposes of eligibility, vesting or the calculation of vacation, sick days, severance, layoff and similar benefits under any retirement (other than benefit accrual purposes with respect to Transferred DB Plans) or other employee benefit plan, program or arrangement of Owens Corning or any of its Subsidiaries for the benefit of the Transferred Employees on or after the Closing Date, and (ii) for such additional purposes as may be required by Applicable Law; provided, however, that (A) the service that is credited pursuant to this Section 8.01(d) may not be greater than the service credited for the applicable purpose by Saint-Gobain and its Affiliates immediately prior to Closing Date, and (B) Transferred Employees shall not receive any such service credit (1) where it would result in duplication of benefits, or (2) in excess of the amount permitted under Applicable Law.

(e) Pre-existing Conditions; Coordination. Where applicable, Owens Corning shall, or shall cause its Subsidiaries to, waive limitations on benefits relating to any pre-existing conditions of the Transferred Employees and their eligible dependents to the extent that such limitations were waived under the applicable SG Benefit Plan. Where applicable, Owens Corning shall, and shall cause its Subsidiaries to, recognize for purposes of annual deductible and out-of-pocket limits under their health plans applicable to Transferred Employees, deductible and out-of-pocket expenses paid by Transferred Employees and their respective dependents under Saint-Gobain’s or any of its Affiliates’ health plans in the calendar year in which the Closing Date occurs to the extent that Saint-Gobain provides Owens-Corning as of the Closing Date with detailed information as to the amount of such deductible and out-of-pocket expenses paid by the Transferred Employees.

Section 8.02 Allocation of Pre-Closing Employment Liability. Saint-Gobain or its Affiliates shall, other than in relation to (i) Retirement Benefits and Risk Benefits provided in Section 8.04 and Section 8.05 and (ii) any employment or benefit litigation arising out of claims alleging discrimination, be responsible for any and all employment-related obligations and liabilities (including but not limited to wages, bonuses, commissions, vacation, leave, employee benefits, severance, and other compensation), for Transferred Employees incurred prior to the Closing Date, or arising out of conduct by Saint-Gobain or its Affiliates first occurring prior to the Closing Date, to the extent it is related to the period up to the Closing Date, under any Applicable Laws, regulations, collective bargaining agreements, or other agreements, or imposed by any administrative, judicial, or governmental body.

Section 8.03 Allocation of Post-Closing Employment Liability. Owens Corning or its Subsidiaries shall be responsible for any and all employment-related obligations and liabilities for Transferred Employees not covered by (i) Section 8.02 or (ii) the Retirement Benefits and Risk Benefits provided in Section 8.04 and Section 8.05, provided, however, that Owens Corning shall not be responsible for any strike or strike-related conduct by employees of the Business prior to the Closing Date.

Section 8.04 Allocation of Retirement Benefit Liabilities.

(a) Liabilities for Transferred DB Plans.

(i) The Parties agree that the sponsorship, obligations, and liabilities in respect of the Transferred DB Plans will be transferred to and assumed by Owens Corning or any of its Subsidiaries with effect on and from the Closing Date by operation of Applicable Law or by the transactions contemplated by this Agreement.

(ii)

(A) For each pension benefit plan that was sponsored by Owens Corning or its Affiliates immediately prior to Closing that is set forth in Schedule 8.04(a)(ii)(A) (the “OC DB Plans”), the Owens Corning Actuary and the Saint-Gobain Actuary (together with the Owens Corning Actuary, the “Actuaries”) shall determine within 60 days of the Closing Date the value of the projected benefit obligation (based on census data as of the Closing) of such OC DB Plan based on a FAS/IAS methodology and on the actuarial assumptions set forth on the applicable Benefit Schedule using discount rates based on applicable local bond yields at Closing in accordance with applicable FAS/IAS methodology, the market value of the assets of each such OC DB Plan as of the Closing Date and using applicable exchange rates as of the Closing Date in accordance with the procedures used by Owens Corning in applying exchange rates in its financial statements (excluding from such calculation any contributions made following the date hereof by Owens Corning or its Affiliates in excess of the minimum funding requirements under Applicable Law, except with respect to contributions made to the funded OC DB Plan in Japan up to the amount of the OC Pre-Close Unfunded Liabilities and Ongoing Service Cost with respect to such plan). For each Transferred DB Plan that was sponsored by Saint-Gobain or its Affiliates immediately prior to Closing (the “SG Transferred DB Plans”), the Actuaries shall determine within 60 days of the Closing Date the value of the projected benefit obligation (based on census data as of the Closing) of such SG Transferred DB Plan based on a FAS/IAS methodology and on the actuarial assumptions set forth on the applicable Benefit Schedule using discount rates based on applicable local bond yields at Closing in accordance with applicable FAS/IAS methodology, the market value of the assets of each such Transferred DB Plan as of the Closing Date and using applicable exchange rates as of the Closing Date in accordance with the procedures used in calculating the SG Reference Date Balance Sheet. The excess of the value of the projected benefit obligation of an OC DB Plan over the current assets of such OC DB Plan as of the Closing Date constitutes the “OC Unfunded Liabilities” of such OC DB Plan. Within 60 days after the Closing Date, the Actuaries shall determine the aggregate OC Unfunded Liabilities for all the OC DB Plans (the “OC Pre-Close Unfunded Liabilities”). The excess of the value of the projected benefit obligation of an SG Transferred DB Plan over the current value of the assets of such SG Transferred DB Plan as of the Closing Date constitutes the “SG Unfunded Liabilities” of such SG Transferred DB Plan. Within 60 days after the Closing Date, the Actuaries shall determine the aggregate SG Unfunded Liabilities for all the SG Transferred DB Plans (the “SG Pre-Close Unfunded Liabilities”).

(B) The Parties shall instruct the Actuaries to use all reasonable efforts to reach mutual agreement as to the determination that is to be made. Saint-Gobain shall make available to the Owens Corning Actuary all information reasonably required by the Owens Corning Actuary to verify the Saint-Gobain Actuary’s calculations. Owens Corning shall make available to the Saint-Gobain Actuary all information reasonably required by the Saint-Gobain Actuary to verify the Owens Corning Actuary’s calculations. The fees and expenses of Saint-Gobain Actuary shall be paid by Saint-Gobain and those of Owens Corning Actuary shall be paid by Owens Corning. If the Actuaries are not able to reach mutual agreement with respect to any calculation required to be made hereunder by the Actuaries, then the determination of such calculation shall be referred for a final decision to an independent actuary to be nominated jointly by Saint-Gobain and Owens Corning. The Parties shall request that the actuary so appointed use all reasonable efforts to make its determination within 10 business days. The person so appointed shall act as an expert and not as an arbitrator, such person’s decision shall be final and binding, and such person’s fees and expenses shall be shared equally by Saint-Gobain and Owens Corning.

(iii)

(A) In the event that (I) the amount by which the SG Pre-Close Unfunded Liabilities (as finalized in accordance with this Section 8.04) exceed two-thirds of the OC Pre-Close Unfunded Liabilities (as finalized in accordance with this Section 8.04) exceeds (II) the SG Unfunded Base Amount, Saint-Gobain shall pay to Owens Corning, in USD, on the fifth Business Day after the calculation of such amounts are finalized in accordance with this Section 8.04, an amount equal to such excess amount, with interest from the Closing Date until payment in full at a rate equal to LIBOR plus 30 basis points in immediately available funds by wire transfer to a bank account designated in writing by Owens Corning.

(B) In the event that (I) the amount by which the SG Pre-Close Unfunded Liabilities (as finalized in accordance with this Section 8.04) exceed two-thirds of the OC Pre-Close Unfunded Liabilities (as finalized in accordance with this Section 8.04) is less than (II) the SG Unfunded Base Amount, Owens Corning shall pay to Saint-Gobain, in USD, on the fifth Business Day after the calculation of such amounts are finalized in accordance with this Section 8.04, an amount equal to such difference, with interest from the Closing Date until payment in full at a rate equal to LIBOR plus 30 basis points in immediately available funds by wire transfer to a bank account designated in writing by Saint-Gobain.

(b) Liabilities for Transferred DC Plans. The Parties agree that the sponsorship, obligations, and liabilities in respect of the Transferred DC Plans will be transferred to and assumed by Owens Corning or any of its Subsidiaries with effect on and from the Closing Date by operation of Applicable Law or by the transactions contemplated by this Agreement.

(c) Consents for Transferred Plans. The Parties shall use their best reasonable efforts to obtain as soon as practicable and any applicable consents, consultations and approvals required by Applicable Law to transfer or caused to be transferred to Owens Corning or any of its Affiliates the liabilities and assets of the Transferred Plans, including but not limited to the consent, consultation and approval of any applicable works council, Transferred Employee, Governmental Authority, trustee, insurer, or other entity involved in the management of such plan. Notwithstanding the foregoing, in the event that Applicable Law expressly prohibits the transfer of plan assets for the benefit of any Transferred Employee, even with appropriate consents, consultations, and approvals like those described above, the parties agree that they shall in good faith cooperate and work with each other to take such actions as are permissible under such Applicable Law or practice to carry out to the fullest extent possible the spirit and purposes of such provision.

(d) Liabilities for SG Benefit Plans Other than Transferred Plans. The Parties agree that the sponsorship, obligations, and liabilities (including any withdrawal liability/debt on employer in respect of the Retained DB Plan in the UK, even if assessed after the Closing Date, but in respect of the period ending on or prior to the Closing Date, and any liability of any member of the Owens Corning group in respect of the Retained DB Plan in the UK as a result of a contribution notice or a financial support direction issued by the pension regulator under the Pension Act 2004) in respect of SG Benefit Plans other than the Transferred DB Plans and Transferred DC Plans will be retained, reimbursed or assumed solely by Saint-Gobain or any of its Affiliates. Saint-Gobain shall take all appropriate and necessary actions to effectuate the foregoing.

Section 8.05 Allocation of Risk Benefit Liabilities. The Parties agree that with respect to a Transferred Employee if a liability or cost attributable to a Risk Plan or a workers compensation claim is attributable to a single event, a series of events, or a prolonged event that occurs only prior to the Closing Date, then Saint-Gobain or any of its Affiliates shall be responsible for that liability or cost even if the claim is filed post-Closing. The Parties agree that if a liability or cost attributable to a Risk Plan or a workers compensation claim is attributable to a series of events or a prolonged event covering both the pre-Closing and post-Closing period, Owens Corning and any of its Subsidiaries shall be responsible for such liability or cost. Moreover, Owens Corning and any of its Subsidiaries shall be responsible for the liabilities or costs in respect of the Risk Plans and workers compensation claims attributable to a single event that occurs on or after the Closing Date.

Section 8.06 Employees Consultation and Notification. Prior to the Closing Date, Saint-Gobain and its Subsidiaries shall, and shall cause their respective managers, agents and representatives to, comply with all requirements under applicable labor and employment Laws of the applicable jurisdictions and any collective bargaining agreements applicable to employees of Saint-Gobain’s Business to inform, and/or consult with, the relevant unions and local works councils of Saint-Gobain and its Subsidiaries and to satisfy other employees’ or employee representatives’ consultation or notification requirements, in each case in connection with the transaction contemplated hereby. Prior to the Closing Date, Owens Corning and Saint-Gobain and their respective Subsidiaries shall reasonably cooperate with each other with respect to the provision of information required or desired to be provided in connection with such information and consultation formalities, and the Parties shall provide each other with a reasonable opportunity to review and comment on any proposed information supplied. With respect to any notices, consultations, and payments relating to events occurring prior to the Closing Date, the respective Parties shall be responsible for and assume all liability for any and all notices, consultations, payments, fines or assessments due to any Governmental Authority, employees or otherwise, relating to the employment, discharge, or layoff of employees of the respective Parties before the Closing Date. Likewise, with respect to any notices, consultations, and payments related to events occurring on or after the Closing Date, Owens Corning and its Subsidiaries shall be responsible for and assume all liability for any and all notices, consultations, payments, fines or assessments due to any Governmental Authority, employees or otherwise, relating to the employment, discharge, or layoff of Transferred Employees on or after the Closing Date.

Section 8.07 Cooperation and Assistance.

(a) Cooperation of the Parties. On and after the Closing Date, Saint-Gobain shall, and shall cause their Affiliates to, cooperate with Owens Corning and its Subsidiaries to provide, to the extent permitted by Applicable Laws, such current information regarding the Transferred Employees, Inactive Employees and former SG Employees on an ongoing basis as may be reasonably necessary to facilitate determinations of eligibility for, and payments of benefits to, the Transferred Employees under the employee benefit plans of Owens Corning and its Subsidiaries.

(b) Consultation with Employee Representative Bodies. The Parties hereto shall, and shall cause their respective Affiliates to, mutually cooperate in undertaking all reasonably necessary or legally required provision of information to, or consultations, discussions or negotiations with, employee representative bodies (including any unions or works councils) which represent employees affected by the transactions contemplated by this Agreement.

Section 8.08 Seconded Employees. Saint-Gobain shall, and shall cause its Affiliates to, take all necessary steps to ensure that the secondment agreements or arrangements in respect of any employees seconded to either or both of them and assigned to the Business, can lawfully, and without violating such secondment agreements or arrangements, be transferred or assigned to Owens Corning or its Subsidiaries. In the event that the consent of a third party shall be necessary for the transfer or assignment of any such secondment agreement or arrangement to Owens Corning or its Subsidiaries, Saint-Gobain or its Affiliates shall secure such consent or obtain a waiver of the requirement for such consent. Saint-Gobain shall, and shall cause its respective Affiliates to ensure that no secondment agreement or arrangement transferred to Owens Corning or its Subsidiaries shall be terminated or cancelled by Saint-Gobain or its Affiliates, unless otherwise expressly agreed to in writing by Owens Corning or its Subsidiaries.

Section 8.09 Layoffs. From the date of this Agreement until the Closing Date, Saint-Gobain shall not, and shall cause their respective Affiliates not to, take any action affecting more than fifty employees engaged in the Business, respectively, that would constitute a mass layoff, a mass termination, or a plant closing and which would trigger notice requirements or liability under any Applicable Law concerning reductions in force or any similar law, in any of the applicable jurisdictions.

Section 8.10 Key Employees.

(a) [Intentionally Omitted.]

(b) Prior to or on the Closing Date, Saint-Gobain shall, and shall cause its Affiliates to, cause (or, where employee consent is required under Applicable Law, use its best efforts to cause) each of its employees who are essential to the effective operation of the Business to be transferred to or become employed by Owens Corning or its Subsidiaries unless otherwise expressly agreed to in writing by both Parties. Each essential SG employee shall be referred to as a “Key SG Employee” and shall be listed in Schedule 8.10(b) under the subheading “Key SG Employees”.

(c) Schedule 8.10(c) contains a list of those Key SG Employees, if any, for which the Parties as of the date of this Agreement have expressly agreed will not be transferred to Owens Corning or its Subsidiaries. Schedules 8.10(b) and 8.10(c) shall be updated as of the Closing Date, subject to the express written agreement by the Parties.

Section 8.11 No Third-Party Beneficiaries. The provisions of this Article VIII are solely for the purposes of the respective Parties to this Agreement and nothing in this Agreement expressed or implied shall confer upon any current or former Transferred Employee or SG Employee or upon any representative of any such person, or upon any collective bargaining agent, any rights or remedies, including any third party beneficiary rights or any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

ARTICLE IX

REAL PROPERTY AND RELATED MATTERS

Section 9.01 Certain Real Property and Related Matters. The Parties shall cooperate with each other and use reasonable commercial efforts to obtain any consents or approvals required in connection with the SG Leased Real Property and to obtain from applicable landlords or other third parties the release of Saint-Gobain and its Affiliates from all liabilities and obligations with respect thereto.

ARTICLE X

CONDITIONS TO CLOSING

Section 10.01 Conditions to Obligations of Each Party. The obligations of each Party to consummate the Closing are subject to the satisfaction (or waiver by each Party) of the following conditions:

(a) any applicable waiting period under any Antitrust or Competition Law relating to the Contemplated Transactions in any jurisdiction in which the Business of Owens Corning or Saint-Gobain has a manufacturing facility shall have expired or been terminated and any necessary approvals under any Antitrust or Competition Law shall have been obtained, and there shall not be in any such jurisdiction (i) any pending action or proceeding in which a Governmental Authority is seeking to enjoin the Contemplated Transactions or (ii) a final, nonappealable order entered by a Governmental Authority that enjoins or otherwise prohibits the Contemplated Transactions;

(b) no provision of any Applicable Law and no judgment, injunction, order or decree issued by a court or other Governmental Authority of competent jurisdiction shall prohibit the Closing; provided, however, that this condition does not encompass any provision of, or any judgment, injunction, order or decree issued pursuant to, any Antitrust or Competition Law (unless such Antitrust or Competition Law is otherwise covered in paragraph (a) above);

(c) no action or proceeding shall be pending before any court or other Governmental Authority that seeks to prohibit the Closing, or impose damages or obtain other relief in connection with the Contemplated Transactions that (i) is brought by any Governmental Authority having jurisdiction in respect thereof or (ii) is brought by any Person (other than a Governmental Authority) if in the case of this clause (ii) such action or proceeding reasonably could be expected to prohibit the Closing or result in a Material Adverse Effect on either of the Parties or the Business;

(d) all actions by or in respect of, or filings with, any Governmental Authority required to permit the consummation of the Closing shall have been taken or made; and

(e) the consents, approvals or permits contemplated by Schedule 10.01(e) shall have been obtained.

Section 10.02 Conditions to Obligations of Owens Corning and the Purchasing Companies. The individual obligations of Owens Corning and the Purchasing Companies to consummate the Closing are subject to the satisfaction (or waiver by Owens Corning) of the following further conditions:

(a) (i) Saint-Gobain shall have performed in all material respects all of its obligations under this Agreement required to be performed by it at or prior to the Closing, (ii) the representations and warranties of Saint-Gobain contained in this Agreement shall be true and correct at and as of the date of this Agreement and as of the Closing Date, as if made at and as of each such date, except that those representations and warranties that by their express terms are made as of a specific date shall be required to be true and correct only as of such date, in each case except for inaccuracies that could not reasonably be expected to have a Material Adverse Effect on Saint-Gobain’s Business, and (iii) Owens Corning shall have received a certificate signed by an officer of Saint-Gobain to the foregoing effect;

(b) since the date of this Agreement, no event shall have occurred that has had or reasonably could be expected to have a Material Adverse Effect on Saint-Gobain’s Business;

(c) Saint-Gobain shall have delivered evidence, to Owens Corning’s reasonable satisfaction, (i) of the discharge of the indebtedness for borrowed money in accordance with Section 6.13(a) and (ii) the release of the SG Acquired Subsidiaries from all obligations in respect of such indebtedness;

(d) Saint-Gobain (or its applicable Affiliates) shall have executed and delivered, on or before the Closing Date, each of the Transaction Documents and the Metal Reconciliation Certificates that are required to be executed by Saint-Gobain or its Subsidiaries; and

(e) Saint-Gobain shall have completed its the reorganizations described on Exhibit C as contemplated by Section 2.03.

Section 10.03 Conditions to Obligations of Saint-Gobain. The individual obligations of Saint-Gobain to consummate the Closing are subject to the satisfaction (or waiver by Saint-Gobain) of the following further conditions:

(a) (i) Owens Corning shall have performed in all material respects all of its obligations under this Agreement required to be performed by it at or prior to the Closing, (ii) the representations and warranties of Owens Corning contained in this Agreement shall be true and correct at and as of the date of this Agreement and as of the Closing Date, as if made at and as of each such date, except that those representations and warranties that by their express terms are made as of a specific date shall be required to be true and correct only as of such date, and (iii) Saint-Gobain shall have received a certificate signed by an officer of Owens Corning to the foregoing effect; and

(b) Owens Corning (or its applicable Affiliates) shall have executed and delivered, on or before the Closing Date, each of the Transaction Documents that are required to be executed by Owens Corning or its Subsidiaries.; and

(c) Owens Corning shall have provided Saint-Gobain with evidence, to Saint-Gobain’s reasonable satisfaction of the discharge of Developed Country Debt and Developing Country Debt owed to third parties other than Saint-Gobain and its Affiliates in accordance with Section 6.13(c);

Section 10.04 Updated Disclosure Schedules. At any time prior to the Closing, each Party shall be required to deliver to the other Party notice (a “Disclosure Notice”) of any event or circumstance that (i) was required to be disclosed on the Disclosure Schedules as of the date of this Agreement, but which such Party failed to so disclose and/or (ii) occurs after the date of this Agreement but on or before the Closing Date that would have been required to be disclosed on the Disclosure Schedules on the date of this Agreement had such event or circumstance existed on the date of this Agreement. Disclosure Notices shall be delivered promptly following the date on which the Party obtains knowledge of the existence of an applicable event or circumstance, must be clearly marked as such and must be addressed to Owens Corning at the addresses listed in Section 13.01. In the event any Party delivers a Disclosure Notice within three days of any date scheduled for Closing, the other Party shall be entitled to extend, by written notice to the updating Party, the scheduled date for Closing to the third day after it receives the Disclosure

Notice, or if such day is not a Business Day, to the next Business Day. Except for those representations, warranties, covenants or other agreements that provide for the ability of a Party to update its respective Disclosure Schedules for specified purposes, a Disclosure Notice delivered by a Party shall be deemed to have been delivered solely for informational purposes and shall not be deemed to update the Disclosure Schedules or cure any breach of any representation, warranty, covenant or other agreement for any purposes under this Agreement (including for purposes of Sections 10.02 and 10.03 and Article XI) or to prejudice any rights of the other Party under this Agreement, including the right to claim that the representations and warranties of the updating Party, when made on the date of this Agreement or as of the Closing Date, were untrue, or that any condition to Closing was unfulfilled. Notwithstanding anything to the contrary contained herein, and without any further action by the Parties, the Disclosure Schedules shall be deemed to have been updated as of the Closing Date to reflect changes in the identity of the parties referenced therein resulting from the Reorganizations.

ARTICLE XI

SURVIVAL; INDEMNIFICATION

Section 11.01 Survival. None of the representations, warranties, covenants or agreements of the Parties contained in this Agreement shall survive the Closing, except that:

(a) solely for purposes of the indemnification provided in Sections 11.02(a)(1) and 11.02(b)(1) and 11.02(c)(i):

(i) the representations and warranties in Sections 4.01(a) and (b) and Sections 4.02(a) and (b) shall survive the Closing indefinitely;

(ii) the representations and warranties in Section 4.02(q) shall survive the Closing for a period ending upon the later of three years from the Closing Date or 60 days following the date on which the applicable statute of limitations expires;

(iii) the representations and warranties in Section 4.02(n) shall survive the Closing for a period of seven years from the Closing Date; and

(iv) the representations and warranties in Sections 4.01 and 4.02 (other than those Sections referenced in the preceding clauses (i), (ii) and (iii), which shall survive solely to the extent provided by such clauses (i), (ii) and (iii)) shall survive the Closing for a period of two years from the Closing Date;

(b) those covenants and agreements set forth in this Agreement that, by their terms, are to have effect after the Closing Date shall survive for the period contemplated by the covenants and agreements, or if no period is so contemplated, indefinitely; and

(c) the obligations of the Parties under Sections 11.02(b)(2) and 11.02(b)(4) with respect to SG Environmental Matters and SG Indemnified Environmental Matters shall survive the Closing for a period of seven years from the Closing Date.

The representations, warranties, covenants and agreements referenced in the preceding clauses (a), (b) and (c) as surviving the Closing are referred to herein as the “Surviving Representations or Covenants”. It is understood and agreed that (x) after the Closing, the sole and exclusive remedy with respect to any breach of any Surviving Representation or Covenant shall be a claim for Damages (whether by contract, in tort or otherwise, and whether in law, in equity or both) made pursuant to this Article XI; provided, that notwithstanding the foregoing, nothing in this Article XI shall limit the right of any Party (A) to pursue an action for or to seek remedies with respect to claims for fraud or (B) to seek specific performance or other equitable relief; and (y) before the Closing, the Parties shall be entitled to the termination and other remedies set forth in Article XII and indemnification under this Article XI shall not apply.

Section 11.02 Indemnification.

(a) Effective as of the Closing and subject to the limitations set forth in Section 11.04(a), Owens Corning hereby indemnifies each of Saint-Gobain, its Affiliates and its Representatives (together with their respective successors and permitted assigns) (the “SG Indemnified Parties”) against, and agrees to defend and hold them harmless from, any and all Damages incurred or suffered by any of them arising out of, resulting from or related to any breach of any Surviving Representation or Covenant made or to be performed by Owens Corning or its Subsidiaries pursuant to this Agreement.

(b) Effective as of the Closing and subject to the limitations set forth in Section 11.04(b), Saint-Gobain hereby indemnifies each of Owens Corning, its Affiliates and its Representatives (together with their respective successors and permitted assigns) (the “OC Indemnified Parties”) against, and agrees to defend and hold them harmless from, any and all Damages incurred or suffered by any of them arising out of, resulting from or related to (1) any breach of any Surviving Representation or Covenant made or to be performed by Saint-Gobain or its Affiliates pursuant to this Agreement, (2) any SG Excluded Liabilities (including Saint-Gobain’s or any of its Subsidiaries’ failure to perform or in due course pay or discharge any Saint-Gobain Excluded Liability), or (3) any matters for which indemnification is provided by Saint-Gobain under Article VIII (it being understood that the terms of such indemnification shall be governed by and subject to the terms of Article VIII to the extent such terms differ from the provisions of this Article XI), (4) any SG Indemnified Environmental Matters, (5) any SG Indemnified Excluded Environmental Matters, or (6) any breach of the covenant set forth in Section 5.10 (k) and (7) any willful act of fraud, misfeasance or malfeasance taken prior to Closing by an employee or agent of Saint-Gobain or any of its Subsidiaries.

Section 11.03 Procedures.

(a) If any Party or any of the Parties’ respective Affiliates or Representatives shall seek indemnification pursuant to Section 11.02, the Person seeking indemnification (the “Indemnified Party”) shall give written notice to the Party from whom such indemnification is sought (the “Indemnifying Party”) promptly (and in any event within 30 days) after the Indemnified Party (or, if the Indemnified Party is a corporation, any officer or director of the Indemnified Party) becomes aware of the facts giving rise to such claim for indemnification (an “Indemnified Claim”) specifying in reasonable detail the factual basis of the Indemnified Claim, stating the amount of the Damages, if known, the method of computation thereof, containing a reference to the provision of this Agreement in respect of which such Indemnified Claim arises and demanding indemnification therefor. The failure of an Indemnified Party to provide notice in accordance with this Section 11.03, or any delay in providing such notice, shall not constitute a waiver of that Party’s claims to indemnification pursuant to Section 11.02, except to the extent that (i) any such failure or delay in giving notice causes the amounts paid or to be paid by the Indemnifying Party to be greater than they otherwise would have been or otherwise results in prejudice to the Indemnifying Party or (ii) such notice is not delivered to the Indemnifying Party prior to the expiration of the applicable survival period set forth in Section 11.01. If the Indemnified Claim arises from the assertion of any claim, or the commencement of any suit, action, proceeding or Remedial Action brought by a Person that is not a Party hereto (a “Third Party Claim”), any such notice to the Indemnifying Party shall be accompanied by a copy of any papers theretofore served on or delivered to the Indemnified Party in connection with such Third Party Claim.

(b) Upon receipt of notice of a Third Party Claim from an Indemnified Party pursuant to Section 11.03(a), the Indemnifying Party shall be entitled to assume the defense and control of such Third Party Claim subject to the provisions of this Section 11.03 by providing notice of such election to the Indemnified Party within 30 days of its receipt of notice of such Third Party Claim; provided, that any such assumption of the defense and control of a Third Party Claim shall constitute an acknowledgement and acceptance by the Indemnifying Party of its obligation to indemnify the Indemnified Party for all Damages arising out of such Third Party Claim under this Article XI. If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof as long as the Indemnifying Party is conducting its defense in accordance with this Section 11.03(b); provided, that if in the written opinion of counsel to any Indemnified Party a conflict of interest exists in respect of such claim, such Indemnified Party will have the right to employ separate counsel reasonably satisfactory to the Indemnifying Party to represent such Indemnified Party and in that event the reasonable fees and expenses of such separate counsel will be paid by the Indemnifying Party; provided that in the event there are multiple Indemnified Parties, the Indemnifying Party shall only have an obligation to pay the fees and expenses of one separate counsel for all Indemnified Parties. If the Indemnifying Party does not assume the defense and control of a Third Party Claim within such 30 day period, the Indemnified Party shall have the right to defend such Third Party Claim in such manner as it may deem appropriate and the Indemnifying Party shall be liable for all Damages arising out of such Third Party Claim, to the extent that such Damages are subject to indemnification by the Indemnifying Party hereunder, and shall promptly pay or reimburse the Indemnified Party for all reasonable fees and expenses incurred in the defense by the Indemnified Party of such Third Party Claim. Whether the Indemnifying Party or the Indemnified Party is defending and controlling any such Third Party Claim, it shall select counsel, contractors, experts and consultants of recognized standing and competence, shall take all steps necessary in the investigation, defense or settlement thereof, and shall at all times diligently and promptly pursue the resolution thereof. The Party conducting the defense thereof shall at all times act as if all Damages relating to the Third Party Claim were for its own account and shall act in good faith and with reasonable prudence to minimize Damages therefrom. Each of the Indemnified Party and the Indemnifying Party shall, and shall cause each of its respective Affiliates and Representatives to, reasonably cooperate with the other in connection with any Third Party Claim at the request of the other and at the expense of the

Indemnifying Party. In addition, the Party not conducting the defense shall have the right to participate in the defense of such Third Party Claim at its own expense.

(c) The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claims, and the Indemnified Party shall consent to a settlement of, or the entry of any judgment arising from, such Third Party Claims if (i) the Indemnifying Party shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof, (ii) such settlement shall not encumber any of the assets of the Indemnified Party or contain any restriction or condition that would apply to such Indemnified Party or to the conduct of that Party’s business, (iii) such settlement contains as a condition thereto a complete and unconditional release of the Indemnified Party, and (iv) such settlement does not contain any admission of wrongdoing by the Indemnified Party. Except for the foregoing, no settlement or entry of judgment in respect of any Third Party Claim shall be consented to by any Indemnifying Party without the express written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party will not consent to a settlement of, or the entry of any judgment arising from, a Third Party Claim without the express written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(d) If an Indemnifying Party makes any payment on an Indemnified Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims or benefits of the Indemnified Party with respect to such claim. Such Indemnified Party will cooperate with the Indemnifying Party in a reasonable manner, at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

Section 11.04 Limitations. Notwithstanding anything to the contrary in this Agreement or in any of the Transaction Documents (with the exception of the obligations of Owens Corning set forth in Section 6.05(k) which shall not be subject in any respect to the provisions set forth in this Section 11.04):

(a) Owens Corning shall have no liability to the SG Indemnified Parties in respect of indemnification claims pursuant to breaches of representations or warranties (as distinguished from breaches of covenants and agreements) under Section 11.02(a)(1) unless and until:

(i) such Damages are Recoverable Damages; and

(ii) such Recoverable Damages in the aggregate exceed USD 5,000,000 (the “Indemnity Threshold”); provided, that if the Indemnity Threshold is reached, the entire amount of all such Damages shall be subject to indemnification under this Section 11.04(a) up to a total of USD600,000,000 (the “OC Indemnity Cap”).

(b) Owens Corning shall have no obligation to an SG Indemnified Party pursuant to Section 11.04(a) until such matters are the subject of a written notice given by the

Indemnified Party pursuant to Section 11.03(a) within the period following the Closing Date specified for each respective matter in Section 11.01.

(c) Saint-Gobain shall have no liability to the OC Indemnified Parties in respect of indemnification claims pursuant to (i) breaches of representations or warranties (as distinguished from breaches of covenants and agreements) under Section 11.02(b)(1), (ii) Section 11.02(b)(2) solely with respect to SG Environmental Matters or (iii) Section 11.02(b)(4); in each case unless and until:

(i) such Damages are Recoverable Damages; and

(ii) such Recoverable Damages exceeds the Indemnity Threshold; provided, that if the Indemnity Threshold is reached, the entire amount of all such Damages shall be subject to indemnification under this Section 11.04(c) up to a total of USD400,000,000 (the “SG Indemnity Cap”, together with OC Indemnity Cap, “Indemnity Caps”).

(d) Saint-Gobain shall have no obligation to an OC Indemnified Party pursuant to Section 11.04(c) until such matters are the subject of a written notice given by the Indemnified Party pursuant to Section 11.03(a) within the period following the Closing Date specified for each respective matter in Section 11.01.

(e) Saint-Gobain shall have no liability to the OC Indemnified Parties in respect of an indemnification claim for Damages pursuant to (i) Section 11.02(b)(1) as a result of a breach of a representation under Section 4.02(n), (ii) Section 11.02(b)(2) in respect of an SG Environmental Matter or an SG Excluded Environmental Matter, (iii) Section 11.02(b)(4), or (iv) Section 11.02(b)(5) (an “OC Environmental Claim”), unless such OC Environmental Claim arises out of or relates to: (i) a specific requirement of Environmental Law to take some compliance, investigative or remedial action including monetary payments; or (ii) a specific and formal requirement of a Governmental Authority under Environmental Law to take some compliance, investigative or remedial action, including monetary payments; (iii) a violation of Environmental Law (A) in which there is an imminent danger or harm to the Environment or any Person, including employees or (B) which would require a compliance, investigative or remedial action, including monetary payments consistent with the practices of a reasonable and prudent operator or (iv) a Third Party Claim other than a claim by a Governmental Authority.

(f) With respect to any OC Environmental Claim arising out of or relating to the presence or Release of Hazardous Materials on or prior to the Closing Date, Saint-Gobain shall have no liability to the OC Indemnified Parties to the extent that the Damages arise primarily out of (A) a change in use of the relevant facility after the Closing Date from an industrial use to a commercial or residential use; or (B) voluntary soil or groundwater sampling undertaken after the Closing Date at any relevant facility that is (1) not specifically required by Environmental Laws, Environmental Permits or a Governmental Authority; (2) not undertaken in connection with maintenance, construction, renovation or expansion activities at the relevant facility except for such sampling that would not be undertaken by a reasonable and prudent operator; (3) not undertaken in connection with (X) the proposed sale, closure, decommissioning of the relevant SG Owned Real Property or (Y) a financing.

(g) Saint-Gobain shall have no liability to the OC Indemnified Parties to the extent that the Damages in respect of which the OC Environmental Claim is made, relate to, result from or are increased by the closure or decommissioning of the whole or a substantial part of any site after the fourth anniversary of the Closing Date.

(h) Solely for the purpose of determining the amount of Damages incurred with respect to a breach of any representation or warranty, each representation and warranty shall be read without reference to materiality or Material Adverse Effect.

(i) Notwithstanding anything to the contrary contained herein, although a Party may be entitled to make a claim for indemnification pursuant to more than one provision of this Article XI, no Party shall be entitled to recover indemnification for the same claim under more than one provision of this Article XI.

(j) The amount to which the Indemnified Party might otherwise be entitled under Section 11.02 shall be reduced by the amount of any reserves made in the SG Financial Statements (or in Schedule 4.02(i)(vi)) that are readily identifiable and exclusively related to the event or events giving rise to the Indemnified Claim.

ARTICLE XII

TERMINATION

Section 12.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of the Parties;

(b) by either Party if the Closing shall not have been consummated by May 31, 2008; provided, however, that neither Party may terminate this Agreement pursuant to this clause (b) if the Closing shall not have been consummated by such date by reason of the failure of such Party to perform, or to cause its Affiliates to perform, in all material respects any of its or their respective covenants or agreements contained in this Agreement;

(c) by either Party if there shall be any Applicable Law that makes consummation of the Contemplated Transactions illegal or otherwise prohibited, if consummation of the Contemplated Transactions would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction over such Party or if a Governmental Authority has filed suit to enjoin or otherwise prohibit the Contemplated Transactions; and

(d) by either Party in the event of a breach by the other Party of any representation, warranty, covenant or agreement under this Agreement, where the effect of such breach would be to cause the conditions to the obligation to consummate the Closing of the terminating Party not to be capable of being satisfied, and such breach is not cured by the breaching Party within 30 days of receiving written notice from the terminating Party of the breach or alleged breach, which written notice shall state that unless such breach is cured in accordance with this Section 12.01(d) the terminating Party intends to terminate this Agreement

(it being understood that such 30 day cure period shall not under any circumstances extend the date set forth in Section 12.01(b));

Either Party desiring to terminate this Agreement pursuant to this Section 12.01 shall give written notice of such termination to the other Party.

Section 12.02 Effect of Termination. If this Agreement is terminated as permitted by Section 12.01:

(a) this Agreement shall forthwith become void and of no further force or effect, except for the following provisions, which shall remain in full force and effect: (i) the representations and warranties set forth in Sections 4.01(f) and 4.02(m) (relating to finders’ fees), (ii) Section 5.03 (relating to confidentiality), (iii) Section 6.03 (relating to publicity), (iv) this Section 12.02, (v) Section 13.03 (relating to expenses and certain Taxes), (vi) Section 13.07 (Entire Agreement), (vii) Section 13.08 (Governing Law), (viii) Section 13.14(a) (Dispute Resolution), (ix) Section 13.15 (Consequential Damages) and (x) Section 13.16 (Performance); and

(b) such termination shall be without liability of any Party (or any Affiliate, stockholder, consultant or Representative of such Party) to the other Party to this Agreement; provided, however, that if the Contemplated Transactions fail to close as a result of a breach of any representation, warranty, covenant or agreement under this Agreement by any Party, such Party shall be fully liable for any and all damages or losses incurred or suffered by the other Party as a result of all such breaches if the other Party is ready, willing and able to otherwise satisfy its obligations under this Agreement.

Section 12.03 Non-Exclusive Remedies. Notwithstanding any provision in this Article XII or elsewhere in this Agreement to the contrary, the rights and remedies provided in Section 12.02 shall be in addition to, and not exclusive of, any rights or remedies to which the Parties may be entitled under Applicable Law as a result of a termination of this Agreement.

ARTICLE XIII

MISCELLANEOUS

Section 13.01 Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

if to Owens Corning or any Purchasing Company:

Owens Corning

One Owens Corning Parkway

Toledo, Ohio 43659

Attention: Law Department

Telecopy: +1 419-248-1723

with copies (which shall not constitute notice) to:

Owens Corning

One Owens Corning Parkway

Toledo, Ohio 43659

Attention: General Counsel

Telecopy: +1 419-248-1723

if to Saint-Gobain:

Saint-Gobain

Les Miroirs

18 Avenue D’Alsace

92096 La Défense Cedex

France

Attention: Bernard Field

Telecopy: + 33 1 47 62 31 69

with copies (which shall not constitute notice) to:

Saint-Gobain

Les Miroirs

18 avenue d’Alsace

92096 La Défense Cedex

France

Attention:    Marie-Armelle Chupin

Telecopy:    + 33 1 47 62 36 83

or to such other address or telecopy number and with such other copies, as such Party may hereafter specify in writing for the purpose by notice to the other Parties. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 13.01 and evidence of receipt is received or (ii) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 13.01.

Section 13.02 Amendments; Waivers.

(a) No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 13.03 Expenses; Taxes. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with the preparation, negotiation and performance of this Agreement and the Contemplated Transactions shall be paid by the Party incurring such cost or expense. Saint-Gobain shall be liable for, and shall indemnify and hold Owens Corning and its Subsidiaries harmless against all transfer, stamp, registration, sales, use, value added and similar Taxes (and related Damages) resulting from or relating to the reorganizations described in Exhibit C. Owens Corning shall be liable for, and shall indemnify and hold Saint-Gobain harmless against all such transfer, stamp, registration, sales, use, value added and similar Taxes (and related Damages) resulting from or relating to the sale of SG Acquired Subsidiaries or assets contemplated by this Agreement (other than the reorganizations described in Exhibit C).

Section 13.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Parties; provided, that any Party may assign its rights under this Agreement without the other Party’s prior written consent upon written notice to the other Parties (i) to any of its direct or indirect wholly owned Subsidiaries (provided, that if any such Subsidiary assignee, delegatee or transferee shall at any time cease to be a direct or indirect wholly owned domestic Subsidiary of the assignor, delegator or transferor, as the case may be, the exception set forth in this clause (i) shall no longer apply and such assignment, delegation or transfer shall be void unless otherwise permitted under this Section 13.04) or (ii) in connection with the transfer or sale of all or substantially all of its assets or business or its merger or consolidation with another Person; provided, further, that any Purchasing Company may assign its rights and obligations under this Agreement without the consent of the other Parties to any of Owens Corning’s direct or indirect wholly owned Subsidiaries (provided, that (i) if any such Subsidiary assignee, delegatee or transferee shall at any time cease to be a direct or indirect wholly owned Subsidiary of Owens Corning, the exception set forth in this proviso shall no longer apply and such assignment, delegation or transfer shall be void unless otherwise permitted under this Section 13.04) and (ii) such assignment shall not have any adverse Tax consequences to Saint-Gobain or any of its Affiliates. Notwithstanding the foregoing, no assignment, delegation or other transfer of rights under this Agreement shall relieve the assignor of any liability or obligation hereunder. Any attempted assignment, delegation or transfer in violation of this Section 13.04 shall be void.

Section 13.05 Disclosure. Certain information set forth in the Disclosure Schedules has been included and disclosed solely for informational purposes and may not be required to be disclosed pursuant to the terms and conditions of this Agreement. The disclosure of any such information shall not be deemed to constitute an acknowledgement or agreement that the information is required to be disclosed in connection with the representations and warranties made in this Agreement or that the information is material, nor shall any information so included and disclosed be deemed to establish a standard of materiality or otherwise be used to determine whether any other information is material.

Section 13.06 Construction. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and singular shall include the plural. References in this Agreement to a party or other Person include their respective successors and permitted assigns. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section, Exhibit, Schedule or provision of this Agreement. With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement.

Section 13.07 Entire Agreement.

(a) This Agreement and the other Transaction Documents (including, to the extent contemplated herein, the Non-Disclosure Agreement) constitute the entire agreement among the Parties with respect to the subject matter of such documents and supersede all prior agreements, understandings and negotiations, both written and oral, among the Parties with respect to the subject matter thereof.

(b) THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT NO REPRESENTATION, WARRANTY, PROMISE, INDUCEMENT, UNDERSTANDING, COVENANT OR AGREEMENT HAS BEEN MADE OR RELIED UPON BY ANY PARTY HERETO OTHER THAN THOSE EXPRESSLY SET FORTH IN THE TRANSACTION DOCUMENTS. WITHOUT LIMITING THE GENERALITY OF THE DISCLAIMER SET FORTH IN THE PRECEDING SENTENCE, (I) NO PARTY NOR ANY OF ITS AFFILIATES HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, IN ANY PRESENTATION OR WRITTEN INFORMATION RELATING TO ITS BUSINESS GIVEN OR TO BE GIVEN IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, OR IN ANY FILING MADE OR TO BE MADE BY OR ON BEHALF OF SUCH PARTY OR ANY OF ITS AFFILIATES WITH ANY GOVERNMENTAL AUTHORITY, AND NO STATEMENT MADE IN ANY SUCH PRESENTATION OR WRITTEN MATERIALS, MADE IN ANY SUCH FILING OR CONTAINED IN ANY SUCH OTHER INFORMATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE, AND (II) EACH OF THE PARTIES, ON ITS OWN BEHALF AND ON BEHALF OF ITS RESPECTIVE AFFILIATES, EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES OF MERCHANTABILITY. EACH PARTY ACKNOWLEDGES THAT THE OTHER PARTY HAS INFORMED IT THAT NO PERSON HAS BEEN AUTHORIZED BY SUCH PARTY OR ANY OF ITS AFFILIATES TO MAKE ANY REPRESENTATION OR WARRANTY IN RESPECT OF ITS BUSINESS OR IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, UNLESS IN WRITING AND CONTAINED IN THIS AGREEMENT OR IN ANY OF THE OTHER TRANSACTION DOCUMENTS TO WHICH SUCH PARTY IS A PARTY.

(c) Except as expressly provided herein this Agreement is not intended to and does not confer upon any Person other than the Parties (and their successors and permitted assigns) any rights or remedies hereunder.

Section 13.08 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York (without regard to the choice of law provisions thereof).

Section 13.09 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties. Delivery of an executed counterpart of a signature page to this Agreement by facsimile will be effective as delivery of a manually executed counterpart of this Agreement.

Section 13.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent any provision of this Agreement is determined to be prohibited or unenforceable in any jurisdiction, the Parties agree to use reasonable efforts, and agree to cause their Subsidiaries to use reasonable efforts, to substitute one or more valid, legal and enforceable provisions that, insofar as practicable, implement the purposes and intent of the prohibited or unenforceable provision.

Section 13.11 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 13.12 Bulk Sales. Owens Corning hereby waives compliance by Saint-Gobain and its Affiliates, in connection with the Contemplated Transactions, with the provisions of Article 6 of the Uniform Commercial Code as adopted in any state or jurisdiction where any of the SG Acquired Assets are located, and any other applicable bulk sales laws with respect to or requiring notice to Saint-Gobain’s (or any of its respective Subsidiaries) creditors, as the same may be in effect on the Closing Date. Saint-Gobain shall indemnify and hold Owens Corning harmless against any and all liabilities (other than in respect of SG Assumed Liabilities) that may be asserted by third parties against Owens Corning as a result of noncompliance with any such bulk sales law.

Section 13.13 Disclaimer of Agency. This Agreement shall not constitute any Party as a legal representative or agent of any other Party, nor shall a Party have the right or authority to assume, create or incur any liability or any obligation of any kind, expressed or implied, against or in the name or on behalf of any other Party, unless otherwise expressly permitted pursuant to an agreement in writing between or among any of the Parties.

Section 13.14 Dispute Resolution

(a) If there shall be any dispute, controversy or claim (“Dispute”) between the Parties arising out of, relating to, or connected with this Agreement, the breach, termination or invalidity hereof, or the provisions contained herein or omitted herefrom, the Parties shall use their best efforts to resolve the matter on an amicable basis and in a manner fair and equitable to the Parties. If one Party notifies another Party that a Dispute has arisen and the Parties are unable to resolve the Dispute within thirty (30) days from such notice, then the matter shall be referred to the chief executive officers of the Parties (as applicable), who shall act by mutual agreement on all such matters. No recourse to arbitration under this Agreement shall take place unless and until the chief executive officers of the Parties (as applicable) have been unable to resolve the Dispute within thirty (30) days after the expiration of the thirty (30) day period referred to above.

(b) The Parties irrevocably agree that any Disputes that are not resolved in accordance with paragraph (a) within the two abovementioned thirty (30) day periods shall be finally settled by arbitration in Brussels, by three arbitrators appointed and proceeding in accordance with the Rules of Arbitration (the “ICC Rules”) of the International Chamber of Commerce (the “ICC”) as the exclusive means of resolving such Disputes. For purposes of appointing such arbitrators, each Party to the Dispute shall appoint one arbitrator and either the third arbitrator shall be selected by the two Party-appointed arbitrators or, failing agreement within thirty (30) days after the Party-appointed arbitrators have been confirmed, by the ICC in accordance with the ICC Rules. All submissions and awards in relation to arbitration under this Agreement shall be made in English and all arbitration proceedings and all pleadings shall be in English. For purposes of this Section 13.14(b), the term “Party to a Dispute” may include groups of aligned Parties.

(c) Except as may be required by applicable law, stock exchange rules, Governmental Authorities, or in connection with the ordinary course operation of the Business, the Parties agree to maintain confidentiality as to all aspects of the arbitration, including its existence and results, except that nothing herein shall prevent any Party from disclosing information regarding the arbitration for purposes of enforcing the judgment of the arbitral tribunal or the expert arbitrator or in any court proceedings involving the Parties. The Parties further agree to obtain the arbitral tribunal’s agreement to preserve the confidentiality of the arbitration.

Section 13.15 Consequential Damages. Notwithstanding any other provision of this Agreement or any other Transaction Document to the contrary, no Party shall be liable to any other Party (or its Affiliates) for special, indirect, punitive or consequential damages, including lost profits and opportunity costs (except in each case to the extent assessed in connection with claims by other Persons), resulting from or arising out of a breach of this Agreement or any other Transaction Document (except where such breach is a result of fraud or gross negligence of such Party).

Section 13.16 Performance. Each Party will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party.

Section 13.17 Currency. Except as otherwise specifically stated herein, all monetary calculations hereunder shall be made in USD (utilizing the Conversion Rate to the extent necessary and applicable).

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IN WITNESS WHEREOF, this Agreement has been executed on behalf of the Parties in two (2) originals, on the date first above written.

Owens Corning

By:	/s/ Michael H. Thaman
Name:	Michael H. Thaman
Title:	Chairman and Chief Financial Officer

Signature Page to Purchase Agreement

Owens Corning Fiberglas Technology II, LLC

By:	/s/ Michael H. Thaman
Name:	Michael H. Thaman
Title:	Attorney-in-fact

Signature Page to Purchase Agreement

OCV Reinforcements Holdings Spain Srl

By:	/s/ Michael H. Thaman
Name:	Michael H. Thaman
Title:	Attorney-in-fact

Signature Page to Purchase Agreement

Owens Corning Fiberglas AS Limitada

By:	/s/ Michael H. Thaman
Name:	Michael H. Thaman
Title:	Attorney-in-fact

Signature Page to Purchase Agreement

Owens Corning México, S. de R.L. de C.V.

By:	/s/ Michael H. Thaman
Name:	Michael H. Thaman
Title:	Attorney-in-fact

Signature Page to Purchase Agreement

Owens Corning do Brasil Comérico de Materiais Metálicos Ltda.

By:	/s/ Michael H. Thaman
Name:	Michael H. Thaman
Title:	Attorney-in-fact

Signature Page to Purchase Agreement

Owens Corning Composite Materials, LLC

By:	/s/ Michael H. Thaman
Name:	Michael H. Thaman
Title:	Attorney-in-fact

Signature Page to Purchase Agreement

European Owens Corning Fiberglas Sprl

By:	/s/ Michael H. Thaman
Name:	Michael H. Thaman
Title:	Attorney-in-fact

Signature Page to Purchase Agreement

OC NL Invest Coöperatief U.A.

By:	/s/ Michael H. Thaman
Name:	Michael H. Thaman
Title:	Attorney-in-fact

Signature Page to Purchase Agreement

Société de Participations Financières et Industrielles S.A.S.

By:	/s/ Roberto Caliari
Name:	Roberto Caliari
Title:	President

Signature Page to Purchase Agreement

EXHIBIT A

DEFINITIONS

(a) The following terms have the following meanings:

“Adjustment Closing Date” means the fifth Business Day after the date the SG Total Adjustment is finally determined pursuant to Section 3.04.

“Affiliate” means, with respect to any Person, any Person directly or indirectly Controlling, Controlled by, or under common Control with such specified Person. For purposes of this Agreement and the Contemplated Transactions, no Party shall be deemed an Affiliate of any other Party or of any of the other Parties’ Affiliates unless such Party would be so deemed prior to the date hereof.

“Alloy” means precious metals (including, but not limited to, platinum and rhodium) which through an appropriate formula are combined and will be fabricated into manufacturing parts, namely bushings, thermal couples, liners and probes, etc. to make glass fiber. Alloy containing platinum and/or rhodium on the Closing Date shall meet the purity and maximum contaminant criteria set forth on Exhibit J attached hereto.

“Antitrust or Competition Laws” means any and all statutes, rules, regulations, orders, decrees, administrative and judicial doctrine or other laws that are designed or intended to provide administrative and/or judicial review of mergers, acquisitions and other combinations with respect to their prospective effect on competition.

“Applicable Law” means, with respect to any Person, any statute, treaty, law, ordinance, rule, regulation, order, writ, injunction, judicial decision, decree or other legally binding requirement of any Governmental Authority (including any Environmental Law) applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person).

“Asbestos Guaranty” means the Asbestos Guaranty to be entered into by Saint-Gobain Corporation, substantially in the form attached hereto as Exhibit K.

“Asbestos Indemnity Agreement” means the Asbestos Indemnity Agreement to be entered into by and among CertainTeed Corporation and Owens Corning, substantially in the form attached hereto as Exhibit L.

“Asbestos Laws” means any and all laws (including tort and product liability law), statutes, ordinances, orders, common law, codes, rules or regulations or other pronouncements having the effect of law of any country, state, province, city or other political subdivision thereof or of any Governmental Authority, Environmental Permits, judgments, decrees, injunctions, or binding agreements with any Governmental Authority in any manner relating to Asbestos Materials.

“Asbestos Materials” means asbestos, asbestos-containing materials or asbestos-containing products, in any form, amount or concentration.

“Asset Transferor” means an Affiliate of Saint-Gobain (other than an SG Pre-Reorganized Subsidiary), that either (i) owns any of the assets that would constitute SG Acquired Assets or (ii) is liable for any of the SG Assumed Liabilities.

“Brazil Metal” means an amount of platinum and rhodium of (i) 287.2 kilos of platinum (minus, if the Closing occurs after November 1, 2007, an amount of 0.4 kg per month, calculated on a pro-rata temporis basis with a reference period starting on November 1, 2007 and ending on the Closing Date) and (ii) 31.0 kilos of rhodium (minus, if the Closing occurs after November 1, 2007 an amount of 0.04 kg per month, calculated on a pro-rata temporis basis with a reference period starting on November 1, 2007 and ending on the Closing Date) owned by Saint-Gobain Vidros SA, with the tolerance indicated in Exhibit M.

“Business” means the worldwide development, manufacture, marketing, sale, and distribution of Business Products; provided that “Business” shall not include the business as conducted by Saint-Gobain Vetrotex America, Inc. (other than CFM customer relationships) and the SG Textile Solutions Business (other than the SG Textile Solutions Business of NSG Vetrotex KK).

“Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York, USA or Paris, France are authorized or required by law to close.

“Business Employee” means an individual employed primarily in connection with the Business. An employee shall be considered to be employed primarily in connection with the Business (i) if such employee is badge-assigned to the Business (for purposes of this definition, “badge-assigned” shall mean any employee whose Human Resources or Accounting Department number is assigned to the Business); or (ii) if 51% or more of such employee’s charging or regular work assignment is attributed to or has been attributed to a Business over the twelve months preceding the date of this Agreement; provided that, such employees described in this clause (ii) shall not be considered Business Employees if such work assignment is on a temporary basis.

“Business Products” means “Reinforcement Glass Fiber Products” and “Composite Products” as defined below:

“Reinforcement Glass Fiber Products” shall mean products, made from a variety of glass formulations (including E-glass, R-glass, S-glass, other high strength glass formulations, and alkali resistant glass “Cemfil”) and comprising the categories of “Continuous Filament Products,” “Chopped Filament Products,” and “Texturized Products” (as defined below):

“Continuous Filament Products” include:

direct rovings with linear density of a TEX value of ≥ 150 g/km;

assembled rovings; and

continuous filament mats.

“Chopped Filament Products” include:

dry use chopped strands (DUCS) for TP or TS reinforcement;

wet use chopped strands (WUCS);

milled Fibers or fillers;

chopped strand mat (CSM); and

chopped waste of any kind.

“Texturized Products” include air texturized glass fiber strands with nominal diameter ≥ 11 micron.

“Composite Products” include fabrics (including light textile fabrics manufactured by Saint-Gobain in Ridgeway, SC before the Closing Date), compounds, fillers, and specialty products which are:

(i) Constructed from:

Reinforcement Glass Fiber Products; and/or

other continuous or chopped fibers, such as glass, carbon, and synthetic polymers purchased from third parties or potentially manufactured Owens-Corning;

(ii) Constructed as fabrics, complexes, mats, fillers, and specialty products; and

(iii) Sold into one or more of the following markets:

wind and solar energy;

transportation;

marine;

trucks and automotive;

aerospace;

rail cars;

consumer goods;

infrastructure;

defense; and

industrial manufacturing processes such as:

open mold;

pultrusion;

filament winding;

vacuum assisted resin transfer molding;

vacuum infusion;

pre-form manufacturing; and

core manufacturing.

“Chinese C Glass” means a glass formulation which includes, among others, less than 1% by weight B2O3 and between 11% and 13% by weight Na2O.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Transferor” means Saint-Gobain’s collective Asset Transferors and Subsidiary Transferors.

“Contemplated Transactions” means the transactions contemplated by the Transaction Documents.

“Contracts” means, with respect to any Person, all contracts, agreements, consulting arrangements, leases and subleases (including leases and subleases of real property), licenses, commitments, sales and purchase orders, and other undertakings of any kind, whether written or oral, to which such Person is a party, under which such Person is otherwise entitled to benefits or by which such Person otherwise is bound.

“Control” (together with the correlative meanings, “Controlled by” or “Controlling”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, contract or otherwise.

“Conversion Rate” means, (i) in determining if any representations set forth in Section 4.02 have been breached, the exchange rates set forth in the tables used in the SG Financial Statements, as applicable and (ii) in calculating whether or not the Indemnity Threshold, the OC Indemnity Cap and the SG Indemnity Cap have been exceeded, the noon buying rates for USD announced by the Federal Reserve Bank of New York on the date any claim is first noticed to an indemnifying party.

“Damages” means all losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, including reasonable costs, fees and expenses of attorneys, experts, accountants, appraisers, consultants, witnesses, investigators and any other agents or representatives of such Person (with such amounts to be determined net of any reimbursement by way of insurance or third party indemnification) directly arising from or in connection with any such matter that is the subject of indemnification hereunder, but in each case specifically excluding (i) any costs incurred by or allocated to an Indemnified Party with respect to time spent by employees of the Indemnified Party or any of its Affiliates, (ii) any special, indirect, punitive or consequential damages, including lost profits or opportunity costs (except in each case to the extent assessed in connection with a Third Party Claim with respect to which the Person against which such damages are assessed is entitled to indemnification hereunder), (iii) the decrease in the value of any SG Acquired Asset to the extent that such valuation is based on any use of the SG Acquired Asset other than its use as of the Closing Date or any other prior use of such SG Acquired Asset, (iv) any amount based on or taking into account the use of any SG Acquired Asset other than its use as of the Closing Date or any other prior use of such SG Acquired Asset and (v) any amount included in the calculation of the Adjusted Net Working Capital Amount or the Adjusted Net Debt.

“DB Benefits” in relation to any member’s benefits, means benefits other than defined contribution benefits and other than any member benefits payable under any Risk Plan.

“DC Benefits” in relation to any member’s benefits, means that the rate or amount of those benefits are (or will be) determined by reference to payments or contributions paid into that plan by or in respect of that member, and returns on those contributions (rather than, for example, by reference to that individual’s salary over the period of service to which the benefits relate), and are not subject to any underpin or any employer guarantee as to the minimum level of benefits, interest or investment return, and defined contribution benefits shall be construed accordingly.

“Disclosure Schedules” means, with respect to each Party, the Disclosure Schedules of such Party dated the date of this Agreement relating to this Agreement, as they may be amended from time to time in accordance with the terms of this Agreement. Each section of the Disclosure Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent that such disclosure by incorporation is reasonably likely to apprise the reader that such disclosure is applicable to such other section of the Disclosure Schedules.

“Environment” means all air, surface water, sediment, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

“Environmental Claim” means any and all actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to or relating to any applicable Environmental Laws by any Person (including but not limited to any Governmental Authority, private person or citizens’ group) based upon, alleging, asserting, or claiming any actual or potential (i) violation of or liability under any Environmental Law, (ii) violation of any Environmental Permit, or (iii) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release of, or the exposure of any Person to, any Hazardous Materials.

“Environmental Law” means any and all laws, statutes, ordinances, orders, common law, codes, rules or regulations or other pronouncements having the effect of law of any country, state, province, city or other political subdivision thereof or of any Governmental Authority, Environmental Permits, Asbestos Laws, judgments, decrees, injunctions, or binding agreements with any Governmental Authority, in each case, in effect as of the Closing Date, relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of or exposure to Hazardous Materials.

“Environmental Permit” means any permits, licenses, approvals, consents or authorizations required or issued by any Governmental Authority under or in connection with any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Owned Metal Amount” means an amount of Metal determined in accordance with the procedures set forth on Exhibit N.

“Expected Book Quantity” means 4,153 kilos of Book Quantity platinum (minus, if the Closing occurs after November 1, 2007, an amount of 7.9 kilos per month, being a total loss of 15.8 kilos per month multiplied by the SG ownership percentage of platinum agreed to be 49.9%, calculated on a pro rata temporis basis with a reference period starting on November 1, 2007 and ending on the Closing Date) and 1,002.8 kilos of Book Quantity rhodium (minus, if the Closing occurs after November 1, 2007, an amount of 2.0 kilos per month, being a total loss of 3.1 kilos per month multiplied by the SG ownership percentage of rhodium agreed to be 63.2%, calculated on a pro rata temporis basis with a reference period starting on November 1, 2007 and ending on the Closing Date).

“Financial Support Arrangements” means any liabilities or obligations, contingent or otherwise, of a Person in respect of any indebtedness, obligation or liability (including assumed indebtedness, obligations or liabilities) of another Person (and, in the case of the Parties, another division or business of the Parties), including remaining obligations or liabilities associated with indebtedness, obligations or liabilities that are assigned, transferred or otherwise delegated to another Person, if any, letters of credit and standby letters of credit (including any related reimbursement or indemnity agreements), direct or indirect guarantees, endorsements (except for collection or deposit in the ordinary course of business), notes co-made or discounted, recourse agreements, take-or-pay agreements, keep-well agreements, agreements to purchase or repurchase such indebtedness, obligation or liability or any security therefor or to provide funds for the payment or discharge thereof, agreements to maintain solvency, assets, level of income or other financial condition, agreements to make payment other than for value received and any other financial accommodations.

“Governmental Authority” means any governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Material” means (i) petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, Asbestos Materials, gasoline, diesel fuel, pesticides, urea formaldehyde, toxic mold, lead or lead-containing materials, polychlorinated biphenyls; (ii) any other chemicals, materials, substances or wastes in any amount or concentration which are defined as or included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” or “contaminants” or words of similar import, under any Environmental Law; and (iii) any other chemicals, materials, substances or wastes in any amount or concentration which are otherwise regulated under or for which liability can be imposed under Environmental Laws.

“IFRS” means generally accepted International Financial Reporting Standards as in effect on the date of this Agreement.

“Incremental Taxes” means any Taxes that are attributable to the sale pursuant to this Agreement not taking place exclusively as a sale of the Brazil Metal, the Italy Metal, Vetrotex France SA and BTI, Inc. (with the SG Intellectual Property and the SG Acquired Subsidiaries

that are owned by Vetrotex France SA being acquired indirectly, through the acquisition of Vetrotex France SA).

“Income Taxes” means all Taxes based upon, measured by, or calculated with respect to, (i) gross or net income or gross or net receipts or profits (including any capital gains, minimum taxes and any Taxes on items of tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above or (iii) withholding taxes measured by, or calculated with respect to, any payments or distributions (other than wages).

“Intellectual Property” means such of (i) patent rights (including issued patents and pending patent applications, both provisional and non-provisional), (ii) trademark rights (including registrations and applications for registration, and common law rights in, trademarks, design marks, service marks, logos, domain names, trade dress, corporate names and trade names including the goodwill of the business symbolized thereby or associated therewith), (iii) copyrights (including registrations and applications for registration and all rights provided therein by international treaties and conventions) and computer software (excluding commercially available software), (iv) Know How, (v) permits, licenses or other agreements to or from third parties regarding the foregoing, and (vi) all rights to sue or recover and retain damages and costs and attorney’s fees for past, present, and future infringement, dilution, misappropriating or other violations of any of the foregoing; when used in this Agreement in relation to a Party, which this Party and/or any of its Affiliates owns, controls, or has the right to license as of the Closing Date.

“IP Event” means the relevant act under the applicable intellectual property law of the relevant jurisdiction that constitutes infringement, misappropriation, dilution, or unlawful use of Intellectual Property rights.

“IP Holdcos” means collectively US IP Holdco and Non-US IP Holdco.

“IT Transition Services Agreement” means the IT Master Transition Services Agreement attached hereto as Exhibit O.

“Italy Metal” means an amount of platinum and rhodium of (i) 524.9 kilos of platinum (minus, if the Closing occurs after November 1, 2007, an amount of 3.2 kg per month, calculated on a pro rata temporis basis with a reference period starting on November 1, 2007 and ending on the Closing Date) and 166.1 kilos of rhodium (minus, if the Closing occurs after November 1, 2007, an amount of 0.7 kg per month, calculated on a pro rata temporis basis with a reference period starting on November 1, 2007 and ending on the Closing Date) owned by Saint-Gobain Vetrotex Italia Spa, with the tolerance indicated in Exhibit M.

“Johnson Matthey Value” means, as of the applicable date of determination, with respect to platinum or rhodium, the market value as set forth on the Johnson Matthey website for metal prices 9:30 a.m. New York fixing.

“Know How” means such technical and business knowledge and data, formulations, processes, techniques, drawings and designs, unpatented inventions (including inventions conceived prior to the Closing Date but not documented as of the Closing Date), operating manuals, manufacturing and quality control procedures, trade secrets, plans, accumulated experience, plant and tool design, installation instructions, raw material specifications, advertising procedures, sales promotion literature, customer lists, price lists, invention disclosures, ‘enveloppes Soleau’ and research and development projects, including without limitation the categories of Know How listed in the know how section of Schedule A-4 attached to this Agreement.

“LIBOR Rate” means a rate per annum equal to the London Inter-bank Offered Rate for six (6) month deposits as published by British Bankers Association on the Closing Date, based on a 360-day year and the actual number of days elapsed.

“Lien” means, (i) with respect to any asset, any mortgage, lien, claim, pledge, charge, security interest or other encumbrance of any kind in respect of such asset, and (ii) with respect to real property, any title defects, encumbrances, easements and restrictions, invalidities or irregularities.

“Local General Services Agreement” means each local general services agreement contemplated by and substantially in the form attached to the Master General Services Agreement.

“Local Transition Services Agreement” means each local transition services agreement contemplated by and substantially in the form attached to the Master Transition Services Agreement.

“Master General Services Agreement” means the Master General Services Agreement that the Parties have executed and delivered contemporaneously with the execution and delivery of this Agreement.

“Master Transition Services Agreement” means the Master Transition Services Agreement that the Parties have executed and delivered contemporaneously with the execution and delivery of this Agreement.

“material” or “materially” means, solely for the purposes of Section 4.02(g)(iii), 4.02(g)(xii), 4.02(k)(i)(B), 4.02(k)(ii), 4.02(q)(iii), 4.02(q)(ix), 4.02((q)(xv), 4.02(s), and 4.02(t), with respect to the matter so qualified, that such matter has a value, or could reasonably be expected to have a value, exceeding USD3,000,000. For the avoidance of any doubt, this definition of “material” and “materially” shall not apply with respect to “Material Adverse Effect.”

“Material Adverse Effect” means with respect to Saint-Gobain or the Business, any event, change, circumstance, effect or state of facts that is materially adverse to (i) the Business, assets, liabilities, condition (financial or otherwise), prospects or results of operations of the Business, taken as a whole, or (ii) the ability of Saint-Gobain to timely perform its obligations under this Agreement or the Transaction Documents to which it will be a party or to consummate the transactions contemplated hereby or thereby, except for any such change, event or effect constituting, resulting from or arising out of (A) event, change, circumstance, effect or state of facts affecting the industry in which the Business operates generally, (B) political or social conditions or instability, including the engagement by any nation in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon any nation, (C) changes, events or developments in financial or securities markets, general business conditions or the economy in general, (D) any change of Applicable Law, (E) any condition described in the Disclosure Schedule, or (F) this Agreement, the announcement thereof or the transactions contemplated hereby.

“Material Supply Agreement Term Sheet” means the Material Supply Agreement Term Sheet attached hereto as Exhibit P.

“Metal” means Alloy or Pure Metal whether in the form of Sponge, bar, bushings or recovery material.

“Metal Reconciliation Certificate” means a completed and duly executed certificate in the form attached hereto as Exhibit Q.

“Metal Shortfall Amount” means an amount in USD equal to 40% of the positive difference between (A) the aggregate Johnson Matthey Value on the Closing Date of the Book Quantity of platinum and rhodium, and (B) the Johnson Matthey Value on the Closing Date of the aggregate Estimated Owned Metal Amount of platinum and rhodium delivered at Closing to Owens Corning and its Subsidiaries by Saint Gobain and its Affiliates pursuant to this Agreement.

“Net Debt” means with respect to the Business as acquired directly or indirectly by Owens Corning in connection with the Contemplated Transactions (i) cash or cash equivalents (excluding Excess Cash, if any, and net of any amounts drawn under any bank or other deposit or savings accounts prior to the Closing Date which has not been honored as of the Closing), minus (ii) outstanding indebtedness to third parties for borrowed money (including the short term portion of capital leases and 40% of any prepayment, change of control or other similar penalties and related costs and expenses related to the indebtedness to be repaid by either Saint-Gobain or Owens Corning pursuant to Section 6.13 (but excluding any prepayment, change of control or other similar penalties and related costs and expenses related to the indebtedness to be repaid in accordance with Section 6.13(a) by an SG Acquired Subsidiary to Saint-Gobain or its Affiliates that is not an SG Acquired Subsidiary, which shall be discharged 100% by Saint-Gobain); including, for the avoidance of doubt, indebtedness for borrowed money owed by an SG Acquired Subsidiary to an Affiliate that is not an SG Acquired Subsidiary but excluding indebtedness for borrowed money owed by one SG Acquired Subsidiary to another SG Acquired Subsidiary and minus (iii) all Income Taxes relating to the Tax period ending on the Closing Date (other than Income Taxes attributable to the sale pursuant to Section 2.01 of this Agreement of (i) SG Acquired Intellectual Property by Vetrotex France SA to a Purchasing Company and (ii) Acquired Subsidiaries by Vetrotex France SA and Vetrotex International SA as Subsidiary Transferors). With respect to the SG Existing JVs, the amount of net indebtedness to third parties, (including the short term portion of capital leases), to be included in the calculation of Net Debt shall be equal to the amount of such entities’ outstanding indebtedness to third parties multiplied by the percentage shareholding of such Existing JV included within SG Acquired Assets.

“Net Working Capital” means, with respect to the Business as acquired directly or indirectly by Owens Corning in connection with the Contemplated Transactions, current assets, minus current liabilities (including any accrued but unpaid amounts due under any lease of Metal used in Saint-Gobain’s Business as of the Closing regardless of when due). The calculation of Net Working Capital shall exclude Net Debt and the impact of Income Taxes and inventory shall be calculated using the weighted average cost method.

“Non-Disclosure Agreement” means that certain letter agreement dated as of March 18, 2005 between Owens Corning and Saint-Gobain Vetrotex International (as amended through the date hereof).

“Non-US IP Holdco” means Owens Corning Holdings 5 C.V., an entity organized under the laws of the Netherlands.

“Ongoing Service Cost” means, in relation to a Retained DB Plan or Transferred DB Plan, the cost of one year of benefit accrual, determined by the Actuaries in accordance with a FAS/IAS methodology and with the actuarial assumptions as set out in the relevant Benefit Schedule, with the assumptions being updated at the start of each year following the Closing Date, provided that the actuarial assumptions (other than the discount rate and general price inflation rate, which shall be updated to reflect the economic environment) shall not be updated without the consent of both Parties if such update would cause the ongoing service cost for the relevant year to be more than 4% higher than it would be if determined in accordance with the initial assumptions as set forth in the Benefit Schedules.

“Owens Corning Actuary” means an actuary or firm of actuaries nominated by Owens Corning (and disclosed in writing to Saint-Gobain) for the purposes of this Agreement.

“Past Practice” means past practice consistently applied during the two-year period preceding the date hereof.

“Pension Plan” means, in any jurisdiction, each scheme, fund, arrangement, plan or agreement (whether funded or unfunded) set out in the relevant Benefit Schedule under which Saint-Gobain or any of its Affiliates provides, is liable to provide or has agreed to provide (or to which Saint-Gobain or any of its Affiliates contributes, is liable to contribute or has agreed to contribute to the provision of) any Retirement Benefits for or in respect of any Transferred Employee and references to any Pension Plan shall be construed as also referring to its trustees, fiduciaries, managers and administrators (as applicable).

“Permitted Liens” means any of the following:

(i) Liens for Taxes that (x) are not yet due or delinquent or (y) are being contested in good faith by appropriate proceedings;

(ii) statutory Liens or landlords’, carriers’, warehousemen’s (including stocks en consignation), mechanics’, suppliers’ (including réserve de propriété), materialmen’s,

or other like Liens arising in the ordinary course of business with respect to amounts not yet overdue for a period of 60 days or amounts being contested in good faith by appropriate proceedings;

(iii) with respect to real property, any Liens that do not in the aggregate materially impair the use of such real property for its current use;

(iv) with respect to leased real property, any Liens that affect underlying fee interest;

(v) Liens in favor of a customer of the Business arising in the ordinary course of business; and

(vi) rights of third party licensors in software licensed to a Party.

“Person” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, joint stock company, an unincorporated association, a trust, joint venture or any other entity or organization, including a Governmental Authority.

“Primarily” means, with respect to an asset, that at least 50% of the use made of such asset is in connection with the Business.

“Product Supply Agreements” means each of the product supply agreements identified in the Material Supply Agreement Term Sheet, substantially in the form attached hereto as Exhibit R.

“Purchasing Company” means each entity listed under the column entitled “Purchaser” on Exhibit B attached hereto (collectively, the “Purchasing Companies”).

“Pure Metal” means rhodium meeting the standards set forth in Exhibit S attached hereto for Grade 99.90% pure rhodium, platinum meeting the standards set forth in Exhibit S attached hereto for Grade 99.95% pure platinum, and for both platinum and rhodium not containing contaminants in excess of the maximum amounts permitted pursuant to Exhibit S attached hereto.

“Recoverable Damages” means Damages in excess of USD500,000 (after aggregating all Damages arising from a related series of acts, omissions, events or circumstances for purposes of determining if this threshold is reached); provided, that if this threshold is reached, the entire amount of such Damages shall be a Recoverable Damages.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Material.

“Representatives” means, with respect to a Person, each of its respective directors, officers, attorneys, accountants, employees, advisors or agents.

“Retained DB Plan” means, in any jurisdiction, each Pension Plan, as applicable, which provides DB Benefits for which the sponsorship of and obligations of the plan will remain with Saint-Gobain or any of its Affiliates on completion of the transactions envisaged by this Agreement.

“Retained DC Plan” means, in any jurisdiction, each Pension Plan, as applicable, which provides DC Benefits for which the sponsorship of and obligations of the plan will remain with Saint-Gobain or any of its Affiliates on completion of the transactions envisaged by this Agreement.

“Retained Plans” means, in any jurisdiction, the Retained DB Plans and the Retained DC Plans.

“Retirement Benefits” means any pension, lump sum, gratuity or similar benefit payable or prospectively or contingently payable on or following retirement, leaving service, invalidity or death, including termination indemnity (or seniority) payments and long service awards and post-retirement medical, dental and other healthcare and welfare benefits but excluding benefits provided under any arrangement the sole purpose of which is to provide benefits on the injury or accidental death of an Employee.

“Review Firm” means Pricewaterhouse Coopers LLP, to the extent it is willing to accept an appointment as the Review Firm and the same is approved by the board of directors of each of the Parties, or an appropriate committee thereof, or such other accounting firm as the Parties shall agree, other than the Unaffiliated Firm, and failing agreement by the Parties, such firm as appointed by the ICC in accordance with the ICC Rules.

“Risk Benefits” means life insurance benefits, medical, dental and other welfare benefits (but excluding any post-retirement medical, dental and other healthcare and welfare benefits), accidental death and dismemberment benefits and any other benefits provided on ill-health, injury, death, long-term or short-term disability.

“Risk Plan” means, in any jurisdiction, each scheme, fund, arrangement, plan or agreement (whether funded or unfunded) set out in the relevant Benefit Schedule under which Risk Benefits are provided for or in respect of any Business Employee.

“Saint-Gobain Actuary” means an actuary or firm of actuaries nominated by Saint-Gobain (and disclosed in writing to Owens Corning) for the purposes of this Agreement.

“SG Acquired Assets” means, other than the SG Excluded Assets, all of the assets, properties, rights, licenses, permits, Contracts, real property, causes of action and business of every kind and description as the same shall exist on the Closing Date wherever located, real, personal or mixed, tangible or intangible, owned by, leased by or in the possession of Saint-Gobain or any of its Asset Transferors, whether or not reflected in the books and records thereof, and held or used Primarily (other than SG R&C Intellectual Property) in the Business as conducted on the Closing Date, and including, except as otherwise specified herein, all direct or indirect right, title and interest of Saint-Gobain or any of its Asset Transferors in, to and under:

(i) SG R&C Intellectual Property;

(ii) the SG Leased Real Property;

(iii) the rights and interests of Saint-Gobain and its Affiliates in the SG Owned Real Property;

(iv) all personal property and interests therein, including machinery, equipment, furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other property (and interests in any of the foregoing) owned by Saint-Gobain or any of its Affiliates that are used Primarily in connection with Saint-Gobain’s Business;

(v) all Contracts (other than the leases of real property relating to the SG Leased Real Property, which leases constitute SG Acquired Assets only to the extent set forth in clause (ii) above) to which Saint-Gobain or any of its Affiliates is a party and which are related Primarily to Saint-Gobain’s Business;

(vi) all accounts receivable and notes receivable (including the intercompany trade receivables), whether or not billed, accrued or otherwise recognized in the SG Financial Statement or taken into account in the determination of the Saint-Gobain Adjusted Net Working Capital Amount, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto of Saint-Gobain or its Affiliates that relate Primarily to Saint-Gobain’s Business, and any security or collateral for any of the foregoing;

(vii) all expenses (other than in respect of Income Taxes) that have been prepaid by Saint-Gobain or any of its Affiliates relating Primarily to the operation of Saint-Gobain’s Business, including lease and rental payments;

(viii) all of Saint-Gobain’s or any of its Subsidiaries’ rights, claims, credits, causes of action or rights of set-off against Persons other than Saint-Gobain and its Affiliates relating Primarily to Saint-Gobain’s Business or the SG Acquired Assets, including unliquidated rights under manufacturers’ and vendors’ warranties (except to the extent relating to SG Excluded Assets or SG Excluded Liabilities);

(ix) all transferable franchises, licenses, permits or other authorizations issued by a Governmental Authority owned by or granted to, or held or used by, Saint-Gobain or any of its Affiliates and Primarily related to Saint-Gobain’s Business;

(x) except to the extent Saint-Gobain or any of its Affiliates is required to retain the originals pursuant to any Applicable Law (in which case copies shall be provided to Owens Corning upon request), all business books, records, files and papers, whether in hard copy or computer format, of Saint-Gobain or any of its Affiliates used Primarily in Saint-Gobain’s Business, including books of account, invoices, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records of present employees, documentation developed or used for accounting, marketing, engineering, manufacturing, or any other purpose relating Primarily to the conduct of Saint-Gobain’s Business at any time prior to the Closing;

(xi) all insurance proceeds (except to the extent relating to SG Excluded Assets or SG Excluded Liabilities), net of any retrospective premiums, deductibles, retention or similar amounts, arising out of or related to damage, destruction or loss of any property or asset used Primarily in connection with Saint-Gobain’s Business to the extent of any damage or destruction that remains unrepaired, or to the extent any property or asset remains unreplaced at the Closing Date and such proceeds were taken into account in the calculation of the Adjusted Net Working Capital Amount;

(xii) all raw materials, work-in-process, finished goods, supplies, parts, spare parts and other inventories that are held, used or intended by Saint-Gobain or its Subsidiaries for use Primarily in connection with Saint-Gobain’s Business;

(xiii) all ownership interests in SG Existing JVs;

(xiv) all goodwill generated by or associated with Saint-Gobain’s Business; and

(xv) all Metal owned by Saint-Gobain and its Affiliates and used in the Business, which shall be located at the locations described, and in the quantities set forth, on Exhibit M.

“SG Acquired Intellectual Property” means the Intellectual Property set forth on Exhibit B and the patents listed in Exhibit H-2B that are agreed to be SG R&C Intellectual Property.

“SG Acquired Subsidiaries” means the SG Pre-Reorganized Subsidiaries together with, following the SG Reorganization, the SG Reorganized Subsidiaries.

“SG Assumed Liabilities” means all liabilities and obligations of Saint-Gobain and its Affiliates (other than SG Excluded Liabilities and other than liabilities of SG Acquired Subsidiaries), whether liquidated or unliquidated, known or unknown, fixed or contingent, accrued or unaccrued, matured or unmatured, absolute, determined, determinable or indeterminable, or otherwise, whether presently in existence or arising hereafter, which are related to Saint-Gobain’s Business, the SG Acquired Assets and the SG Employees as provided in Article VIII.

“SG Benefit Plan” means any plan, scheme, agreement or arrangement providing for compensation or benefits, including any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, supplemental pension, savings, retirement savings, superannuation, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, or other stock-based compensation plan, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, dental, vision, drug, sick leave, accident, disability, workers compensation or other insurance, severance, retention, change-in-control, employment, separation or other employee benefit plan, program, policy, agreement, arrangement policy or practice, whether formal or informal, funded or unfunded, registered or unregistered, mandated by law or voluntary, insured or self-insured, whether for the benefit of a single individual or more than one individual, whether written or unwritten, sponsored, maintained or to which contributions have at any time been made by Saint-Gobain, the SG Acquired Subsidiaries or any of their Subsidiaries or Affiliates for the benefit of any current or former Business Employees, or pursuant to which the SG Acquired Subsidiaries or their Subsidiaries could have liability.

“SG Employment Affiliate” means any trade or business (whether or not incorporated) that has common ownership with Saint-Gobain that could result in liability to Saint-Gobain or any Affiliate under any SG Benefit Plan.

“SG Environmental Matters” means any Damages, arising out of or relating to: (1) any violations of any Environmental Permits or Environmental Laws as of or prior to the Closing Date by Saint-Gobain or its Affiliates in connection with Saint-Gobain’s Business (or any of their respective predecessors); (2) the presence or Release of any Hazardous Materials on or prior to the Closing Date, at, in, to, on, under or emanating from any SG Owned Real Property or SG Leased Real Property, in each case, (i) in violation of applicable Environmental Laws, (ii) in amounts, levels or concentrations that are required to be investigated or remediated under applicable Environmental Laws or by a Governmental Authority, or (iii) are in excess of applicable remediation standards under applicable Environmental Laws, or (3) the exposure of any Person to any Hazardous Materials (including Asbestos Materials) on or prior to the Closing Date at, in, to, on, under or emanating from any SG Owned Real Property or SG Leased Real Property.

“SG Excluded Assets” means the following assets:

(i) all original books and records that Saint-Gobain and its Affiliates shall be required to retain pursuant to any Applicable Law (in which case copies of such books and records to the extent relating to Saint-Gobain’s Business shall be provided to Owens Corning upon request), or that contain information relating to any business or activity of Saint-Gobain or any of its Affiliates not forming a part of Saint-Gobain’s Business, or any employee of Saint-Gobain or any of its Affiliates that is not a Transferred Employee;

(ii) except to the extent that the following amounts are included in the calculation of the Saint-Gobain Adjusted Net Working Capital Amount, all refunds of Income Taxes and all prepaid Income Taxes arising from or with respect to the SG Acquired Assets prior to the Closing or arising from or with respect to the operations of Saint-Gobain’s Business for periods (or portions thereof) ending on or prior to the Closing Date, including all refunds of Taxes for Straddle Periods properly allocable to amounts paid by Saint-Gobain pursuant to Section 6.05;

(iii) except to the extent included in the calculation of the Adjusted Net Working Capital Amount, all assets of Saint-Gobain and its Affiliates (other than Intellectual Property, which is governed by clause (vii) below) not held, owned or used Primarily in connection with Saint-Gobain’s Business;

(iv) all rights and claims of Saint-Gobain and its Affiliates under any of the Transaction Documents and the agreements and instruments delivered to Saint-Gobain and its Affiliates by Owens Corning pursuant to any of the Transaction Documents;

(v) all capital stock or any other securities of Saint-Gobain or any of its Affiliates or any other Person, except for the SG Acquired Subsidiaries and the SG Existing JVs;

(vi) all Intellectual Property owned or controlled by Saint-Gobain and any of its Affiliates (other than SG R&C Intellectual Property), and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto;

(vii) all rights, claims, credits, causes of action, rights of set-off or other assets related to any other Saint-Gobain Excluded Asset or to any SG Excluded Liabilities;

(viii) intercompany loans, except to the extent included in the calculation of Net Debt;

(ix) cash and cash equivalents except to the extent contemplated by Section 3.04 and except for cash and cash equivalent used as collateral for Financial Support Arrangements and deposits with utilities, insurance companies and other Persons; and

(x) assets contemplated by Schedule A-1.

“SG Excluded Environmental Matters” means any Damages, arising out of or relating to: (1) real property formerly owned, operated, leased or occupied by Saint-Gobain or its Affiliates in connection with Saint-Gobain’s Business (or any of their respective predecessors) arising under Environmental Laws or Environmental Permits; (2) the off-site transportation, treatment, storage or disposal of Hazardous Materials or the arrangement for the same by or on behalf of Saint-Gobain in connection with Saint-Gobain’s Business or its Affiliates (or any of their respective predecessors) on or prior to the Closing Date; or (3) any asbestos or asbestos containing materials or products manufactured, processed, distributed, marketed or sold by Saint-Gobain or its Affiliates in connection with Saint-Gobain’s Business (or any of their respective predecessors) on or prior to the Closing Date.

“SG Excluded Liabilities” means the following liabilities:

(i) all liabilities and obligations for any Income Taxes in respect of taxable income for any period (or portion thereof) ending on or before the Closing Date (other than Income Taxes attributable to the sale pursuant to Section 2.01 of this Agreement of (i) SG Acquired Intellectual Property by Vetrotex France SA to a Purchasing Company and (ii) Acquired Subsidiaries by Vetrotex France SA and Vetrotex International SA as Subsidiary Transferors);

(ii) all liabilities and obligations, whether presently in existence or arising after the date of the Agreement, relating to fees, commissions or expenses owed to any broker, finder, investment banker, accountant, attorney or other intermediary or advisor employed by Saint-Gobain or any of its Subsidiaries in connection with the Contemplated Transactions;

(iii) all liabilities and obligations relating to claims of infringement, misappropriation, dilution or unlawful use of Intellectual Property for IP Events occurring prior to the Closing Date;

(iv) all liabilities and obligations with respect to intercompany loans, except to the extent included in the calculation of Net Debt;

(v) all liabilities and obligations, whether presently in existence or arising after the date of this Agreement, relating to or arising out of SG Excluded Assets or any business of Saint-Gobain or any of its Affiliates other than Saint-Gobain’s Business;

(vi) all liabilities and obligations, whether arising prior to, on or after the Closing Date, arising out of or related to SG Environmental Matters; and

(vii) all liabilities and obligations, whether arising prior to, on or after the Closing Date, arising out of or related to SG Excluded Environmental Matters.

“SG Existing JVs” means the joint ventures listed on Schedule A-2.

“SG Indemnified Environmental Matters” means any Damages, arising out of or relating to: (1) any violations of any Environmental Permits or Environmental Laws as of or prior to the Closing Date by the SG Acquired Subsidiaries (or any of their respective predecessors); (2) the presence or Release of any Hazardous Materials on or prior to the Closing Date, at, in, to, on, under or emanating from any SG Owned Real Property or SG Leased Real Property owned, leased, operated or occupied by the SG Acquired Subsidiaries, in each case, (i) in violation of applicable Environmental Laws, (ii) in amounts, levels or concentrations that are required to be investigated or remediated under applicable Environmental Laws or by a Governmental Authority, or (iii) are in excess of applicable remediation standards under applicable Environmental Laws, or (3) the exposure of any Person to any Hazardous Materials (including Asbestos Materials) on or prior to the Closing Date at, in, to, on, under or emanating from any SG Owned Real Property or SG Leased Real Property owned, leased, operated or occupied by SG Acquired Subsidiaries.

“SG Indemnified Excluded Environmental Matters” means any Damages, arising out of or relating to: (1) real property formerly owned, operated, leased or occupied by the SG Acquired Subsidiaries (or any of their respective predecessors) arising under Environmental Laws or Environmental Permits; (2) the off-site transportation, treatment, storage or disposal of Hazardous Materials or the arrangement for the same by or on behalf of the SG Acquired Subsidiaries (or any of their respective predecessors) on or prior to the Closing Date; and (3) any asbestos or asbestos containing materials or products manufactured, processed, distributed, marketed or sold by the SG Acquired Subsidiaries (or any of their respective predecessors) on or prior to the Closing Date.

“SG Intellectual Property License Agreements” means the SG Intellectual Property License Agreements to be entered into by and among Saint-Gobain Technical Fabrics Europe S.A.S. and US IP Holdco and Non-US IP Holdco, substantially in the forms attached hereto as Exhibit T-1 and Exhibit T-2, respectively.

“SG Licensed Intellectual Property” means(i) the Intellectual Property licensed to US IP Holdco and Non-US IP Holdco pursuant to the SG Intellectual Property License Agreements, (ii) the CONVEC furnace modeling software licensed pursuant to the license agreement referred to in Section 5.10(u) substantially in the form of Exhibit I-1 and (iii) the Glass CAD software to be licensed to Saint-Gobain Vetrotex International pursuant to the license agreements referred to in Section 5.10(u) substantially in the form of Exhibit I-3.

“SG Multiemployer Plan” means either a (i) multiemployer plan within the meaning of Section 3(37) of ERISA with respect to which Saint-Gobain or any SG Employment Affiliate has an obligation to contribute or has or could have withdrawal liability under Section 4201 of ERISA, or (ii) any plan maintained pursuant to a collectively-bargained agreement pursuant to which more than one employer contributes pursuant to which SG Acquired Subsidiaries could have liability with respect to underfunding or withdrawal liability, other than national, regional or industry-wide collective agreements.

“SG ND Negative Adjustment Amount” means, if the Adjusted Net Debt Amount is a negative amount, the amount by which the Adjusted Net Debt Amount is negative; for the avoidance of doubt, it being understood that the sign of such amount shall be negative for the purpose of the calculations set forth in this Agreement.

“SG ND Positive Adjustment Amount” means, if the Adjusted Net Debt Amount is a positive amount, the excess of the Adjusted Net Debt (stated as a positive number) above zero (0).

“SG Owned Metal Book Quantity” means the ownership quantity of Metal based on Saint-Gobain’s quantity ledger on the Closing Date as defined on Exhibit F.

“SG Pre-Reorganized Subsidiaries” means the entities listed on Schedule A-3.

“SG Reorganization” means the reorganization contemplated by Sections 2.03 and 2.04.

“SG R&C Intellectual Property” means the Intellectual Property:

(i) of Saint-Gobain and its Affiliates which is used or was used by the SG Acquired Subsidiaries, or

(ii) of Saint-Gobain and its Affiliates which is necessary, or

(iii) which is held by the SG Acquired Subsidiaries or the SG TS Subsidiaries for use, or

(iv) of the SG Acquired Subsidiaries and the SG TS Subsidiaries which could have been used by the SG Acquired Subsidiaries,

exclusively to develop, manufacture, use, market, distribute and sell Business Products in Saint-Gobain’s Business as conducted on or before the Closing Date, which shall include the Intellectual Property identified on Schedule A-4. For the avoidance of doubt, SG R&C

Intellectual Property includes all SG Acquired Intellectual Property. Notwithstanding the foregoing, SG R&C Intellectual Property shall exclude SG Third Party Intellectual Property.

“SG Textile Solutions Business” means the worldwide manufacture, sale, and distribution of “Glass Fiber Yarns” and “Textile Fabrics” as defined below:

“Glass Fiber Yarns” shall mean “Continuous Filament Products,” “Untwisted Products,” “Texturized Products,” and “Chopped Products,” as defined below:

“Continuous Filament Products” means products that are:

twisted and/or plied in a secondary operation with turns ≥ 5 turns per meter; or

wound on a textile bobbin or cops; or

sized with a starch based composition.

“Untwisted Products” means products that are:

made from:

E Glass batch formulation with boron oxide content >5.5%; or

C glass batch formulation (including Chinese C Glass); and are direct rovings with a linear density of TEX value of ≤ 300 g/km.

“Texturized Products” means air texturized glass fiber strands with a nominal diameter ≤ 14 micron.

“Chopped Products” means products that are made from the waste of Continuous Filament Products, Untwisted Products, and/or Texturized Products, provided that the chopped waste shall not exceed 3% of the production of the underlying product.

“Textile Fabrics” shall mean converted products which are:

(i) constructed from:

yarns; and/or

other continuous or chopped fibers such as glass carbon, synthetic polymers purchased from a third party; or potentially manufactured by Saint-Gobain or its Affiliates (so long as such continuous or chopped fibers manufactured by Saint-Gobain or its Affiliates are not Business Products, or are manufactured pursuant to a license from Owens Corning or its Affiliates); and

(ii) constructed as:

fabrics;

complexes;

scrims;

tapes;

wet laid mats, dry laid mats (provided that such dry laid mats are constructed from yarns and/or other continuous or chopped fibers made from C glass); and related structures;

but not as

chopped strand mats; or

continuous filaments mats; and

(iii) are sold into the following applications and/or markets:

Electronic applications:

printed circuit boards;

insulation (panels, wired); and

braiding;

Construction/housing applications:

mat for shingles;

asphalt reinforcements;

façade cladding, grids, laid scrim, insulation facing;

cement boards, gypsum board reinforcement (grids, open mesh);

wall covering;

flooring;

dry wall tape;

insect screening (PVC coated products, lineal assembled screens); and

fluorinated polymer (including PTFE) coated products; and

Industrial applications:

grinding wheels reinforcement;

filtration;

fluorinated polymers coated products;

geotextiles (road reinforcement and civil engineering);

industrial wipes, medical clothing fabrics; and

coating and laminating.

“SG Third Party Intellectual Property” means the third party Intellectual Property licensed to the SG Acquired Subsidiaries pursuant to the license agreements listed in Schedule A-5.

“SG Total Adjustment” means the positive or negative amount derived from the sum of (i) the SG WC Positive Adjustment Amount or the SG WC Negative Adjustment Amount, as relevant and (ii) the SG ND Positive Adjustment Amount or the SG ND Negative Adjustment Amount, as relevant.

“SG TS Subsidiaries” means the Subsidiaries of Saint-Gobain, following the SG Reorganization, that are engaged in the Saint-Gobain Textile Solutions Business.

“SG Unfunded Base Amount” means USD7,800,000.

“SG WC Negative Adjustment Amount” means the amount, if any, by which (A) the Adjusted Net Working Capital is less than (B) the Working Capital Threshold Amount; it being understood that the sign of such amount shall be negative for the purpose of the calculations set forth in this Agreement.

“SG WC Positive Adjustment Amount” means the amount, if any, by which (A) the Adjusted Net Working Capital Amount exceeds (B) the Working Capital Threshold Amount (as adjusted), not to exceed USD20,000,000.

“Sponge” means platinum or rhodium, as applicable, in powder form.

“Subsidiary” as it relates to any Person, means with respect to such Person, any other Person of which the specified Person, either directly or through or together with any other of its Subsidiaries, owns more than 50% of the voting power in the election of directors or their equivalents or otherwise having the power to direct the business and policies of that Person, other than as affected by events of default.

“Subsidiary Transferor” means Saint-Gobain or an Affiliate of Saint-Gobain that is the record holder of the outstanding ownership interests in an SG Acquired Subsidiary.

“Tax Authority” means a Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means all returns (including information returns), declarations, reports, estimates and statements regarding Taxes required to be filed with any Tax Authority.

“Taxes” means, in respect of any applicable jurisdiction, all United States federal, state, county, local, municipal and non-United States taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, premium, property, abandoned property, escheat, customs, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative minimum, occupation, recapture and other taxes, and including all interest, penalties and additions imposed with respect to such amounts, and all amounts payable pursuant to any Contract with respect to Taxes.

“Transaction Documents” means this Agreement, the Asbestos Indemnity Agreement, the Asbestos Guaranty, the Master Transition Services Agreement, the Local Transition Services Agreements, the SG Intellectual Property License Agreements, the SG Leased Real Property Assignment Agreements, the Product Supply Agreements, the IT Transition Services Agreement, the Master General Services Agreement, the Local General Services Agreements all of the documents executed in accordance with the reorganizations described in Exhibit C, any transfer documents executed in connection with the transfer of the SG Acquired Subsidiaries and any other agreement or instrument to be entered into pursuant to the terms of this Agreement or otherwise reasonably requested by either Party to delivered in connection with the Contemplated Transactions, including the reorganizations described in Exhibit C and any exhibits or attachments to any of the foregoing, as the same may be amended from time to time.

“Transferred DB Plan” means, in any jurisdiction, each Pension Plan, as applicable, transferred which provides DB Benefits and which relates solely to the relevant Transferred

Employees and which will be assumed by Owens Corning or its Subsidiaries on completion of the transactions envisaged by this Agreement.

“Transferred DC Plan” means, in any jurisdiction, each Pension Plan, as applicable, transferred which provides DC Benefits and which relates solely to the relevant Transferred Employees and which will be assumed by Owens Corning or its Subsidiaries on completion of the transactions envisaged by this Agreement.

“Transferred Plans” means, in any jurisdiction, the Transferred DB Plans and the Transferred DC Plans.

“USD” means United Stated Dollars.

“U.S. GAAP” means United States Generally Accepted Accounting Principles as in effect on the date of this Agreement.

“US IP Holdco” means Owens-Corning Fiberglas Technology II, LLC, a limited liability company incorporated under the laws of Delaware.

“Working Capital Threshold Amount” means the equivalent amount in USD of EUR 133,500,000 (which such amount has been derived from the SG Reference Date Balance Sheet), using the USD/EUR European Central Bank rate as of the Closing Date, plus the Metal Shortfall Amount.

(b) “To the knowledge,” “known by,” “known” or “knowingly” (and any similar phrase) means with respect to Saint-Gobain, to the actual knowledge of the Saint-Gobain individuals listed in Schedule A-6, and, when used in a representation and warranty, shall be deemed to include a representation that a reasonable investigation or inquiry of the subject matter thereof has been made of such individuals.

(c) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Actuaries	8.04(a)(ii)(A)
Acquired Manufacturing Facilities	5.10(d)
Adjusted Net Debt Amount	3.04(a)
Adjusted Net Working Capital Amount	3.04(a)
Adjusted OC Pre-Close Unfunded Liability	8.04(a)(ii)(B)
Agreement	Preamble
Benefits Schedules	8.01(b)(ii)
Boycott Countries	4.02(w)
Carve-out Facilities	5.10(g)
Closing	3.02
Consent Failure	3.06
Disclosure Notice	10.04
Dispute	13.14(a)

Embargoed Countries	4.02(w)
Excess Cash	6.13(b)
Excluded Materials	5.10(f)
Excluded Technology	5.10(f)
ICC	13.14(b)
ICC Rules	13.14(b)
IMTSA	Preamble
Inactive Employees	8.01(a)
Indemnified Claim	11.03(a)
Indemnified Party	11.03(a)
Indemnifying Party	11.03(a)
Indemnity Caps	11.04(c)(ii)
Indemnity Threshold	11.04(a)(ii)
Joint Venture	Preamble
JVA	Preamble
Key OC Employee	8.10(a)
Key SG Employee	8.10(b)
Know How Material	5.10(d)
MCA	Preamble
Non-Compete Period	5.12(a)
Notice Date	5.12(e)
OC DB Plans	8.04(a)(ii)(A)
OC Environmental Claim	11.04(e)
OC Indemnified Parties	11.02(b)
OC Indemnity Cap	11.04(a)(ii)
OC Pre-Close Unfunded Liabilities	8.04(a)(ii)(A)
OC Topco	Preamble
OC Transferred DB Plans	8.04(a)(ii)(A)
OC Unfunded Liabilities	8.04(a)(ii)(A)
Option Agreement	Preamble
Owens Corning	Preamble
Parties	Preamble
Party	Preamble
PCT	5.10(o)
Pre-Closing Period	6.05(c)
Prohibited Asset	5.12(c)
Proposed Adjusted Net Debt Amount	3.04(a)
Proposed Adjusted Net Working Capital Amount	3.04(a)
Purchased Assets	2.01
Purchase Price	2.02
ROFO Transferor’s Notice	5.12(e)
ROFO Notice	5.12(e)
ROFO Notice Date	5.12(e)
Saint-Gobain	Preamble
SG Employee	4.02(s)(i)
SG Financial Statements	4.02(f)

SG Indemnified Parties	11.02(a)
SG Indemnity Cap	11.04(c)(ii)
SG Leased Real Property	4.02(h)(iv)
SG Material Customer	4.02(z)
SG Material Supplier	4.02(z)
SG Owned Real Property	4.02(h)(iii)
SG Pre-Close Unfunded Liabilities	8.04(a)(ii)(A)
SG Reference Date Balance Sheet	4.02(f)
SG Reorganized Subsidiaries	2.03(b)
SG Topco	Preamble
SG Transferred DB Plans	8.04(a)(ii)(A)
SG Unfunded Liabilities	8.04(a)(ii)(A)
SGCV	5.10(t)
SGVI	5.10(t)
Straddle Period	6.05(c)
Surviving Representations or Covenants	11.01(c)
Tax Claim	6.05(g)
Tax Indemnifying Party	6.05(g)(i)
Third Party Claim	11.03(a)
Transferred Employee	8.01(9)
Unaffiliated Firm	3.04(a)
Undisclosed Contracts	6.07